UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Noble Energy, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

TRANSACTION PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Noble Energy, Inc.:

On July 20, 2020, Noble Energy, Inc. (“Noble Energy”), Chevron Corporation (“Chevron”) and Chelsea Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), entered into a merger agreement under which, upon the terms and subject to the conditions set forth therein, Merger Subsidiary will merge with and into Noble Energy, with Noble Energy surviving as a direct, wholly-owned subsidiary of Chevron (the “merger”). If the merger is completed, Noble Energy stockholders will receive, in exchange for each share of Noble Energy common stock held immediately prior to the merger, 0.1191 of a share of Chevron common stock. The Noble Energy Board of Directors (the “Noble Energy Board”) has unanimously approved the merger agreement and recommends that Noble Energy stockholders vote in favor of adopting the merger agreement.

Based on Chevron’s closing stock price on August 24, 2020, the most recent practicable date for which such information was available, the merger consideration represented approximately $10.39 in value per share of Noble Energy common stock, which represents a premium of approximately 7.6% over Noble Energy’s closing stock price on July 17, 2020, the last trading day before the public announcement of the execution of the merger agreement with Chevron. The value of the merger consideration to be received in exchange for each share of Noble Energy common stock will fluctuate with the market value of Chevron common stock until the transaction is complete. The common stock of Noble Energy is listed on the Nasdaq Global Select Market under the symbol “NBL”. The common stock of Chevron is listed on the New York Stock Exchange under the symbol “CVX”. Upon completion of the merger, former Noble Energy stockholders are expected to own approximately 3.0% of the then outstanding Chevron common stock, based on Chevron’s outstanding equity as of August 24, 2020.

The merger cannot be completed without approval of the proposal to adopt the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon. Because of this, Noble Energy is holding a special meeting of its stockholders on October 2, 2020 to vote on the proposal necessary to complete the merger. Information about the meeting, the merger, the merger agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. The Noble Energy Board has fixed the close of business on August 21, 2020 as the record date for the determination of Noble Energy stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Noble Energy common stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 33.

The Noble Energy Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Noble Energy stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the Noble Energy stockholders for adoption at a meeting of such stockholders, and unanimously recommends that Noble Energy stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Your vote is very important regardless of the number of shares of Noble Energy common stock that you own.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

In light of public health concerns regarding the coronavirus (COVID-19) outbreak and in consideration of medical and governmental recommendations and orders limiting the number of persons that may gather at public events, the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

Thank you for your continued support, interest and investment in Noble Energy.

Very truly yours,

David L. Stover

Chairman of the Board and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated August 26, 2020, and is first being mailed to stockholders of Noble Energy on or about August 26, 2020.

1001 Noble Energy Way

Houston, Texas 77070

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October 2, 2020

To the Stockholders of Noble Energy, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Noble Energy, Inc., a Delaware corporation (“Noble Energy”), which will be held at 10:00 a.m., Central Time, on October 2, 2020, virtually at www.virtualshareholdermeeting.com/NBL2020SM, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 20, 2020, by and among Chevron Corporation, a Delaware corporation (“Chevron”), Chelsea Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), and Noble Energy (as it may be amended from time to time, the “merger agreement”), which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 42 and 98, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part (the “merger proposal”);

•

to vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

Noble Energy will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the Noble Energy Board of Directors (the “Noble Energy Board”). Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

In light of public health concerns regarding the coronavirus (COVID-19) outbreak and in consideration of medical and governmental recommendations and orders limiting the number of persons that may gather at public events, the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

The Noble Energy Board has fixed the close of business on August 21, 2020 as the record date for the special meeting. Only Noble Energy stockholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the special meeting will be available for a period of at least ten days prior to the special meeting. If you would like to inspect the list of Noble Energy stockholders of record, please call the Investor Relations department at (281) 872-3100 to schedule an appointment or request access. A certified list of eligible Noble Energy stockholders will be available for inspection during the special meeting at www.virtualshareholdermeeting.com/NBL2020SM by entering the control number provided on your proxy card, voting instruction form or notice.

Completion of the merger is conditioned on adoption of the merger agreement by the Noble Energy stockholders, which requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon.

The Noble Energy Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Noble

Energy stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the Noble Energy stockholders for adoption at a meeting of such stockholders and unanimously recommends that Noble Energy stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Your vote is very important regardless of the number of shares of Noble Energy common stock that you own. If you plan to attend the special meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the special meeting virtually, we urge you to submit your vote in advance of the meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Noble Energy common stock may vote virtually at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 33.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of Noble Energy common stock, please contact Noble Energy’s proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

Email: NBL@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

By Order of the Noble Energy Board of Directors,

Rachel G. Clingman

Senior Vice President, General Counsel and

Corporate Secretary

August 26, 2020

Houston, Texas

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Chevron and Noble Energy from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 145.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to Noble Energy:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, TX 77070

Attention: Investor Relations

Telephone: (281) 872-3100

For information related to Chevron:

Chevron Corporation

6001 Bollinger Canyon Rd., Building A

San Ramon, California 94583

Attention: Investor Relations

Telephone: (925) 842-5690

To receive timely delivery of the documents in advance of the special meeting of Noble Energy stockholders, you should make your request no later than September 25, 2020, which is five business days before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by Chevron with the SEC by accessing Chevron’s website at www.chevron.com under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by Noble Energy with the SEC by accessing Noble Energy’s website at www.nblenergy.com under the tab “Investors” and then under the heading “Financial Information.”

We are not incorporating the contents of the websites of the SEC, Chevron, Noble Energy or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Chevron (File No. 333-244369), constitutes a prospectus of Chevron under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.75 per share, of Chevron (“Chevron common stock”) to be issued to Noble Energy stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Noble Energy under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting, at which Noble Energy stockholders will be asked to consider and vote on the adoption of the merger agreement and other related proposals.

Chevron has supplied all information contained in, and incorporated by reference into, this proxy statement/prospectus relating to Chevron and Merger Subsidiary, and Noble Energy has supplied all such information relating to Noble Energy.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. Chevron and Noble Energy have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this proxy statement/prospectus. Chevron and Noble Energy take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated August 26, 2020, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Noble Energy stockholders nor the issuance by Chevron of shares of Chevron common stock pursuant to the merger agreement will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting of Noble Energy stockholders (the “special meeting”). They may not include all of the information that is important to stockholders of Noble Energy. Noble Energy stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145 of this proxy statement/prospectus.

Q: What is the merger?

Chevron Corporation (“Chevron”), Chelsea Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), and Noble Energy, Inc. (“Noble Energy”) have entered into an Agreement and Plan of Merger, dated as of July 20, 2020 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of Noble Energy by Chevron. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement and described in this proxy statement/prospectus, Merger Subsidiary will merge with and into Noble Energy, with Noble Energy continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron (the “merger” or the “transaction”).

As a result of the merger, Noble Energy will become a direct, wholly-owned subsidiary of Chevron and will no longer be a publicly held company. Following the merger, Noble Energy common stock will be delisted from the Nasdaq Global Select Market (“Nasdaq”) and will be deregistered under the Exchange Act, after which Noble Energy will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of Noble Energy common stock.

Q: Why am I receiving these materials?

Chevron and Noble Energy are sending these materials to Noble Energy stockholders to help them decide how to vote their shares of Noble Energy common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless Noble Energy stockholders adopt the merger agreement with the affirmative vote of the holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon. Noble Energy is holding a special meeting of its stockholders to vote on the proposal to adopt the merger agreement and other related proposals. Information about this special meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Noble Energy and a prospectus of Chevron. It is a proxy statement because the board of directors of Noble Energy (the “Noble Energy Board”) is soliciting proxies from its stockholders. It is a prospectus because Chevron will issue shares of its common stock in exchange for outstanding shares of Noble Energy common stock in the merger.

Q: What will Noble Energy stockholders receive in the merger?

In the merger, Noble Energy stockholders will receive 0.1191 (the “exchange ratio”) of a validly issued, fully paid and non-assessable share of Chevron common stock (the “merger consideration”) for each share of Noble Energy common stock (other than (i) shares of Noble Energy common stock held by Chevron, Noble Energy, Merger Subsidiary or any of their respective direct or indirect wholly-owned subsidiaries (“cancelled shares”) and (ii) certain shares of Noble Energy common stock subject to stock-based awards that will be treated in the manner described under the heading “The Merger—Treatment of Noble Energy Stock Options and Other Stock-

Based Awards”). This exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either company before the merger is complete. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of either Chevron or Noble Energy with a record date between the date of the merger agreement and the completion of the merger. No fractional shares of Chevron common stock will be issued in connection with the merger. Each holder of Noble Energy common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock immediately prior to the effective time of the merger will have the right to receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (x) the aggregate number of shares of Chevron common stock to be delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (y) the aggregate number of whole shares of Chevron common stock to be distributed to the holders of certificates or book-entry shares previously representing any such shares of Noble Energy common stock pursuant to the merger agreement. Chevron stockholders will continue to own their existing shares of Chevron common stock, the form of which will not be changed by the transaction. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 99.

Q: What equity stake will Noble Energy stockholders hold in Chevron immediately following the merger?

Upon the completion of the merger, based on the exchange ratio, the estimated number of shares of Chevron common stock issuable as the merger consideration is approximately 58 million shares, which will result in former Noble Energy stockholders holding approximately 3.0% of the outstanding fully diluted Chevron common stock based on the number of outstanding shares of common stock and outstanding stock-based awards of Chevron and Noble Energy as of August 24, 2020, the most recent practicable date for which such information was available.

For more details on the merger consideration and the treatment of Noble Energy stock options and stock-based awards, see “The Merger Agreement—Merger Consideration” beginning on page 99 and “The Merger Agreement—Merger Consideration—Treatment of Noble Energy Stock Options and Other Stock-Based Awards” beginning on page 101, respectively.

Q: When do Noble Energy and Chevron expect to complete the merger?

Chevron and Noble Energy are working to complete the merger as soon as practicable and currently expect that the transaction will be completed early in the fourth quarter of 2020. Neither Chevron nor Noble Energy can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 117.

Q: Is Chevron’s obligation to complete the merger subject to Chevron receiving financing?

No. Chevron’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the merger.

Q: What happens if the merger is not completed?

If the merger agreement is not adopted by Noble Energy stockholders or if the merger is not completed for any other reason, Noble Energy stockholders will not receive any consideration for their shares of Noble Energy common stock. Instead, Noble Energy will remain an independent public company, Noble Energy common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Noble Energy will continue to file periodic reports with the SEC. Under specific circumstances, Noble Energy may be required to pay Chevron a termination fee of $176,295,000. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 117.

Q: Will the shares of Chevron common stock I acquire in the merger receive a dividend?

After the closing of the merger, as a holder of Chevron common stock, you will receive the same dividends on shares of Chevron common stock that all other holders of shares of Chevron common stock will receive with any dividend record date that occurs after the closing of the merger.

Q: Will I continue to receive dividends in respect of my shares of Noble Energy common stock?

Prior to the closing of the merger, Noble Energy and Chevron will coordinate regarding the declaration and payment of dividends in respect of their common stock and the record dates and payment dates relating thereto, so as to ensure that you do not receive two dividends, or fail to receive one dividend, in any quarter with respect to your shares of Noble Energy common stock and the Chevron common stock that you receive in exchange therefor in the merger.

After the closing of the merger, former Noble Energy stockholders who hold Noble Energy share certificates will not be entitled to be paid dividends otherwise payable on the shares of Chevron common stock into which their shares of Noble Energy common stock are exchangeable until they surrender their Noble Energy share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their Noble Energy share certificates.

After the closing of the merger, all Chevron dividends will remain subject to approval by Chevron’s board of directors (the “Chevron Board”).

Q: What am I being asked to vote on, and why is this approval necessary?

Noble Energy stockholders are being asked to vote on the following proposals:

1.

a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 42 and 98, respectively (the “merger proposal”);

2.

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

3.

a proposal to approve the adjournment of the Noble Energy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

Approval of the merger proposal by the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon is required for completion of the merger. The completion of the merger is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal.

Q: What vote is required to approve each proposal at the special meeting?

The merger proposal: The affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon is required to approve the merger proposal (the “Noble Energy stockholder approval”).

The merger-related compensation proposal: The affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the advisory (non-binding) merger-related compensation proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Noble Energy or Chevron. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable to Noble Energy’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Noble Energy’s stockholders.

The adjournment proposal: The affirmative vote of the holders of a majority of the outstanding shares of Noble Energy common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal. If Noble Energy stockholders approve the adjournment proposal, subject to the terms of the merger agreement, Noble Energy could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from Noble Energy stockholders who have previously voted. Noble Energy does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws, as amended (“Noble Energy’s By-Laws”).

Q: What happens if the non-binding, advisory merger-related compensation proposal is not approved?

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Noble Energy or Chevron. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable to Noble Energy’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Noble Energy’s stockholders.

Q: What constitutes a quorum?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Brokers, banks or other nominees that hold shares for beneficial owners do not have discretionary authority to vote the shares as to any matter at the meeting without receiving voting instructions from the beneficial owners. Such shares will be considered to be broker non-votes and will not be counted as present for quorum purposes.

A quorum is necessary to transact business at the special meeting. Noble Energy’s By-Laws provide that if a quorum fails to attend any meeting, the stockholders who are present in person or by proxy and entitled to vote at the special meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum is present. If the adjournment is for more than 30 days or if after the adjournment, a new record date is fixed for the adjourned meeting, Noble Energy will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q: How does the Noble Energy Board recommend that I vote?

The Noble Energy Board unanimously recommends that Noble Energy stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q: What do I need to do now?

After carefully reading and considering the information contained in and incorporated by reference into, this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the accompanying proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your Noble Energy stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your Noble Energy stock certificates in exchange for shares of Chevron common stock from the exchange agent.

Please carefully consider the information contained in, and incorporated by reference into, this proxy statement/prospectus. Whether or not you plan to attend the special meeting, Noble Energy encourages you to submit your proxy to vote via the internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Q: How can I attend the special meeting?

Stockholders as of the close of business on August 21, 2020 (the “record date”) may attend, vote and submit questions virtually at the special meeting by logging in at www.virtualshareholdermeeting.com/NBL2020SM. To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Q: How do I vote?

If you are a stockholder of record of Noble Energy as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•	Telephone-use the toll-free number shown on your proxy card;

•	Internet-visit the website shown on your proxy card to vote via the internet; or

•	Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/NBL2020SM. If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name” and you intend to vote at the special meeting, you may cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/NBL2020SM. Your vote at the special meeting will revoke any proxy previously submitted on your behalf by your broker, bank or other nominee.

The meeting will begin promptly at 10:00 a.m., Central Time, on October 2, 2020. Noble Energy encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

Even if you plan to attend the special meeting, Noble Energy recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q: When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

The special meeting of Noble Energy stockholders will be held virtually at www.virtualshareholdermeeting.com/NBL2020SM at 10:00 a.m., Central Time, on October 2, 2020. Online access will begin at 9:45 a.m., Central Time, and Noble Energy encourages its stockholders to access the meeting prior to the start time.

Noble Energy has chosen to hold the special meeting solely via the Internet and not in a physical location given the public health impact of coronavirus (COVID-19) and the desire to promote the health and safety of their respective stockholders, directors, officers, employees and other constituents.

Even if you plan to attend the special meeting, Noble Energy recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of Noble Energy common stock are registered directly in your name with the transfer agent of Noble Energy, Computershare Trust Company N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Noble Energy or to a third party to vote at the special meeting.

If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee will send you, as the beneficial owner, voting instruction forms for you to use in directing the broker, bank or other nominee in how to vote your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting and you may cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/NBL2020SM.

Q: If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to Noble Energy. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use. You may also cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/NBL2020SM.

Nasdaq permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Nasdaq does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a Noble Energy stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect votes cast “AGAINST” this proposal;

•

your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

Q: What if I fail to vote or abstain?

For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting virtually and does not vote or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

Merger-related compensation proposal: An abstention will have the same effect as a vote cast “AGAINST” the merger-related compensation proposal. If a Noble Energy stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the merger-related compensation proposal (assuming a quorum is present).

Adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the adjournment proposal. If a Noble Energy stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the adjournment proposal (assuming a quorum is present).

Q: What will happen if I return my proxy card or voting instruction form without indicating how to vote?

If you sign and return your proxy card or voting instruction form without indicating how to vote on any particular proposal, the Noble Energy common stock represented by your proxy will be voted as recommended by the Noble Energy Board with respect to that proposal.

If you hold shares of Noble Energy common stock in any Noble Energy benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plan will not vote your benefit plan shares.

Q: May I change or revoke my vote after I have delivered my proxy card or voting instruction form?

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

(1)	submitting a proxy at a later time by internet or telephone until 11:59 p.m., Eastern Time, on October 1, 2020;

(2)	signing and returning a new proxy card with a later date;

(3)	voting virtually at the special meeting; or

(4)

delivering, before 6:00 p.m., Eastern Time, on October 1, 2020, to Noble Energy’s Corporate Secretary at Noble Energy’s executive offices at 1001 Noble Energy Way, Houston, Texas 77070, written revocation of your most recent proxy.

If you are a street name stockholder (for example, if your shares are held in the name of a broker, bank or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Q: What are the material U.S. federal income tax consequences of the merger?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Chevron and Noble Energy intend to report the merger consistent with such qualification. In such case, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) of Noble Energy common stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Noble Energy common stock for Chevron common stock (except for any gain (but not loss) recognized with respect to any cash received in lieu of a fractional share of Chevron common stock). Such treatment depends, in part, upon the conclusion that Noble Energy’s outstanding debentures maturing in 2097 (the “Debentures”) constitute indebtedness, and not equity, for U.S. federal income tax purposes. Noble Energy believes that under current law the Debentures constitute indebtedness for U.S. federal income tax purposes, has consistently reported the Debentures as indebtedness for U.S. federal income tax purposes on its U.S. federal income tax returns and has otherwise treated the Debentures consistently with such characterization. The matter is not, however, free from doubt, and there is no controlling authority on the question. If the Internal Revenue Service (the “IRS”) were successfully to assert that the Debentures constitute equity rather than indebtedness for U.S. federal income tax purposes, the merger would generally be treated as a taxable transaction in which U.S. holders of Noble Energy common stock would recognize gain or loss for U.S. federal income tax purposes. Noble Energy and Chevron have not sought, and will not seek, any ruling from the IRS regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 93 for additional information. As provided in the merger agreement, none of Chevron, Noble Energy or any subsidiary of either will have any liability to any Noble Energy stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Q: Am I entitled to exercise appraisal rights in connection with the merger instead of receiving the merger consideration for my shares of Noble Energy common stock?

Noble Energy stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger—No Appraisal Rights” beginning on page 92.

Q: What will happen to Noble Energy stock options and other stock-based awards?

Upon completion of the merger:

•

Each outstanding option to purchase shares of Noble Energy common stock (a “Noble Energy stock option”) will be converted into an option to acquire, on the same terms and conditions as were applicable under such Noble Energy stock option immediately prior to the completion of the merger (including any provisions for acceleration), the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger by (ii) the merger consideration.

The exercise price per share of Chevron common stock subject to any such converted Noble Energy stock option at and after completion of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger divided by (ii) the merger consideration.

•

Each outstanding award of cash-settled restricted stock units that corresponds to shares of Noble Energy common stock (a “Noble Energy RSU award”), will be converted into a restricted stock unit award (a “Chevron RSU award”), on the same terms and conditions as were applicable under such Noble Energy RSU award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RSU award immediately prior to the completion of the merger by (ii) the merger consideration.

•

Each award of shares of restricted Noble Energy common stock, subject to vesting, repurchase or other lapse restriction solely based on continued service (a “Noble Energy RS award”), will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy RS award immediately prior to the completion of the merger (including any provisions for acceleration) with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RS award immediately prior to the completion of the merger by (ii) the merger consideration.

•

Each award of notional shares of restricted Noble Energy common stock, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (a “Noble Energy PS award”), will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy PS award immediately prior to the completion of the merger (other than any performance-based vesting conditions), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy PS award (assuming that any performance-based vesting conditions applicable to such Noble Energy PS award for any performance period that has not been completed as of the effective time of the merger are achieved at the greater of “target” performance or actual performance as of the effective time of the merger) by (ii) the merger consideration.

•

Any amounts relating to dividend equivalent rights, if any, granted with respect to the foregoing Noble Energy equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger.

Q: What happens if I sell my shares of Noble Energy common stock after the record date but before the special meeting?

The record date for the special meeting (the close of business on August 21, 2020) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Noble Energy common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Noble Energy stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Chevron and Noble Energy contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q: What should I do if I receive more than one set of voting materials?

If you hold shares of Noble Energy common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of Noble Energy common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Noble Energy common stock are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.

Q: Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc. (“Broadridge”), an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of election for the special meeting.

Q: Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Noble Energy intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for Noble Energy, at:

1407 Broadway, 27th Floor

New York, New York 10018

Email: NBL@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Chevron and Noble Energy urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional important information, which Chevron and Noble Energy also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145. Unless stated otherwise, all references in this proxy statement/prospectus to Chevron are to Chevron Corporation, all references to Noble Energy are to Noble Energy, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 20, 2020, by and among Chevron Corporation, Chelsea Merger Sub Inc. and Noble Energy, Inc., a copy of which is attached as Annex A to this proxy statement/prospectus.

Information about the Companies

Chevron

Chevron is a global energy company that explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of Chevron’s operations. It has substantial business activities in Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Colombia, Indonesia, Kazakhstan, Myanmar, Nigeria, the Partitioned Zone between the Kingdom of Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations.

Chevron has two business segments —Upstream and Downstream. Its upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Its downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives. The upstream and downstream activities of Chevron and its equity affiliates are widely dispersed geographically, with operations and projects* in North America, South America, Europe, Africa, Asia and Australia.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this proxy statement/prospectus. Chevron’s common stock is publicly traded on the NYSE, under the ticker symbol “CVX.” Additional information about Chevron is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145.

*

As used in this proxy statement/prospectus, the term “project” may describe new upstream development activity, individual phases in a multiphase development, maintenance activities, certain existing assets, new investments in downstream and chemicals capacity, investments in emerging and sustainable energy activities, and certain other activities. All of these terms are used for convenience only and are not intended as a precise description of the term “project” as it relates to any specific governmental law or regulation.

Noble Energy

Noble Energy is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to stockholders. Noble Energy operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment.

Noble Energy operates its business through the following segments: US onshore; Eastern Mediterranean; West Africa; Other International; and Midstream. The Midstream segment includes the consolidated accounts of Noble Midstream Partners LP (“Noble Midstream”), whose common units are publicly traded on Nasdaq under the ticker symbol “NBLX.” The geographical reportable segments (US onshore, Eastern Mediterranean, West Africa and Other International) are in the business of crude oil and natural gas acquisition and exploration, development, and production. The Midstream reportable segment develops, owns and operates domestic midstream infrastructure assets, as well as invests in other midstream projects, with current focus areas being the DJ and Delaware Basins.

Noble Energy is incorporated in Delaware. Its principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070 and its telephone number is (281) 872-3100. Noble Energy’s website address is www.nblenergy.com. Information contained on Noble Energy’s website does not constitute part of this proxy statement/prospectus. Noble Energy’s common stock is publicly traded on Nasdaq, under the ticker symbol “NBL.” Additional information about Noble Energy is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145.

Merger Subsidiary

Merger Subsidiary, a direct, wholly-owned subsidiary of Chevron, is a Delaware corporation incorporated on July 17, 2020 for the purpose of effecting the merger. Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Subsidiary are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

The Merger

On July 20, 2020, Chevron, Noble Energy and Merger Subsidiary entered into the merger agreement, which provides that upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Subsidiary will merge with and into Noble Energy, with Noble Energy continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron.

Merger Consideration

In the merger, each share of Noble Energy common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) cancelled shares and (ii) certain shares of Noble Energy common stock subject to stock-based awards that will be treated in the manner described under the heading “The Merger—Treatment of Noble Energy Stock Options and Other Stock-Based Awards”) will be converted into the right to receive the merger consideration, consisting of 0.1191 of a validly issued, fully paid and non-assessable share of Chevron common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the closing of the merger. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of either Chevron or Noble Energy with a record date between the date of the merger agreement and the completion of the merger. No fractional shares of Chevron common stock will be issued in connection with the merger. Each holder of Noble Energy common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock immediately prior to the effective time of the merger will have the right to receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (i) the aggregate number of shares of Chevron common stock to be delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (ii) the aggregate number of whole shares of Chevron common stock to be distributed to the holders of certificates or book-entry shares previously representing any such shares of Noble Energy common stock pursuant to the merger agreement.

Chevron stockholders will continue to own their existing shares of Chevron common stock, the form of which will not be changed by the transaction.

Treatment of Noble Energy Stock Options and Other Stock-Based Awards

Upon completion of the merger, each outstanding Noble Energy stock option will be converted into an option to acquire, on the same terms and conditions as were applicable under such Noble Energy stock option immediately prior to the completion of the merger (including any provisions for acceleration), the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger by (ii) the merger consideration.

The exercise price per share of Chevron common stock subject to any such converted Noble Energy stock option at and after completion of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger divided by (ii) the merger consideration.

Upon completion of the merger, each outstanding cash-settled Noble Energy RSU award will be converted into a Chevron RSU award on the same terms and conditions as were applicable under such Noble Energy RSU award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RSU award immediately prior to the completion of the merger by (ii) the merger consideration.

Upon completion of the merger, each outstanding Noble Energy RS award will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy RS award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RS award immediately prior to the completion of the merger by (ii) the merger consideration.

Upon completion of the merger, each outstanding Noble Energy PS award, will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy PS award immediately prior to the completion of the merger (other than any performance-based vesting conditions), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy PS award (assuming that any performance-based vesting conditions applicable to such Noble Energy PS award for any performance period that has not been completed as of the effective time of the merger are achieved at the greater of “target” performance or actual performance as of the effective time of the merger) by (ii) the merger consideration.

Any amounts relating to dividend equivalent rights, if any, granted with respect to the foregoing Noble Energy equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger.

For a more complete discussion of the treatment of Noble Energy stock options, Noble Energy RSU awards, Noble Energy RS awards or Noble Energy PS awards, see “The Merger Agreement—Merger Consideration—Treatment of Noble Energy Stock Options and Other Stock-Based Awards” beginning on page 101.

Recommendations of the Noble Energy Board

After careful consideration, the Noble Energy Board unanimously recommends that holders of Noble Energy common stock vote “FOR” the merger proposal.

After careful consideration, the Noble Energy Board unanimously recommends that holders of Noble Energy common stock vote “FOR” the merger-related compensation proposal.

After careful consideration, the Noble Energy Board unanimously recommends that holders of Noble Energy common stock vote “FOR” the adjournment proposal.

For a more complete description of the Noble Energy Board’s reasons for the transaction and the recommendation of the Noble Energy Board, see “The Merger—Noble Energy Board’s Recommendation and Its Reasons for the Transaction” beginning on page 57.

Opinion of Noble Energy’s Financial Advisor

At the meeting of the Noble Energy Board on July 19, 2020, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”), the financial advisor of Noble Energy in connection with the merger, rendered its oral opinion to the Noble Energy Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion to the Noble Energy Board, dated as of July 20, 2020, that, as of such date, the consideration to be paid to the holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 20, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Noble Energy’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Noble Energy Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of Noble Energy common stock in the merger and did not address any other aspect of the merger. The opinion does not constitute a recommendation to any shareholder of Noble Energy as to how such shareholder should vote with respect to the proposed merger or any other matter.

For a description of the opinion that the Noble Energy Board received from J.P. Morgan, see “The Merger—Opinion of Noble Energy’s Financial Advisor” beginning on page 64. A copy of the opinion of J.P. Morgan, Noble Energy’s financial advisor, is attached as Annex B to this proxy statement/prospectus.

Interests of Directors and Executive Officers of Noble Energy in the Merger

You should be aware that some of the directors and executive officers of Noble Energy have interests in the merger that are different from, or are in addition to, the interests of stockholders generally. These interests include the following:

•

The executive officers of Noble Energy have arrangements with Noble Energy that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger;

•

The directors of Noble Energy have arrangements with Noble Energy that provide for accelerated vesting of certain equity-based awards if their service if terminated under certain circumstances following the completion of the merger; and

•

Executive officers and directors of Noble Energy have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger.

The Noble Energy Board was aware of these additional interests by their directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the applicable merger-related proposals. For a further discussion of the interests of Noble Energy directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and Noble Energy intend to report the merger consistent with such qualification. However, it is not a condition to Noble Energy’s obligation or Chevron’s obligation to complete the transactions that the merger be treated as a “reorganization.” Such treatment depends, in part, upon the conclusion that the Debentures constitute indebtedness, and not equity, for U.S. federal income tax purposes. Noble Energy believes that under current law the Debentures constitute indebtedness for U.S. federal income tax purposes, has consistently reported the Debentures as indebtedness for U.S. federal income tax purposes on its U.S. federal income tax returns and has otherwise treated the Debentures consistently with such characterization. The matter is not, however, free from doubt, and there is no controlling authority on the question. If the IRS were successfully to assert that the Debentures constitute equity rather than indebtedness for U.S. federal income tax purposes, the merger would generally be treated as a taxable transaction in which U.S. holders of Noble Energy common stock would recognize gain or loss for U.S. federal income tax purposes. Noble Energy and Chevron have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 93 for additional information. As provided in the merger agreement, none of Chevron, Noble Energy or any subsidiary of either will have any liability to any Noble Energy stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of Noble Energy by Chevron under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “The Merger—Accounting Treatment of the Merger” beginning on page 90.

No Appraisal Rights

Noble Energy stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger—No Appraisal Rights” beginning on page 92.

Regulatory Approvals Required for the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and the HSR Act waiting period is terminated or expires. On August 3, 2020, Chevron and Noble Energy each filed their respective requisite notification and report form under the HSR Act with the DOJ and the FTC. On August 20, 2020, Chevron and Noble Energy received notice of early termination of the applicable waiting period under the HSR Act.

Completion of the merger is further subject to the approval of the Communauté Économique et Monétaire de l’Afrique Centrale (“CEMAC”) or the waiver of this condition. CEMAC will review the merger to confirm that it is not likely to substantially lessen competition, which is a similar standard to those used by other major antitrust authorities. On August 20, 2020, Chevron made its filing with CEMAC.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after the merger agreement has been adopted by the stockholders of Noble Energy. The parties currently expect to complete the transaction early in the fourth quarter of 2020. However, it is possible that factors outside of each company’s control could require them to complete the transaction at a later time or not to complete it at all.

In addition to the approval of the merger proposal by Noble Energy stockholders and the affirmative approval of CEMAC, each party’s obligation to complete the merger is also subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of other conditions, including: the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC), approval of the listing on the NYSE of the Chevron common stock to be issued in the merger, the absence of any legal or regulatory prohibition on completion of the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects and delivery of an officer’s certificate by the other party certifying satisfaction of the two preceding conditions.

Neither Chevron nor Noble Energy can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 117.

Treatment of Existing Debt

Following the merger, Chevron currently expects to leave outstanding approximately $5.9 billion aggregate principal amount of Noble Energy’s outstanding long-term debt, excluding finance lease obligations, as well as approximately $1.6 billion aggregate principal amount of Noble Midstream’s outstanding long-term debt, excluding finance lease obligations.

For more information regarding the treatment of existing debt, see “The Merger—Treatment of Existing Debt” beginning on page 91.

No Solicitation

In the merger agreement, Noble Energy has agreed that it and its subsidiaries will not, and that it will direct and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•

take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any acquisition proposal involving Noble Energy or any inquiry with respect to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an acquisition proposal (except to notify them of the existence of the applicable provisions of the merger agreement);

•	disclose any nonpublic information or afford access to properties, books or records to, any person that has made, or to Noble Energy’s knowledge is considering making, an acquisition proposal; or

•	propose publicly or agree to do any of the foregoing.

Subject to the exceptions contained in the merger agreement, Noble Energy has also agreed that Noble Energy and its subsidiaries will not (i) enter into, or approve or recommend, or propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an acquisition proposal, (ii) make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any acquisition proposal, or (iii) seek any third-party consents in connection with any transactions contemplated by any acquisition proposal.

The merger agreement includes customary exceptions such that, prior to obtaining the Noble Energy stockholder approval, Noble Energy may furnish information and access, and may engage in discussions and negotiations regarding an acquisition proposal, if (i) the Noble Energy Board concludes in good faith, after (x) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal and (y) taking into account any revisions to the terms of the merger or the merger agreement proposed by Chevron after Chevron is notified of such acquisition proposal pursuant to the terms of the merger agreement, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to Noble Energy’s stockholders under applicable law and (ii) Noble Energy receives from the person making such an acquisition proposal an executed confidentiality agreement and complies with certain specified procedures. For a discussion of what constitutes an acquisition proposal or a superior proposal and the limitations on solicitation of acquisition proposals, see “The Merger Agreement—Covenants and Agreements—Conduct of Business—No Solicitation” beginning on page 105.

Termination of the Merger Agreement; Termination Fees

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	By the mutual written consent of Chevron and Noble Energy.

•	By either Chevron or Noble Energy:

•

if the merger has not been completed by January 20, 2021 (or, if the reason for not closing by January 20, 2021 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date, and all other closing conditions of the parties have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), or duly waived, April 20, 2021), provided that neither Chevron nor Noble Energy can terminate the merger agreement due to the occurrence of the end date if its failure to fulfill any obligation under the merger agreement has principally caused or resulted in the failure to complete the merger on or before such end date; or

•

if the Noble Energy stockholder approval of the merger proposal has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

•

if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Chevron or Noble Energy from consummating the merger is entered and such judgment, injunction, order or decree becomes final and nonappealable; provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the covenant to use reasonable best efforts has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach results in the failure to satisfy certain conditions to the obligations of Chevron and Merger Subsidiary (in the case of a breach by Noble Energy) or certain conditions to the obligations of Noble Energy to the merger (in the case of a breach by Chevron), and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof to the party alleged to be in breach.

•	By Chevron:

•

prior to receipt of the Noble Energy stockholder approval of the merger proposal, if there has been a change in the Noble Energy recommendation (as defined below), whether or not permitted by the terms of the merger agreement (or the Noble Energy Board or any committee thereof resolves to effect a change in the Noble Energy recommendation).

•	By Noble Energy:

•

at any time prior to receipt of the Noble Energy stockholder approval of the merger proposal in order to enter into a definitive written agreement providing for a superior proposal, provided that (i) Noble Energy has received a superior proposal after the date of the merger agreement that did not result from a breach of certain provisions of the merger agreement, (ii) Noble Energy has complied with the provisions of the merger agreement with respect to such superior proposal, (iii) concurrently with, and as a condition to, any such termination Noble Energy pays or causes to be paid to Chevron (or its designee) the termination fee (as defined below) pursuant to the merger agreement and (iv) the Noble Energy Board has authorized Noble Energy to enter into, and the Noble Energy concurrently enters into, a definitive written agreement providing for such superior proposal (it being agreed that Noble Energy may enter into such definitive written agreement concurrently with any such termination).

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the merger agreement with respect to the effect of termination, the allocation of costs and expenses and the termination fee will survive the termination of the merger agreement;

•	the agreements contained in the confidentiality agreement between Chevron and Noble Energy will survive the termination of the merger agreement; and

•	no termination will relieve any party of any liability or damages resulting from any material and intentional breach by that party of the merger agreement.

Termination Fees

The merger agreement further provides that Noble Energy will pay or cause to be paid to Chevron a termination fee of $176,295,000 in connection with a termination of the merger agreement under the following circumstances:

•

if Chevron terminates the merger agreement, prior to receipt of the Noble Energy stockholder approval of the merger proposal, due to a change in the Noble Energy Board’s recommendation with respect to the merger proposal, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date of termination of the merger agreement;

•

if (i) the merger agreement is terminated by Noble Energy or Chevron due to the Noble Energy stockholder approval of the merger proposal not having been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof and (ii) on or before the date of such termination an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 106) being replaced with “50%”) has been made and become publicly known, whether or not withdrawn, prior to the special meeting, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal is consummated or a definitive agreement is entered into by Noble Energy providing for any such acquisition proposal, so long as such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Noble Energy or Chevron due to the failure to consummate the merger by the end date and the Noble Energy stockholder approval of the merger proposal has not theretofore been obtained and (ii) on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 106) being replaced with “50%”) is consummated or a definitive agreement is entered into by Noble Energy providing for any such acquisition proposal, so long as such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Chevron due to a breach by Noble Energy of any of its representations, warranties, covenants or agreements, which breach resulted in the failure to satisfy one or more of certain conditions to the obligations of Chevron and Merger Subsidiary to consummate the merger and the Noble Energy stockholder approval of the merger proposal has not theretofore been obtained and (ii) on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 106) being replaced with “50%”) is consummated or a definitive agreement is entered into by Noble Energy providing for any acquisition proposal, so long as any such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination; or

•

if the merger agreement is terminated by Noble Energy due to its entry into a definitive agreement with respect to a superior proposal, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date of termination of the merger agreement.

For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 117.

Special Meeting

Date, Time, Place and Purpose

The special meeting will be held virtually at www.virtualshareholdermeeting.com/NBL2020SM, on October 2, 2020, at 10:00 a.m., Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/NBL2020SM, where Noble Energy stockholders will be able to participate and vote online. At the special meeting, Noble Energy stockholders will be asked to consider and vote on the merger proposal, the merger-related compensation proposal and the adjournment proposal. Completion of the merger is conditioned on the approval of the merger proposal.

Noble Energy has chosen to hold the special meeting solely via live webcast and not in a physical location given the current public health impact of COVID-19 and its desire to promote the health and safety of its stockholders, directors, officers, employees and other constituents.

Purpose of the Noble Energy Special Meeting

At the Noble Energy special meeting, Noble Energy stockholders will be asked to consider and vote solely on the following proposals:

•

Merger proposal: to vote on a proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 42 and 98, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus;

•

Merger-related compensation proposal: To approve, on an advisory (non-binding) basis, the payments that will or may be paid to Noble Energy’s named executive officers that is based on or otherwise related to the merger; and

•	Adjournment proposal: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Recommendation of the Noble Energy Board

The Noble Energy Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Noble Energy stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the Noble Energy stockholders for adoption at a meeting of such stockholders, and unanimously recommends that Noble Energy stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

See “The Merger—Noble Energy Board Recommendation and Its Reasons for the Merger.”

Record Date; Stockholders Entitled to Vote

Only holders of record of Noble Energy common stock at the close of business on August 21, 2020, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

At the close of business on the record date, there were 484,706,448 shares of Noble Energy common stock outstanding. Each share of Noble Energy common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting. Noble Energy stockholders may vote virtually or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the special meeting.

A complete list of stockholders entitled to vote at the special meeting will be available for a period of at least ten days prior to the special meeting. If you would like to inspect the list of Noble Energy stockholders of record, please call the Investor Relations department at (281) 872-3100 to schedule an appointment or request access. A certified list of eligible Noble Energy stockholders will be available for inspection during the special meeting at www.virtualshareholdermeeting.com/NBL2020SM by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum; Abstentions and Broker Non-Votes

A quorum of Noble Energy stockholders is necessary for Noble Energy to hold the special meeting. The holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote at the special meeting must be present in person or represented by proxy in order to constitute a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

If you submit a properly executed proxy card, even if you do not vote on any proposal or vote to “abstain” in respect of the proposal, your shares of Noble Energy common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the special meeting. Noble Energy common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Noble Energy common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present at the special meeting for the purpose of determining the presence of a quorum.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the broker, bank or other nominee does not have discretionary authority to vote the shares. If you hold your shares of Noble Energy common stock in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will be considered to be broker non-votes and will not be considered to be present at the special meeting for the purpose of determining the presence of a quorum.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” the merger proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws.

Required Vote to Approve the Merger-Related Compensation Proposal

Approval of the merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for the merger-related compensation proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” the merger-related compensation proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws.

Required Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” the adjournment proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws.

Voting by Noble Energy’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Noble Energy and their respective affiliates owned and were entitled to vote 5,358,310 shares of Noble Energy common stock, representing approximately 1.1% of the shares of Noble Energy common stock outstanding on that date. Noble Energy currently expects its directors and executive officers to vote their shares of Noble Energy common stock in favor of each of the proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so.

Risk Factors

You should consider all the information contained in, and incorporated by reference into, this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 33.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the transaction.

The Chevron annual historical information is derived from the audited consolidated financial statements of Chevron as of and for each of the years in the five-year period ended December 31, 2019. The Chevron data as of and for the six months ended June 30, 2020 and 2019 has been derived from the unaudited interim financial statements of Chevron and, in the opinion of Chevron’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for those interim periods.

The Noble Energy annual historical information is derived from the audited consolidated financial statements of Noble Energy as of and for each of the years in the five-year period ended December 31, 2019. The Noble Energy data as of and for the six months ended June 30, 2020 and 2019 has been derived from the unaudited interim financial statements of Noble Energy and, in the opinion of Noble Energy’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for those interim periods.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in Chevron’s and Noble Energy’s respective Annual Reports on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the period ended June 30, 2020 and June 30, 2019, in each case which are incorporated by reference into this proxy statement/prospectus, as well as other information that has been filed with the SEC. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 145. The historical results included below and elsewhere in this proxy statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Chevron or Noble Energy following the transaction.

Chevron Corporation

	As of and for the
	Six Months Ended June 30,		Year Ended December 31,
(in millions, except per-share amounts)	2020	2019	2019	2018	2017	2016	2015
	(unaudited)
Statement of Income data
Revenues and Other Income
Total sales and other operating revenues*	$45,631	$70,512	$139,865	$158,902	$134,674	$110,215	$129,925
Income (Loss) from equity affiliates and other income	(636)	3,538	6,651	7,437	7,048	4,257	8,552

Total Revenues and Other Income	44,995	74,050	146,516	166,339	141,722	114,472	138,477
Total Costs and Other Deductions	51,447	64,158	140,980	145,764	132,501	116,632	133,635

Income (Loss) Before Income Tax Expense (Benefit)	(6,452)	9,892	5,536	20,575	9,221	(2,160)	4,842
Income Tax Expense (Benefit)	(1,756)	2,960	2,691	5,715	(48)	(1,729)	132

Net Income (Loss)	(4,696)	6,932	2,845	14,860	9,269	(431)	4,710
Less: Net income (loss) attributable to noncontrolling interests	(25)	(22)	(79)	36	74	66	123

Net Income (Loss) Attributable to Chevron Corporation	$(4,671)	$6,954	$2,924	$14,824	$9,195	$(497)	$4,587

	As of and for the
	Six Months Ended June 30,		Year Ended December 31,
(in millions, except per-share amounts)	2020	2019	2019	2018	2017	2016	2015
	(unaudited)
*Includes excise, value-added and similar taxes:	$—	$—	$—	$—	$7,189	$6,905	$7,359
Per Share of Common Stock
Net Income (Loss) Attributable to Chevron
—Basic	$(2.51)	$3.68	$1.55	$7.81	$4.88	$(0.27)	$2.46
—Diluted	$(2.51)	$3.66	$1.54	$7.74	$4.85	$(0.27)	$2.45

Cash Dividends Per Share	$2.58	$2.38	$4.76	$4.48	$4.32	$4.29	$4.28

Balance Sheet Data
Current assets	$23,732	$33,087	$28,329	$34,021	$28,560	$29,619	$34,430
Noncurrent assets	199,671	222,791	209,099	219,842	225,246	230,459	230,110

Total Assets	223,403	255,878	237,428	253,863	253,806	260,078	264,540

Short-term debt	3,751	5,588	3,282	5,726	5,192	10,840	4,927
Other current liabilities	17,074	23,241	23,248	21,445	22,545	20,945	20,540
Long-term debt	30,302	25,061	23,691	28,733	33,571	35,286	33,622
Other noncurrent liabilities	37,890	44,537	41,999	42,317	43,179	46,285	51,565

Total Liabilities	89,017	98,427	92,220	98,221	104,487	113,356	110,654

Total Chevron Corporation Stockholders’ Equity	$134,118	$156,395	$144,213	$154,554	$148,124	$145,556	$152,716
Noncontrolling interests	268	1,056	995	1,088	1,195	1,166	1,170

Total Equity	$134,386	$157,451	$145,208	$155,642	$149,319	$146,722	$153,886

Noble Energy, Inc.

	As of and for the
	Six Months Ended June 30,		Year Ended December 31,
(in millions, except share amounts)	2020	2019	2019	2018	2017	2016	2015
	(unaudited)
Revenues and Income
Total Revenues	$1,591	$2,145	$4,438	$4,986	$4,256	$3,491	$3,183
Asset Impairments(1)	2,754	—	1,160	206	70	92	533
Net Loss and Comprehensive Loss Attributable to Noble Energy	(4,371)	(323)	(1,512)	(66)	(1,118)	(998)	(2,441)
Per Share Data, Attributable to Noble Energy
Loss per Share—Basic and Diluted	$(9.11)	$(0.68)	$(3.16)	$(0.14)	$(2.38)	$(2.32)	$(6.07)
Cash Dividends per Share	0.14	0.23	0.47	0.43	0.40	0.40	0.72
Stock Price per Share	8.96	22.40	24.84	18.76	29.14	38.06	32.93
Weighted Average Number of Shares Outstanding
Basic and Diluted	480	478	478	483	469	430	402

	As of and for the
	Six Months Ended June 30,		Year Ended December 31,
(in millions, except share amounts)	2020	2019	2019	2018	2017	2016	2015
	(unaudited)
Cash Flows
Net Cash Provided by Operating Activities	$400	$1,092	$1,998	$2,336	$1,951	$1,351	$2,062
Additions to Property, Plant and Equipment	724	1,405	2,524	3,279	2,649	1,541	2,979
Net Proceeds from Divestitures(2)	18	123	173	1,999	2,073	1,241	151
Proceeds from Issuance of Noble Energy Common Stock, Net of Offering Costs	—	—	—	—	—	—	1,112
Proceeds from Issuance of Noble Midstream Common Units, Net of Offering Costs	—	99	243	—	312	299	—
Financial Position
Cash and Cash Equivalents	$324	$470	$484	$716	$675	$1,180	$1,028
Property, Plant and Equipment, Net	12,986	18,775	17,451	18,419	17,502	18,548	21,300
Total Assets	15,899	21,649	20,647	21,120	21,476	21,011	24,196
Long-term Obligations
Long-Term Debt	7,936	6,866	7,477	6,574	6,746	7,011	7,976
Total Shareholders’ Equity	4,662	10,104	9,055	10,484	10,619	9,600	10,370

(1)

See Item 8. Financial Statements and Supplementary Data—Note 10. Impairments in Noble Energy’s Annual Report on Form 10-K for the year ended December 31, 2019 and Item 1. Financial Statements—Note 4. Impairments in Noble Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

(2)

See Item 8. Financial Statements and Supplementary Data—Note 4. Acquisitions and Divestitures in Noble Energy’s Annual Report on Form 10-K for the year ended December 31, 2019 and Item 1. Financial Statements—Note 5. Acquisitions, Divestitures and Equity Method Investments in Noble Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

COMBINED PER SHARE INFORMATION

The following table sets forth selected historical per share information of Chevron and Noble Energy and unaudited pro forma combined consolidated per share information reflecting the transaction between Chevron and Noble Energy, under the acquisition method of accounting, including the issuance of 0.1191 of a validly issued, fully paid and non-assessable share of Chevron common stock in exchange for each share of Noble Energy common stock. You should read this information in conjunction with (i) the selected historical financial information and the related notes included elsewhere in this proxy statement/prospectus, and (ii) the historical financial statements of Chevron and Noble Energy and related notes contained in Chevron’s and Noble Energy’s respective Annual Reports on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the period ended June 30, 2020, which are incorporated by reference into this proxy statement/prospectus. The historical per share information is derived from audited financial statements of each of Chevron and Noble Energy as of and for the year ended December 31, 2019 and their respective unaudited financial statements for the six months ended June 30, 2020.

The unaudited pro forma combined consolidated per share information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Chevron’s management. The pro forma data presented does not represent what the actual results of operations and financial position would have been had the companies actually been combined as of the beginning of the periods presented and is not necessarily indicative of the future consolidated results of operations or financial position of Chevron following the transaction. For example, the unaudited pro forma combined consolidated per share information does not reflect cost savings or other future financial impacts that may result from the transaction.

Chevron and Noble Energy declared and paid dividends during the periods presented. For more information on dividends of Chevron and Noble Energy, see “Comparative Per Share Market Price and Dividend Information” beginning on page 28.

	As of/For the Six Months Ended June 30, 2020	As of/For the Year Ended December 31, 2019
Chevron Historical per Common Share Data:
Net income-basic	$(2.51)	$1.55
Net income-diluted	(2.51)	1.54
Book value(1)	72.38	77.20
Noble Energy Historical per Common Share Data:
Net income-basic	$(9.11)	$(3.16)
Net income-diluted	(9.11)	(3.16)
Book value(1)	8.34	17.58
Unaudited Pro Forma Combined per Chevron Common Share Data:
Net income-basic	$(4.72)	$0.68
Net income-diluted	(4.72)	0.67
Book value(1)	72.89	N/A
Unaudited Pro Forma Combined per Noble Energy Equivalent Share Data:
Net income-basic(2)	$(0.56)	$0.08
Net income-diluted(2)	(0.56)	0.08
Book value(1)(2)	8.68	N/A

(1)

Amount is calculated by dividing stockholders’ equity by shares of common stock outstanding. Pro forma book value per share as of December 31, 2019, is not meaningful as the estimated pro forma adjustments were calculated as June 30, 2020.

(2)

Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the merger (0.1191 of a share of Chevron common stock for each share of Noble Energy common stock).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Chevron common stock trades on the NYSE under the symbol “CVX” and Noble Energy common stock trades on Nasdaq under the symbol “NBL”. As of August 24, 2020, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 1,867,323,403 shares of Chevron common stock outstanding and approximately 116,009 holders of record of Chevron common stock, and 484,649,792 shares of Noble Energy common stock outstanding and approximately 528 holders of record of Noble Energy common stock.

On July 17, 2020, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Chevron common stock was $87.19 on the NYSE and the closing sale price per share of Noble Energy common stock was $9.66 on Nasdaq. On August 24, 2020, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of Chevron common stock was $87.20 on the NYSE and the closing sale price per share of Noble Energy common stock was $10.37 on Nasdaq. The table below sets forth the equivalent market value per share of Noble Energy common stock on July 17, 2020 and August 24, 2020, as determined by multiplying the closing prices of shares of Chevron common stock on those dates by the exchange ratio of 0.1191.

	Chevron Common Stock	Noble Energy Common Stock	Implied Per Share Value of Merger Consideration
July 17, 2020	$87.19	$9.66	$10.38
August 24, 2020	$87.20	$10.37	$10.39

The market prices of Chevron common stock and Noble Energy common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Chevron common stock or Noble Energy common stock before completion of the merger or Chevron common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Chevron common stock (and therefore the value of the merger consideration) when received by Noble Energy stockholders after the merger is completed will depend on the closing price of Chevron common stock on the day such stockholders receive their shares of Chevron common stock pursuant to the merger agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, Noble Energy stockholders are advised to obtain current market quotations for Chevron common stock and Noble Energy common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Chevron currently pays a quarterly dividend on shares of Chevron common stock and last paid a dividend on June 10, 2020 of $1.29 per share. On July 29, 2020, the Chevron Board authorized a dividend of $1.29 per share, to be paid on September 10, 2020 to Chevron stockholders of record as of August 19, 2020. Under the terms of the merger agreement, during the period before completion of the merger, Chevron is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice, and in any event will not include any special dividend.

Noble Energy currently pays a quarterly dividend on shares of Noble Energy common stock and last paid a dividend on May 26, 2020 of $0.02 per share to Noble Energy stockholders of record at the close of business on May 11, 2020. On July 28, 2020, Noble Energy announced that the Noble Energy Board had declared a quarterly dividend of $0.02 per share that was paid on August 24, 2020, to the shareholders of record at the close of business on August 10, 2020. Under the terms of the merger agreement, during the period before completion of the merger, Noble Energy is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice, which, (i) in the case of Noble Energy, will not exceed $0.02 per share of Noble Energy common stock per fiscal quarter and (ii) in the case of Noble Midstream, will not include any special dividend.

Furthermore, under the merger agreement, Chevron and Noble Energy have agreed to coordinate with each other regarding the declaration and payment of dividends in respect of their common stock and the record dates and payment dates relating thereto, so as to ensure that Noble Energy stockholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to shares of Noble Energy common stock and the shares of Chevron common stock that such holders receive in exchange therefor in the merger. Noble Energy will ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend will be no later than five business days following the one-year anniversary of such dates for the corresponding quarter of the preceding year. In the quarter in which the closing of the merger occurs, if the record date of Chevron’s quarterly dividend has been declared and is a date prior to the effective time of the merger, then the quarterly dividend declaration date and record date of Noble Energy must occur no later than such date as is necessary to ensure that holders of Noble Energy common stock receive a quarterly dividend in accordance with the first sentence of this paragraph.

After completion of the merger, each former Noble Energy stockholder who holds shares of Chevron common stock into which shares of Noble Energy common stock have been converted in connection with the merger will receive all dividends or other distributions declared and paid on shares of Chevron common stock with a record date on or after the completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any shares of Chevron common stock into which shares of Noble Energy common stock have been converted in connection with the merger until the certificates formerly representing shares of Noble Energy common stock have been surrendered or the book-entry shares formerly representing shares of Noble Energy common stock have been transferred to the exchange agent in accordance with the merger agreement, at which time any such accrued dividends and other distributions on those shares of Chevron common stock will be paid without interest. Subject to the limitations set forth in the merger agreement described above, any future dividends by Chevron will be made at the discretion of the Chevron Board. Subject to the limitations set forth in the merger agreement described above, any future dividends by Noble Energy will be made at the discretion of the Noble Energy Board. There can be no assurance that any future dividends will be declared or paid by Chevron or Noble Energy or as to the amount or timing of those dividends, if any.

For more details regarding dividends, see “The Merger Agreement—Covenants and Agreements—Conduct of Business—Coordination of Dividends” beginning on page 112.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the potential transaction between Chevron and Noble Energy, including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits and synergies of the potential transaction, projected financial information, future opportunities, and any other statements regarding Chevron’s and Noble Energy’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipates”, “expects”, “intends”, “plans”, “targets”, “forecasts”, “projects”, “believes”, “seeks”, “schedules”, “estimates”, “positions”, “pursues”, “may”, “could”, “should”, “will”, “budgets”, “outlook”, “trends”, “guidance”, “focus”, “on schedule”, “on track”, “is slated”, “goals”, “objectives”, “strategies”, “opportunities”, “poised”, “potential” and similar expressions. All such forward-looking statements are based on current expectations of Chevron’s and Noble Energy’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to:

•	the risk that Noble Energy stockholders may not approve the merger agreement;

•	uncertainties as to the timing to consummate the merger;

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of Chevron common stock;

•

the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, including under circumstances that might require Noble Energy to pay or cause to be paid a termination fee of $176,295,000 to Chevron;

•	the possibility that the merger is delayed or does not occur;

•	the risk that the conditions to closing the merger may not be satisfied in a timely manner or at all;

•	the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties;

•	the effects of disruption to Chevron’s or Noble Energy’s respective businesses;

•

negative effects of the announcement of Chevron’s proposal to acquire Noble Energy or the announcement or completion of the merger on the market price of Chevron’s and/or Noble Energy’s common stock, their respective financial performance and their respective ability to maintain relationships with suppliers and customers;

•	the risks related to Chevron and Noble Energy being restricted in the operation of their respective businesses while the merger agreement is in effect;

•	the effects of industry, market, economic, political or regulatory conditions outside of Chevron’s or Noble Energy’s control;

•	Chevron and Noble Energy may incur significant transaction and other costs in connection with the merger in excess of those anticipated by Chevron or Noble Energy;

•	any litigation relating to the merger and other unknown liabilities;

•	Chevron’s ability to achieve the benefits, including operating and other cost synergies, from the proposed transaction;

•	Chevron’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	the ultimate timing, outcome and results of integrating the operations of Chevron and Noble Energy;

•	the ability of Noble Energy to retain and hire key personnel;

•	the diversion of management time on transaction-related issues;

•	changing crude oil and natural gas prices and demand for Chevron’s or Noble Energy’s products and production curtailments due to market conditions;

•	crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries;

•	public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions;

•	changing economic, regulatory and political environments in the various countries in which each of Chevron and Noble Energy operate;

•	general domestic and international economic and political conditions;

•	changing refining, marketing and chemicals margins;

•	Chevron’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives;

•	actions of competitors or regulators;

•	timing of exploration expenses;

•	the competitiveness of alternate-energy sources or product substitutes;

•	timing of crude oil liftings;

•	technological developments;

•

the results of operations and financial condition of Chevron’s or Noble Energy’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic;

•	the inability or failure of Chevron’s or Noble Energy’s joint-venture partners to fund their share of operations and development activities;

•	the potential failure to achieve expected net production from existing and future crude oil and natural gas exploration and development projects;

•	potential delays in the development, construction or start-up of planned projects;

•

the potential disruption or interruption of Chevron’s or Noble Energy’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s or Noble Energy’s control;

•	the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation;

•

significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions;

•	the potential liability resulting from pending or future litigation;

•	Chevron’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions;

•	the potential for gains and losses from asset dispositions or impairments;

•	government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of Chevron’s operations;

•	foreign currency movements compared with the U.S. dollar;

•	material reductions in corporate liquidity and access to debt markets;

•	the receipt of required board authorizations to pay future dividends to Chevron stockholders;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and

•

other risk factors as detailed from time to time in Chevron’s and Noble Energy’s reports filed with the SEC, including Chevron’s and Noble Energy’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 33. See the section entitled “Where You Can Find More Information” beginning on page 145 of this proxy statement/prospectus.

These forward-looking statements reflect Chevron’s and Noble Energy’s current views with respect to future events and are based on numerous assumptions and assessments made by Chevron and Noble Energy in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause Chevron’s and Noble Energy’s plans with respect to the merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, as of the date of that document. Neither Chevron nor Noble Energy assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 30, Noble Energy stockholders should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Noble Energy and Chevron because these risks will relate to Chevron following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Chevron and Noble Energy on Form 10-K for the fiscal year ended December 31, 2019, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 145.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger in a timely manner or at all could have adverse effects on Noble Energy.

The completion of the merger is subject to a number of conditions, including, among others, (i) the approval by Noble Energy stockholders of the adoption of the merger agreement and (ii) U.S. and non-U.S. regulatory approvals, which make the completion and timing of the completion of the merger uncertain. For a more detailed discussion regarding conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger”, beginning on page 117. Also, either Chevron or Noble Energy may terminate the merger agreement if the merger has not been consummated by January 20, 2021 (or April 20, 2021, if the end date is extended pursuant to the merger agreement), except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has principally caused or resulted in the failure of the merger to be consummated on or before that date.

If the merger is not completed, Noble Energy’s ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the merger, Chevron and Noble Energy will be subject to a number of risks, including the following:

•	the market price of Chevron common stock and/or Noble Energy common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

•	Noble Energy could owe a termination fee of $176,295,000 to Chevron under certain circumstances;

•

if the merger agreement is terminated and the Chevron Board or the Noble Energy Board seeks another business combination, Chevron stockholders and Noble Energy stockholders cannot be certain that Chevron or Noble Energy will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time and resources committed by Chevron’s and Noble Energy’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Chevron and/or Noble Energy may experience negative reactions from the financial markets or from their respective customers, suppliers or employees;

•

Chevron and Noble Energy will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed; and

•

litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Chevron or Noble Energy to perform their respective obligations pursuant to the merger agreement.

In addition, if the merger is not completed, Chevron and/or Noble Energy could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Chevron or Noble Energy to perform their respective obligations under the merger agreement. The materialization of any of these risks could adversely impact Chevron’s and Noble Energy’s respective ongoing businesses, financial condition, financial results and stock price. Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, the stockholders of Noble Energy may be required to pay substantial U.S. federal income taxes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and Noble Energy intend to report the merger consistent with such qualification. However, it is not a condition to Noble Energy’s obligation or Chevron’s obligation to complete the transactions that the merger be treated as a “reorganization.” Such treatment depends, in part, upon the conclusion that the Debentures constitute indebtedness, and not equity, for U.S. federal income tax purposes. Noble Energy believes that under current law the Debentures constitute indebtedness for U.S. federal income tax purposes, has consistently reported the Debentures as indebtedness for U.S. federal income tax purposes on its U.S. federal income tax returns and has otherwise treated the Debentures consistently with such characterization. The matter is not, however, free from doubt, and there is no controlling authority on the question. If the IRS were successfully to assert that the Debentures constitute equity rather than indebtedness for U.S. federal income tax purposes, the merger would generally be treated as a taxable transaction in which U.S. holders of Noble Energy common stock would recognize gain or loss for U.S. federal income tax purposes. If the IRS or a court determines that the merger should not be treated as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of Noble Energy common stock would generally recognize taxable gain or loss upon the exchange of Noble Energy common stock for Chevron common stock pursuant to the merger. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 93. As provided in the merger agreement, none of Chevron, Noble Energy or any subsidiary of either will have any liability to any Noble Energy stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

The merger agreement contains provisions that limit Noble Energy’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Noble Energy from making a favorable alternative transaction proposal and, in specified circumstances, could require Noble Energy to pay a termination fee to Chevron.

The merger agreement contains certain provisions that restrict Noble Energy’s ability to initiate, solicit, knowingly encourage or facilitate or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the Noble Energy Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Noble Energy will still be required to submit each of its merger-related proposals to a vote at the special meeting. In addition, Chevron generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before the Noble Energy Board may withdraw or qualify its recommendation with respect to the merger-related proposal or otherwise terminate the merger agreement.

In some circumstances, upon termination of the merger agreement, Noble Energy will be required to pay a termination fee of $176,295,000 to Chevron. See the sections titled “Summary—No Solicitation” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages 17 and 117, respectively.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Noble Energy or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Noble Energy stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and Noble Energy determines to seek another business combination, Noble Energy may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Noble Energy and/or Chevron following the transaction or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under applicable law. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the business of Chevron following the transaction. Under the merger agreement, Chevron and Noble Energy have agreed to use their respective reasonable best efforts to obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the merger, except that Chevron may not be required to undertake, or to request or authorize Noble Energy to undertake, any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in changes or effects that would, individually or in the aggregate, result in, or be reasonably likely to result in, a substantial detriment. As used in this proxy statement/prospectus “substantial detriment” means changes or effects which, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) would result in, or be reasonably likely to result in, a material adverse effect on Noble Energy and its subsidiaries, taken as a whole, at or after the effective time of the merger. Any requirement to divest or hold separate or limit the operation of any of the businesses, assets or properties owned by Chevron and its subsidiaries prior to the effective time of the merger will be deemed to result in a substantial detriment if such action with respect to a comparable amount of assets or businesses of Noble Energy and its subsidiaries, taken together with all other such actions taken, would be reasonably likely, in the aggregate, to have a material adverse effect on Noble Energy and its subsidiaries, taken as a whole, at or after the effective time of the merger.

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the merger, and such conditions, terms, obligations or restrictions may delay completion of the merger or impose additional material costs on or materially limit Chevron’s revenues following the completion of the merger. There can be no assurance that regulators will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 90.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Chevron’s or Noble Energy’s stock price.

Upon completion of the merger, each share of Noble Energy common stock will be converted into the right to receive 0.1191 of a validly issued, fully paid and non-assessable share of Chevron common stock. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Chevron common stock or Noble Energy common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed exchange ratio, fluctuations in the price of Chevron common stock will drive corresponding changes in the value of the merger consideration payable to each Noble Energy stockholder. As a result, changes in the price of Chevron common stock prior to the completion of the merger will affect the market value that Noble Energy stockholders will become entitled to receive on the date of the closing. Stock price changes may result from a variety of factors (many of which are beyond Chevron’s or Noble Energy’s control), such as changes in Chevron’s or Noble Energy’s respective business, operations and prospects; changing crude oil and natural gas prices, as well as crude oil production quotas; overall demand for crude oil and natural gas commodities; the continued effects of the COVID-19 pandemic and governmental and business responses to the pandemic; and changes in government rules and regulations in the countries in which each of Chevron and Noble Energy operate.

The price of Chevron common stock has fluctuated during the period between the date the merger agreement was executed and the date of this proxy statement/prospectus, and may continue to change through the date of the special meeting and the date the merger is completed. For example, based on the range of closing prices of Chevron common stock during the period from July 17, 2020, the last full trading day before the public announcement of the merger, through August 24, 2020, the latest practicable trading date before the date of this proxy statement/prospectus, the exchange ratio represented the market value of the merger consideration ranging from a high of $10.88 to a low of $10.00 for each share of Noble Energy common stock. The actual market value of the Chevron common stock received by holders of Noble Energy common stock upon completion of the merger may be outside this range.

These variations could result from changes in the business, operations or prospects of Chevron or Noble Energy prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Chevron or Noble Energy. At the time of the special meeting, Noble Energy stockholders will not know with certainty the value of the shares of Chevron common stock that they will receive upon completion of the merger.

Members of the Noble Energy Board and management have interests in the merger that are different from, or in addition to, those of other stockholders.

In considering whether to adopt the merger agreement and approve the transactions contemplated thereby, Noble Energy stockholders should recognize that members of management and the Noble Energy Board have interests in the merger that differ from, or are in addition to, their interests as stockholders of Noble Energy.

The executive officers of Noble Energy have arrangements with Noble Energy that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. The directors of Noble Energy have arrangements with Noble Energy that provide for accelerated vesting of certain equity-based awards if their service is terminated under certain circumstances following the completion of the merger. In addition, the executive officers and directors of Noble Energy also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. The Noble Energy Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Noble Energy stockholders vote “FOR” the merger proposal and “FOR” the merger-related compensation proposal.

These interests are further described in “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Chevron or Noble Energy has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Chevron or Noble Energy, as the case may be, as a result of the merger. Under the terms of the merger agreement, each of Chevron and Noble Energy is subject to certain restrictions on the conduct of its respective business prior to completing the merger, which may adversely affect Chevron’s ability to acquire assets or Noble Energy’s ability to execute certain of its business strategies, including, with respect to Noble Energy, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business” beginning on page 102.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

The opinion of Noble Energy’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Noble Energy has received an opinion from its financial advisor in connection with the signing of the merger agreement, but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Chevron or Noble Energy, general market and economic conditions and other factors that may be beyond the control of Chevron or Noble Energy, and on which Noble Energy’s financial advisor’s opinion was based, may significantly alter the value of Chevron or Noble Energy or the prices of the shares of Chevron common stock or Noble Energy common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Noble Energy does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Noble Energy Board’s recommendation that Noble Energy stockholders vote “FOR” approval of the merger proposal, “FOR” the non-binding merger-related compensation proposal and “FOR” the adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that Noble Energy received from its financial advisor, see the section entitled “The Merger—Opinion of Noble Energy’s Financial Advisor” beginning on page 64. A copy of the opinion of J.P. Morgan, Noble Energy’s financial advisor, is attached as Annex B to this proxy statement/prospectus.

Noble Energy may be unable to retain key employees during the pendency of the merger.

In connection with the pending merger, Noble Energy’s current and prospective employees may experience uncertainty about their future roles with Chevron following the merger, which may materially adversely affect its ability to attract and retain key personnel during the pendency of the merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chevron following the merger. Accordingly, no assurance can be given that Noble Energy will be able to retain key employees to the same extent that Noble Energy has been able to in the past.

Litigation against Chevron and Noble Energy could result in substantial costs, an injunction preventing the completion of the merger and/or a judgment resulting in the payment of damages.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Chevron’s and Noble Energy’s respective liquidity and financial condition. See “The Merger—Litigation Relating to the Merger” for a description of the lawsuits that have been filed in connection with the merger as of the date of this proxy statement/prospectus.

In addition to the lawsuits that have been filed so far, stockholders of Noble Energy may file additional lawsuits against Chevron, Noble Energy and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to Noble Energy and/or Chevron, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any ongoing or potential lawsuits.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Noble Energy is a party, which may have an adverse impact on Chevron’s business and results of operations after the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Noble Energy is a party. If Chevron and Noble Energy are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Chevron and Noble Energy are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Noble Energy or Chevron following the transaction.

Noble Energy stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of Noble Energy common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. See “The Merger—No Appraisal Rights” beginning on page 92 for additional information.

The shares of Chevron common stock to be received by Noble Energy stockholders upon completion of the merger will have different rights from shares of Noble Energy common stock.

Upon completion of the merger, Noble Energy stockholders will no longer be stockholders of Noble Energy but will instead become stockholders of Chevron, and their rights as Chevron stockholders will be governed by the terms of Chevron’s certificate of incorporation, as amended (“Chevron’s certificate of incorporation”), and Chevron’s by-laws, as amended (“Chevron’s By-Laws”). The terms of Chevron’s certificate of incorporation and Chevron’s By-Laws are in some respects materially different than the terms of Noble Energy’s certificate of incorporation, as amended (“Noble Energy’s certificate of incorporation”), and Noble Energy’s By-Laws, which currently govern the rights of Noble Energy stockholders. See “Comparison of Rights of Stockholders of Chevron and Noble Energy” beginning on page 132 for a discussion of the different rights associated with shares of Noble Energy common stock and shares of Chevron common stock.

Noble Energy stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over the policies of Chevron following the transaction than they now have on the policies of Noble Energy.

Chevron stockholders currently have the right to vote in the election of the Chevron Board and on other matters affecting Chevron. Noble Energy stockholders currently have the right to vote in the election of the Noble Energy Board and on other matters affecting Noble Energy. Immediately after the merger is completed, it is expected that current Chevron stockholders will own approximately 97.0% of the shares of outstanding common stock of Chevron following the transaction, and current Noble Energy stockholders will own approximately 3.0% of the common stock outstanding of Chevron following the transaction. As a result, current Noble Energy stockholders will have significantly less influence on the policies of Chevron than they now have on the policies of Noble Energy.

Risks Relating to Chevron After Completion of the Merger

Chevron may not achieve the intended benefits and the merger may disrupt its current plans or operations.

There can be no assurance that Chevron will be able to successfully integrate Noble Energy’s assets or otherwise realize the expected benefits of the potential transaction (including operating and other cost synergies). Difficulties in integrating Noble Energy into Chevron may result in Chevron performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all, in which case the merger may not be accretive to Chevron’s return on average capital employed (calculated as net income (loss) attributable to Chevron (adjusted for after-tax interest expense and noncontrolling interest) divided by average capital employed, which is computed by averaging the sum of capital employed at the beginning and end of the year), free cash flow (calculated as cash provided by operating activities less cash capital expenditures) and earnings per share within one year after the completion of the merger. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the acquisition.

The market price of Chevron’s common stock after the merger may be affected by factors different from those affecting the price of Chevron or Noble Energy common stock before the merger.

Upon completion of the merger, holders of Chevron common stock and Noble Energy common stock will be holders of Chevron common stock. As the businesses of Chevron and Noble Energy are different, the results of operations as well as the price of Chevron’s common stock may in the future be affected by factors different from those factors affecting Chevron and Noble Energy as independent stand-alone companies. Chevron following the transaction will face additional risks and uncertainties that Chevron or Noble Energy may currently not be exposed to as independent companies.

The merger and other stock transactions could trigger a limitation on Chevron’s ability to use the historic net operating loss carryforwards of Noble Energy.

Chevron’s ability to utilize Noble Energy’s historic net operating loss carryforwards (“NOLs”) to reduce future taxable income following the consummation of the merger could be subject to various limitations under the Code. Section 382 of the Code generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382 of the Code). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of Noble Energy’s NOLs would be subject to an annual limitation under Section 382 of the Code. Any unused annual limitation may be carried over to later years.

Chevron and Noble Energy believe that the transactions in connection with the merger, if consummated, will result in an ownership change with respect to Noble Energy. The expected ownership change with respect to Noble Energy may trigger a limitation on Chevron’s ability to utilize any historic NOLs of Noble Energy. This could cause some of Noble Energy’s NOLs incurred prior to January 1, 2018 to expire before Chevron would be able to utilize them to reduce taxable income in future periods.

The market price of Chevron’s common stock may decline as a result of the merger.

The market price of Chevron common stock may decline as a result of the merger if, among other things, it is unable to achieve the expected benefits and synergies of the potential transaction, if the merger is not completed within the anticipated timeframe or if the transaction costs related to the merger are greater than expected. The market price also may decline if Chevron does not achieve the perceived benefits and expected synergies of the transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Chevron’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

Following the merger, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Noble Energy may terminate or scale back their current or prospective business relationships with Chevron. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that Chevron is too closely allied with one of their competitors. In addition, Noble Energy has contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require it to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if Chevron, following the merger, loses the benefits of the contracts of Noble Energy, Chevron’s business and financial performance could suffer.

Following the completion of the merger, Chevron may incorporate Noble Energy’s hedging activities into Chevron’s business, and Chevron may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, Noble Energy hedges oil, natural gas and natural gas liquid (“NGL”) prices from time to time, primarily through the use of certain derivative instruments. If Chevron assumes existing Noble Energy hedges, then Chevron will bear the economic impact of all of Noble Energy’s current hedges following the completion of the merger. Actual crude oil, natural gas and NGL prices may differ from Chevron’s expectations and, as a result, such hedges may or may not have a negative impact on Chevron’s business.

Chevron’s By-Laws will govern Chevron following the merger and provide that a state or federal court located within the State of Delaware will be the exclusive forum for substantially all disputes between Chevron (after the merger) and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Chevron or its directors, officers or other employees.

Chevron’s By-laws provide that, unless Chevron consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Chevron, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Chevron to Chevron or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Chevron reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Chevron’s favor, including derivative actions purporting to assert on Chevron’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Chevron’s rights under the Securities Act or Exchange Act. In addition, stockholders cannot waive, and this exclusive forum provision does not purport to waive, Chevron’s own compliance with the federal securities laws and the rules and regulations thereunder.

This exclusive forum provision may limit the ability of a stockholder, including a former Noble Energy stockholder who becomes a Chevron stockholder after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with Chevron or its directors, officers or other employees, which may discourage lawsuits against Chevron and its directors, officers and other employees. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Chevron than to its stockholders.

Other Risk Factors of Chevron and Noble Energy

Chevron’s and Noble Energy’s businesses are and will be subject to the risks described above. In addition, Chevron and Noble Energy are and will continue to be subject to the risks described in Chevron’s and Noble Energy’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2019 as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 145.

THE MERGER

The following is a discussion of the transaction and the material terms of the merger agreement between Chevron and Noble Energy. You are urged to read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. This section is not intended to provide you with any factual information about Chevron or Noble Energy. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Chevron and Noble Energy make with the SEC that are incorporated by reference into this document, as described in “Where You Can Find More Information” beginning on page 145.

Background of the Merger

The Noble Energy Board of Directors and company management regularly review and assess Noble Energy’s performance, strategy, financial position and leverage, opportunities and risks in light of current business and economic conditions, as well as developments in the oil and gas exploration and production sector, and across a range of scenarios and potential future industry developments. These regular reviews have, at the direction of the Noble Energy Board, included evaluation of a variety of opportunities within its asset portfolio and potential strategic combinations, asset divestments and acquisition opportunities.

Over the past year and a half, the Noble Energy Board has engaged in a series of strategic reviews and strategy sessions in an effort to maximize stockholder value, leveraging the views of Noble Energy management and outside consultants (including J.P. Morgan Securities LLC (“J.P. Morgan”)). The Noble Energy Board has recognized that Noble Energy is unique given its relative scale and the diversity of its assets, both in terms of size and geography, and production mix. Noble Energy’s business has been focused on both U.S. onshore unconventional basins as well as large-scale, global offshore conventional operations in the Eastern Mediterranean and off the west coast of Africa. In addition, Noble Energy’s midstream business and equity method investments, primarily through its control of Noble Midstream, represent essential components of its business. The Noble Energy Board’s strategic reviews evaluated each of these components individually and as a whole, with a goal of achieving the maximum value of each component to drive stockholder value.

As part of these reviews and strategy sessions, the Noble Energy Board considered Noble Energy’s position in an industry that is undergoing dramatic changes as a result of increasingly negative investor sentiment following years of sector financial underperformance, concerns about the viability of fossil fuels and the impact of expanding environmental, social and governance matters and legal requirements. Investors have also increasingly focused on the ability of energy companies to operate within cash flow and to return capital to stockholders, either in the form of a dividend or share repurchases. The Noble Energy Board also considered that Noble Energy and many of its peers may have limited access to equity capital and intermittent access to debt capital markets in the future resulting in a high and increasing weighted average cost of capital. The Noble Energy Board also actively monitored the company’s financial condition, including its ability to adequately fund exploration opportunities and operational plans, particularly its large-scale offshore projects, while generating sufficient cash flow to provide meaningful return of capital to its stockholders.

Against this backdrop, at the end of 2018 and continuing through the first three quarters of 2019, Noble Energy engaged in a strategic review of its midstream business, including ways to potentially monetize the midstream business and reduce Noble Energy’s leverage. In reviewing the midstream business, the Noble Energy Board considered market dynamics, including decreased investor support for the master limited partnership (“MLP”) model and compression of valuations for sponsored MLPs. As a result, Noble Energy began reviewing two potential midstream transactions: (i) contributing Noble Energy’s other midstream assets to Noble Midstream, while simplifying the Noble Midstream structure through the exchange of incentive distribution rights in Noble Midstream indirectly held by Noble Energy for common units in Noble Midstream and (ii) engaging in a marketing effort, assisted by a leading investment bank, to sell its general partner and limited partner interest in Noble Midstream. With respect to the latter option, Noble Energy established a data room and engaged with multiple potential counterparties. Noble Energy planned to use the proceeds from the potential sale to reduce its outstanding indebtedness and/or return capital to stockholders.

On July 22, 2019, the Noble Energy Board conducted its annual strategy session with Noble Energy management in advance of its regularly scheduled meeting. The Noble Energy Board discussed a wide range of strategic issues and opportunities, including various commodity price outlooks, as well as the exploration and production industry structure, opportunities and challenges. With respect to commodity price outlook, the Noble Energy Board discussed (i) its expectation of slower future oil demand growth and range-bound oil prices ($45 to $65 per barrel, WTI) with significant potential volatility through time, (ii) the expectation of continued softness in U.S. natural gas prices and (iii) the likely impact of U.S. gas supply on global LNG pricing.

With respect to the industry, the Noble Energy Board observed that the U.S. exploration and production sector had been the worst performing investment sector over the previous five years and was characterized by high fragmentation, hyper-competitiveness and strong justification for consolidation. The Noble Energy Board also observed that the universe and market weighting of large capitalization, diversified exploration and production companies like Noble Energy showed decline and impact from a negative shift in general investor sentiment and significantly-reduced company valuations. The Noble Energy Board determined that in order to increase scale, reduce volatility and better deliver stockholder returns, cost efficiencies and sustainability, Noble Energy would likely need to participate in consolidation in some form, whether as an acquirer, through a merger-of-equals, or by combining with a well-capitalized major, integrated company.

In reaching this determination, the Noble Energy Board reviewed Noble Energy’s competitive position and discussed such factors as Noble Energy’s (i) strategic shift to a moderate growth focus, (ii) free cash flow generation ability in various commodity price conditions, (iii) competitive cost position, (iv) portfolio complexity, (v) absolute debt level and leverage relative to peers, (vi) potential increases in debt capital cost, (vii) potential intermittent access to debt capital markets; and (viii) potential inability to access additional equity capital. The Noble Energy Board further discussed the risk and the likely negative impacts to the company of a potential loss of its investment grade credit rating, including higher cost of, and less access to, capital and resulting challenges to the offshore business model. Also discussed was the valuation impact of asymmetric risks unique to its portfolio, particularly with respect to the concentration of onshore assets in the DJ Basin in Colorado, and political, security, market, economic and other risks associated with the Eastern Mediterranean assets.

As a result of these discussions, the Noble Energy Board directed management to identify potential paths to reduce indebtedness and volatility, create value, and manage and reduce portfolio risk, including (i) continuing to explore a sale of its interest in Noble Midstream (with the proceeds to be used to repay debt), (ii) partnering and engaging with smaller, comparably-sized and other companies to position Noble Energy to capitalize on potential onshore consolidation opportunities and (iii) potential transactions to address Eastern Mediterranean concentration risk, including a sell-down of Noble Energy’s interests.

Following this board meeting, Noble Energy management continued to test a sale of Noble Midstream, continued operational improvements, began exploring industry partnership opportunities, and evaluated the timing and structuring of potential actions to reduce volatility and perceived risk in its Eastern Mediterranean operations.

In the fall of 2019, Noble Energy received offers from a strategic midstream operator and a private equity-backed entity to purchase Noble Midstream. Neither offer was in a value range acceptable to the Noble Energy Board and both included additional operational commitments by Noble Energy that reduced overall value. As a result, Noble Energy concluded these efforts and shifted focus to an asset drop-down and simplification transaction with Noble Midstream. Several weeks later, with the approval of the Noble Energy Board, Noble Energy contributed its incentive distribution rights in Noble Midstream and Noble Energy’s U.S. onshore midstream assets to Noble Midstream for an additional $930 million in Noble Midstream common units and $670 million in cash. The cash proceeds were used to repay indebtedness outstanding under Noble Energy’s commercial paper program.

With respect to its Eastern Mediterranean assets, Noble Energy management concluded that the optimal time to consider selling a portion of its interest would be after the Leviathan field in Israel commenced natural gas production, which was expected on or about December 31, 2019. To explore such a possibility, Noble Energy contacted eight infrastructure-focused entities to measure third-party interest in acquiring a portion of Noble Energy’s interests in the region. Noble Energy entered into confidentiality agreements with several potential counterparties, provided due diligence materials and engaged in discussions over several months. These efforts did not result in any offers that were projected to increase value.

On October 23, 2019, Kevin Haggard, Noble Energy’s Vice President and Treasurer, met Frank Mount, Chevron’s General Manager, Mergers & Acquisitions, at an industry event and discussed general industry conditions. Mr. Mount advised that Chevron had been monitoring Noble Energy’s progress in the Eastern Mediterranean and requested a meeting with Noble Energy personnel focused on the region.

Around the same time period, David L. Stover, Noble Energy’s Chairman and Chief Executive Officer, received a phone call from the Chief Executive Officer of Company A, an independent energy company with operations in multiple U.S. basins, regarding industry consolidation and the importance of scale in light of commodity price uncertainty and volatility. While there was no discussion about a strategic transaction between the parties, they agreed to reconnect over the subsequent few weeks.

On December 3, 2019, Mr. Haggard, Amir Nebenzhal, Noble Energy’s Vice President of Business Development, and Mr. Mount met for dinner to discuss Noble Energy’s operations in the Eastern Mediterranean region. During this dinner, Mr. Mount indicated that Chevron was contemplating entry into the upstream sector in Egypt and indicated potential interest in regional cooperation.

Within a few days, Mr. Mount and Mr. Nebenzhal had a telephone call to discuss a potential path forward to determine if a transaction between Chevron and Noble Energy in the Eastern Mediterranean would be feasible. Because the exact nature of any potential transaction between the parties was unclear at this point, Messrs. Nebenzhal and Mount agreed it would be best for the parties to educate each other regarding their regional positions and views. Mr. Nebenzhal advised Mr. Mount that Noble Energy was not interested in a complete sale of its Eastern Mediterranean assets, but was potentially considering a partner to both reduce Noble Energy’s concentration risk and help accelerate the next phase of capital investment for growth needed in the region. Messrs. Mount and Nebenzhal agreed to reconnect early in the new year after the Leviathan start-up and once Chevron’s plans in Egypt became more firm.

On December 6, 2019, Mr. Stover met with the Chief Executive Officer of Company A regarding industry consolidation, including a high level discussion about a potential combination of Noble Energy and Company A. A follow-up call between the parties occurred on December 18, 2019, and the parties agreed to revisit discussions about a potential combination after the holidays.

On December 9, 2019, Mr. Stover had dinner with the Chief Executive Officer of Company B, an independent domestic energy company, who advised Mr. Stover that Company B was considering expanding its operations outside of the United States and was intrigued by Noble Energy’s high quality assets. The discussion included the benefits and obstacles of a combination of the two companies.

On December 11 and 12, 2019, the Noble Energy Board held a regularly scheduled, in person meeting, together with members of Noble Energy management. During the course of this meeting, Mr. Stover advised the Noble Energy Board of his discussions with Company A and Company B. The Noble Energy Board recommended that Mr. Stover continue discussions with Company A, but the Noble Energy Board was less interested in Company B due to the composition of Company B’s asset base.

On December 31, 2019, Noble Energy announced the successful commencement of natural gas production from the Leviathan field.

On January 9, 2020, Mr. Nebenzhal informally met with the Chief Executive Officer, the Chief Financial Officer, and another executive of Company A. Mr. Nebenzhal and the Company A executives discussed the current state of the industry. In the course of the conversation, the Company A executives signaled that Company A was interested in low-decline gas assets and may have an interest in expanding its operations outside of the U.S.

On January 21, 2020, Mr. Stover met with Company A management at Company A’s corporate offices to further explore the viability of combining the two companies. The parties discussed risks and future opportunities and Company A’s concern about the scale and concentration of Noble Energy’s assets and operations outside the United States. The parties also discussed the complementary strategic fit of certain onshore U.S. assets. At the conclusion of the meeting, Company A’s management advised that the company planned to have a board level strategic review and committed to contact Noble Energy again after that review was completed.

On January 24, 2020, the Chief Executive Officer of Company A contacted Mr. Stover to advise that after reviewing the opportunities internally, the Company A board and management had decided not to continue discussions based on their belief that the timing was not right for Company A to dilute its focus on its U.S. unconventional resources.

On January 27 and 28, 2020, the Noble Energy Board held a regularly scheduled meeting with members of Noble Energy management. Following this meeting, the Noble Energy Board met in executive session to discuss the state of the exploration and production industry generally and Noble Energy’s position in the industry in particular. The Noble Energy Board determined that given investor sentiment toward the sector, environmental and climate concerns and increasing regulatory requirements, companies with a diversified portfolio of assets beyond traditional oil and gas, including renewables, would have a competitive advantage in the future, including with respect to free cash flow, value and sustainability. Similar to its views in July 2019, the Noble Energy Board concluded that to remain competitive in the future and to increase value, stability and diversification, Noble Energy would need to either become a consolidator to gain scale, or be sold to a larger, well-capitalized major, integrated company. Following this executive session, Scott D. Urban, Noble Energy Board’s Lead Independent Director, advised Mr. Stover of the sense of the Noble Energy Board and encouraged management to continue to pursue potential strategic transactions, including acquisitions, mergers-of-equals, and a sale of the company.

On February 2, 2020, Messrs. Nebenzhal and Haggard met with Mr. Mount and other Chevron business development representatives. Mr. Mount advised that he would be in the Eastern Mediterranean region in mid-February to announce a Chevron exploration agreement with Egypt, and he inquired as to whether he could visit the Leviathan facility. In a follow up call, Mr. Nebenzhal advised that Noble Energy could not grant the request at that time, in part due to the concern that Noble Energy hosting Chevron in the region could be disruptive to Noble Energy operations and lead to regional speculation. The parties agreed to enter into a mutual confidentiality agreement prior to holding more granular discussions, and that such discussions would involve a US-based mutual information sharing process to commence following Chevron’s Egypt announcement.

On February 4, 2020, Brent Smolik, Noble Energy’s President and Chief Operating Officer, Mr. Nebenzhal, the Chief Financial Officer of Company A and the head of business development of Company A met for a previously-scheduled dinner. Although Company A had earlier indicated that it was not prepared to discuss a combination with Noble Energy, the parties discussed the various benefits and opportunities created by business scale, including potential benefits of a corporate level combination of Noble Energy and Company A in the future.

On March 4, 2020, Noble Energy and Chevron executed a mutual confidentiality agreement to permit the parties to engage in discussions about each other’s Mediterranean assets.

Beginning in early March, the Kingdom of Saudi Arabia, in response to Russia’s refusal to reduce oil production, initiated a price war that led to a collapse in oil prices. At approximately the same time, the COVID-19 pandemic began to alter all aspects of life throughout the world, including in the United States, Israel and the other areas in which Noble Energy has operations. The combination of these events had an unprecedented negative effect on the energy industry. By March 18, 2020, Noble Energy’s closing stock price had declined almost 88% from year-end 2019, to $3.02 per share.

On March 12, 2020, in response to the downturn and commodity market uncertainty, Noble Energy announced a reduction in planned capital expenditures to between $1.1 and $1.3 billion for 2020, a decrease of approximately $500 million.

Beginning on March 13, 2020, the Noble Energy Board began a series of periodic special meetings to actively monitor the status of Noble Energy’s performance, financial position, liquidity, leverage forecasts and leverage position versus peers, opportunities and possible impacts of a decreased credit rating, such as higher cost of debt funding, a potential material reduction in available revolving credit facility upon renewal, potential dependence on the high yield bond market, with periods of limited to no access during downturns, reduced ability to fund future capital budgets and multi-year, major project developments, and the resulting challenges to Noble Energy’s offshore business model.

On March 20, 2020, the Noble Energy Board held another special meeting in light of the COVID-19 pandemic, continued market volatility and liquidity concerns. In response to these concerns, the Noble Energy Board recommended and authorized that management make a sizeable draw under Noble Energy’s revolving credit agreement. Thereafter, Noble Energy drew 25%, or $1 billion, of its $4 billion revolving credit agreement.

Also on March 20, 2020, Moody’s Investors Service, Inc. (“Moody’s”) placed the ratings of Noble Energy indebtedness on review for downgrade due to weakness in oil and natural gas prices. Moody’s also expressed concern that Noble Energy would not generate credit metrics supportive of its investment grade credit rating, even with the announced reduction in capital spending for 2020 and the expectation of increased natural gas sales volumes in Noble Energy’s Eastern Mediterranean operations.

On March 23, 2020, Mr. Nebenzhal, together with Keith Elliott, Noble Energy’s Senior Vice President of Offshore, and John Lewis, Noble Energy’s Senior Vice President of Corporate Development, held a video conference meeting with Mr. Mount and other Chevron exploration representatives to share information about each party’s assets and operations in the Mediterranean region. The meeting concluded with a discussion of the scope of Chevron’s planned due diligence efforts.

On March 27, 2020, S&P Global Ratings (“S&P”) lowered its credit rating for Noble Energy to BBB-, with negative outlook.

On April 9, 2020, Messrs. Elliott, Lewis and Nebenzhal had a follow-up meeting with certain Chevron representatives to address outstanding questions between the parties with particular focus on regulatory and commercial matters in the Mediterranean region.

Also on April 9, 2020, Fitch Ratings reaffirmed its BBB rating of Noble Energy but revised the outlook from stable to negative.

On April 14, 2020, the Noble Energy Board reduced the company’s quarterly dividend by 83%, to $0.02 per share, payable on May 26, 2020, to holders of record as of May 11, 2020.

On April 15, 2020, Noble Energy announced a number of actions taken in response to the significant decline in oil and gas demand and commodity prices, including, in addition to the $1 billion draw on its revolving credit facility and reduction to the dividend, (i) making a further $350 million reduction of planned capital expenditures for 2020, (ii) identifying $125 million in cash cost savings (from categories including lease operating, production taxes, gathering and transportation, general and administrative, and asset retirement), (iii) taking voluntary reductions of senior leadership salaries by 10-20 percent and decreasing the cash retainer to directors by 25 percent through year-end 2020, (iv) implementing employee furlough and part-time programs to align Noble Energy’s workforce with near-term activity levels, (v) cash-settling certain 2020 crude oil hedges that had reached maximum value, generating an additional $145 million (later updated to $160 million) in realized gains in the first quarter, and (vi) adding new downside oil hedge protection through the remainder of 2020.

On April 17, 2020, Mr. Mount and Mr. Nebenzhal had a follow-up call to discuss the diligence process status. On that call Mr. Mount indicated that Chevron was potentially interested in creating a regional partnership with Noble Energy in the Eastern Mediterranean, and such partnership would need to be at least 50% owned by Chevron. Mr. Mount indicated that Chevron preferred a higher ownership percentage or a full acquisition. Mr. Mount also indicated Chevron would need more time to provide value indications. Mr. Mount asked Mr. Nebenzhal to explore the possibility for such partnership with Noble Energy management and respond with Noble Energy’s preferred structure and residual ownership before discussing valuation.

Following this meeting, Noble Energy management engaged in a financial review of a sale of an interest in Noble Energy’s Eastern Mediterranean operations.

On April 27 and 28, 2020, the Noble Energy Board held a regularly scheduled meeting via videoconference, together with members of Noble Energy management. As part of this meeting, the Noble Energy Board discussed, among other things, management’s analysis of a sale of an interest in Noble Energy’s Eastern Mediterranean position, including a sale of between 50-100% consistent with Chevron’s expression of interest. At the conclusion of two days of meetings, the Noble Energy Board concluded that a sale of 50-100% of the Eastern Mediterranean operations would not be in the best interest of Noble Energy and its stockholders for a number of reasons, including the loss of cash flow, tax leakage and reduced future growth prospects. The Noble Energy Board also determined that, in light of factors such as the company’s market performance, scale and leverage, the impact of the COVID-19 pandemic and Saudi/Russia price war on the industry as a whole, commodity price uncertainty, and the considerations discussed by the Noble Energy Board in July 2019 and January 2020, Noble Energy should be proactive in identifying and considering strategically impactful transactions, particularly transactions that would accelerate the de-levering of Noble Energy’s balance sheet, diversify the asset portfolio, improve the ability of the company to return capital to stockholders, reduce concentration risk and/or meaningfully increase the scale of the company. The Noble Energy Board identified an informal, three-director advisory team consisting of the Noble Energy Board’s Lead Independent Director, Scott D. Urban, and two other independent directors, Jeffrey L. Berenson and James E. Craddock (the “Advisory Group”), to collaborate with management to proactively identify and review various strategic alternatives that might be available to the company.

On May 1, 2020, the Advisory Group met with members of Noble Energy management to begin planning its process to evaluate potential strategic alternatives. As part of this discussion, the Advisory Group and Noble Energy management identified a number of potential external advisors and, after discussion, agreed that J.P. Morgan, which had addressed the Noble Energy Board and Noble Energy management on industry trends and mergers and acquisitions activity on several occasions over the prior months, should be engaged to assist and advise the company on the evaluation of strategic alternatives. J.P. Morgan was selected based on its industry experience and performance, as well as its long-standing relationship with, and knowledge of, Noble Energy. Following the Advisory Group meeting, Mr. Stover contacted a representative of J.P. Morgan to assist Noble Energy management and the Advisory Group in identifying and exploring strategic alternatives.

On May 8, 2020, Noble Energy announced its earnings for the first quarter of 2020. Due in large measure to the significant decrease in commodity prices Noble Energy reported a $4 billion net loss and recorded certain asset impairments to its U.S. onshore properties of $4.2 billion plus an additional $900 million charge for tax valuation allowance.

On May 12, 2020, Mr. Smolik met Jay R. Pryor, Chevron’s Vice President, Business Development, for dinner at which Mr. Smolik advised Mr. Pryor that Noble Energy was not interested in selling 50% or more of its Eastern Mediterranean assets but would be willing to entertain a serious offer to acquire the company. Mr. Pryor agreed to consider this and respond if Chevron was interested.

On May 13, 2020, Messrs. Stover and Smolik had a videoconference meeting with the Advisory Group and J.P. Morgan to provide an update on Mr. Smolik’s dinner with Mr. Pryor, and to consider additional potential counterparties who might be interested in a strategically-meaningful transaction, such as an acquisition by Noble Energy, a merger-of-equals, or an acquisition of Noble Energy. Noble Energy management and the Advisory Group, with the assistance of J.P. Morgan, considered a number of potential counterparties that might be candidates to acquire or combine with Noble Energy, and, based on factors including potential asset synergies, ability to transact, potential attractiveness to Noble Energy stockholders and confidentiality considerations, determined that seven potential counterparties should be contacted, in addition to Chevron, Company B and Company A. Following discussion, the Advisory Group authorized Noble Energy management and J.P. Morgan to contact the select group of counterparties to test what options might create long-term value.

On May 14, 2020, J.P. Morgan, on behalf of Noble Energy, contacted the Chief Executive Officer of Company C, a large, global independent energy company, to gauge whether Company C would be interested in acquiring Noble Energy. While Company C stated that the opportunity was interesting, it would not likely be interested at the current time because it was focused on executing its organic strategy. Moreover, Company C expressed that it would not be interested in participating in a broad process. Company C did commit to respond definitively to J.P. Morgan within a few days.

Also on May 14, 2020, the Noble Energy Board held a special meeting via videoconference, joined by members of Noble Energy management, to discuss, among other things, the status of Noble Energy’s performance, financial position, liquidity, and credit rating. Members of management and the Advisory Group also apprised the other directors of the contacts with Chevron and Company C. Following this discussion, the Noble Energy Board authorized and encouraged Noble Energy management, in consultation with the Advisory Group, to continue its discussions with the list of identified potential counterparties.

On May 15, 2020, Mr. Stover contacted the Chief Executive Officer of Company D, a large, global energy company, to inquire as to Company D’s interest in acquiring Noble Energy. Mr. Stover outlined the merits of such a transaction for both parties’ stockholders. Company D’s Chief Executive Officer agreed that industry consolidation was required and advised that Company D was evaluating a number of different transactions, all at no premium or low premium. He expressed concern about the regulatory and political environment in Colorado and advised that understanding Noble Energy’s position in Colorado and its Eastern Mediterranean assets would be key considerations, and that any deal would have to be done at a low-to-no-premium. He committed to discuss Noble Energy internally with his management team and to respond after the Memorial Day holiday.

Also on May 15, 2020, a director of Company E, an independent, domestic energy company of a smaller scale relative to Noble Energy, and Mr. Stover discussed the potential for a strategic transaction in which Noble Energy would acquire Company E given the complementary nature of each company’s onshore U.S. assets. Mr. Stover and the director of Company E agreed to discuss the potential transaction in the coming weeks.

Also on May 15, 2020, J.P. Morgan called representatives of Company F, a global energy company, to inquire as to whether Company F would be interested in acquiring Noble Energy. The Company F representatives promised to consider it and respond to J.P. Morgan quickly. Two days later, a representative of Company F contacted J.P. Morgan and advised that, while it might have an interest in the Eastern Mediterranean assets, it was not willing to consider acquiring Noble Energy.

On May 18, 2020, Moody’s affirmed Noble Energy’s Baa3 rating with a negative outlook.

On May 19, 2020, J.P. Morgan had a follow-up discussion with representatives of Company C, who reiterated that Company C was focused on executing its organic strategy and would not pursue acquiring Noble Energy.

On May 20, 2020, Mr. Stover contacted the Chief Executive Officer of Company G, a large, global energy company, and advised that Noble Energy was looking at strategic alternatives and wanted to inquire as to Company G’s interest in acquiring Noble Energy, given Company G’s complementary assets and financial capabilities. The Company G Chief Executive Officer agreed to discuss internally and respond shortly.

Also on May 20, 2020, Mr. Stover had a telephone call with the Chief Executive Officer of Company H, an independent energy company, in which the parties discussed industry conditions in the wake of several restructurings, continued commodity risk, and the criticality of creating scale through consolidation. Mr. Stover advised that Noble Energy management had identified Company H as a potential strategic business combination candidate, given the complementary nature of Company H’s assets relative to Noble Energy’s assets. Company H generally agreed on the need for consolidation, but expressed concern that achieving appropriate scale might take more than one merger. Company H’s Chief Executive Officer relayed that the Company H board had its own strategic session planned for late June and that he would reconnect with Mr. Stover after that discussion.

On May 22, 2020, Mr. Smolik had a follow-up discussion with the Chief Executive Officer of Company E to discuss the strategic benefits of Noble Energy acquiring Company E, including the complementary assets and increased scale. The Company E Chief Executive Officer noted that Company E had an upcoming board meeting and committed to reconnect with Mr. Smolik thereafter.

Also on May 22, 2020, Mr. Smolik had a telephone call with the Chief Executive Officer of Company I, an international energy company, to ascertain whether Company I might have an interest in exploring an acquisition of Noble Energy. Company I agreed on the criticality of business scale and the need for industry consolidation, relayed that Company I was interested in enhancing its international operations and promised to take the opportunity under advisement. Company I’s Chief Executive Officer also advised that Company I would only consider any such transaction at low-to-no-premium to Noble Energy’s trading price.

Also on May 22, 2020, Rachel G. Clingman, Noble Energy’s Senior Vice President and General Counsel, contacted representatives of Vinson & Elkins L.L.P. (“Vinson & Elkins”) to assist Noble Energy as outside legal counsel in the review of strategic alternatives.

On May 27, 2020, Messrs. Stover and Smolik had a telephone conference with the Advisory Group and J.P. Morgan to brief the Advisory Group on discussions with other potential counterparties and to discuss a call with Chevron planned for the following day. Mr. Stover briefed the Advisory Group on the two discussions with Company E and discussed the likelihood that, if Noble Energy pursued that acquisition, Company E would require some control premium.

On May 28, 2020, the Noble Energy Board held a special meeting via videoconference, joined by members of Noble Energy management. Members of management and the Advisory Group apprised the other directors of the status of contacts with various counterparties. The Noble Energy Board and management also held further discussions on matters including Noble Energy’s performance and financial position.

Also on May 28, 2020, Mr. Smolik had a telephone conversation with Mr. Pryor, who conveyed that Chevron was interested in acquiring Noble Energy. Mr. Pryor advised that he had the full support of the Chevron senior executive team to explore acquiring Noble Energy but, in the current environment, Chevron would not be in a position to pay a premium to Noble Energy’s trading price. Mr. Pryor advised that Chevron was prepared to move quickly and was sensitive to the risk of a leak to the public about Chevron’s interest in Noble Energy. Mr. Smolik responded that Noble Energy was focused upon intrinsic and overall value, especially given its portfolio of long-term, high quality and large scale assets, and therefore that an all-stock transaction where Noble

Energy stockholders retained an ongoing ownership position was important to the Noble Energy Board. The parties agreed that it would be appropriate to discuss a specific exchange ratio at a later time, after Chevron had an ability to conduct a due diligence review of Noble Energy.

On May 29, 2020, Messrs. Stover and Smolik had a telephone conference with the Advisory Group and J.P. Morgan to summarize the prior day’s phone call with Chevron. The Advisory Group encouraged Messrs. Stover and Smolik to continue to engage with Chevron and to also follow up with the other potential counterparties who had not given a final response to discussions with Noble Energy.

On June 2, 2020, Mr. Stover had a follow-up call with the Chief Executive Officer of Company D, who advised Mr. Stover that Company D was continuing to evaluate low-to-no premium transactions with other counterparties and that, while Noble Energy was of interest, Company D preferred to conclude such evaluations before entertaining a transaction with Noble Energy. Company D requested a call if Noble Energy decided to proceed with another alternative, but reminded Mr. Stover that it would only be interested in a no-premium or at most low-premium transaction.

Also on June 2, 2020, Messrs. Stover and Smolik met with Mr. Pryor for follow-up discussions on the merits of a potential transaction. Mr. Pryor again reiterated that Chevron was focused on Noble Energy, had the desire and ability to move quickly, and continued to be opposed to any premium on current stock prices. Messrs. Stover and Smolik reiterated their view that the exchange ratio should reflect Noble Energy’s intrinsic value, and agreed that discussions of appropriate exchange ratios should be held following Chevron’s due diligence review.

On June 8, 2020, Mr. Smolik had a follow-up discussion with the Chief Executive Officer of Company I, who advised Mr. Smolik that Company I analyzed the opportunity in great detail and was not interested at this time mainly because of Noble Energy’s high absolute debt level and relative over-leverage, as well as Company I’s view of opportunities within its own onshore assets. The Chief Executive Officer of Company I also advised that in international opportunities, Company I was focused on organic growth over acquisitions.

Also on June 8, 2020, Mr. Stover contacted the Chief Executive Officer of Company A, to inquire if Company A was willing to re-engage to discuss a combination with Noble Energy. The Chief Executive Officer of Company A reiterated its position that Company A had decided to remain focused on its domestic operations and was not seeking to expand into international operations at this time.

On June 9, 2020, Mr. Stover had a follow-up discussion with an executive officer of Company G, who advised Mr. Stover that Company G did a thorough review of Noble Energy but found no strategic fit with Noble Energy’s Eastern Mediterranean position and, therefore, would conclude discussions with Noble Energy.

Also on June 9, 2020, Messrs. Stover and Smolik had a videoconference meeting with the Advisory Group and J.P. Morgan to discuss recent conversations with potential counterparties. Following this discussion, the Advisory Group and Noble Energy management requested that J.P. Morgan contact Company J, an international independent energy company, to assess whether Company J might be interested in a business combination with Noble Energy.

On June 10, 2020, as requested, J.P. Morgan contacted representatives of Company J. Company J advised that integrating Noble Energy’s Eastern Mediterranean assets would be a challenge to its existing portfolio and that it was not a good time for them to consider a transaction. Company J expressed reservations about the combined leverage of the two companies.

On June 11, 2020, the Noble Energy Board met via videoconference, together with members of Noble Energy management and representatives of Vinson & Elkins. A representative of Vinson & Elkins discussed legal matters with the Noble Energy Board, including the fiduciary duties of directors in the context of considering strategic alternatives. Upon completion of Vinson & Elkins’ presentation, representatives of J.P. Morgan joined the meeting to discuss, together with Noble Energy management, topics including an exploration and production market update, the relative performance of oil and gas companies of different sizes and credit ratings, considerations related to identified strategic alternatives (including potential acquisitions, mergers, sale transactions, and remaining standalone), considerations regarding potential counterparties and considerations specific to Chevron and to Noble Energy. The Noble Energy Board also discussed the potential for a transaction with Company E, observing that while an acquisition of Company E could improve cash flows and marginally reduce leverage, it would increase Noble Energy’s portfolio risk, would likely require Noble Energy to pay a control premium and was a smaller magnitude transaction that would be more appealing after a more strategic combination. Following discussion, the Noble Energy Board determined that it would be in the best interests of Noble Energy’s stockholders for Noble Energy to further explore a transaction with Chevron, and accordingly authorized and instructed management and the advisors to enter into a non-disclosure agreement and commence initial due diligence in order to better understand the merits and opportunities of a Chevron transaction. The Noble Energy Board further authorized and instructed Noble Energy management and the Advisory Group to continue to engage with other identified counterparties, including Company H and Company D.

On June 15, 2020, Chevron sent a draft mutual confidentiality agreement to Noble Energy to facilitate further discussions about a possible transaction. Over the course of the next several days, representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Chevron’s outside counsel, and representatives of Vinson & Elkins, negotiated the terms of the confidentiality agreement between Chevron and Noble Energy, including the terms of a customary standstill provision binding on Chevron. The confidentiality agreement also contained a “fall away” provision rendering the standstill inapplicable following Noble Energy’s entry into a definitive agreement to effectuate a merger, business combination or certain other type of transaction involving all or a majority of the voting securities of Noble Energy or the consolidated assets of Noble Energy, or in the event that a third party commences (or announces an intention to commence) a tender or exchange offer for all or a majority of Noble Energy’s outstanding voting securities and Noble Energy or the Noble Energy Board either recommends or accepts such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of such commencement or announcement.

On June 17, 2020, Mr. Smolik had a telephone conversation with the Chief Executive Officer of Company B, and was informed that, while Company B was intrigued by Noble Energy’s Eastern Mediterranean assets and potential cash flow generation, it would not consider a business combination with Noble Energy due to Noble Energy’s debt and leverage.

On June 20, 2020, Noble Energy and Chevron executed the mutual confidentiality agreement.

On June 22, 2020, Mr. Stover had a follow-up call with the Chief Executive Officer of Company D, who advised that Company D continued to remain focused on other strategic opportunities and was not prepared to turn its attention to Noble Energy, and reiterated its view that Company D would, in any event, pursue only a combination at low-to-no-premium.

On June 25, 2020, Mr. Stover had a meeting with the Chief Executive Officer of Company H, who advised that Company H would need additional information and certainty about Noble Energy’s Eastern Mediterranean position, that more than one transaction may be required to reach necessary scale, and that the combined company’s balance sheet would still be a concern.

Throughout the course of June 26 and 27, 2020, Noble Energy management presented to Messrs. Pryor and Mount as well as other Chevron representatives, including representatives from Paul Weiss and Credit Suisse Securities (USA) LLC (“Credit Suisse”), financial advisor to Chevron, with representatives from Vinson & Elkins and J.P. Morgan also in attendance, on a series of topics related to Noble Energy’s operations, both in person and by video conference.

On June 29, 2020, Noble Energy provided Chevron with access to an electronic data-room.

On July 1, 2020, the Chief Executive Officer and a director of Company E contacted Messrs. Stover and Smolik to advise that Company E had finished its board review and remained interested in the scale that a transaction between Company E and Noble Energy would provide. Mr. Stover responded that Noble Energy remained interested but had other cost reduction initiatives underway. Company E agreed they would check back with Mr. Stover in August after each company’s respective earnings call.

Also on July 1, 2020, Messrs. Stover and Smolik had a videoconference meeting with the Advisory Group and J.P. Morgan to provide the Advisory Group with an update on discussions with Chevron and the other potential counterparties as well as preparation for the upcoming Noble Energy Board meeting scheduled for July 8, 2020.

Also on July 1, 2020, Mr. Smolik had a call with Mr. Pryor to discuss Chevron’s progress and to discuss follow-up due diligence. In the course of this call, Mr. Pryor advised Mr. Smolik that Chevron’s senior executive team had met the previous day and authorized Mr. Pryor to continue to progress discussions with Noble Energy.

Between July 2 and July 6, 2020, Mr. Stover had individual telephone conversations with each of the other members of the Noble Energy Board to solicit their input on whether the time was appropriate to entertain any of the strategic alternatives, in particular the potential transaction with Chevron, as opposed to continuing to execute on the company’s existing strategy on a standalone basis.

Messrs. Smolik and Pryor had another process discussion on July 6, 2020. Mr. Smolik reiterated Noble Energy’s position that any offer should reflect the intrinsic value of Noble Energy.

On July 8, 2020, the Noble Energy Board had a special videoconference meeting, with representatives of Noble Energy management, J.P. Morgan and Vinson & Elkins in attendance. Noble Energy management and J.P. Morgan provided the Noble Energy Board with a status update on the discussions with various potential counterparties as part of the review of strategic alternatives. In total, Noble Energy management or J.P. Morgan had discussed (i) a sale of Noble Energy with six potential acquirers, (ii) a strategic business combination with four potential counterparties and (iii) an acquisition of a smaller peer company. In addition, a number of other potential acquirers or counterparties were evaluated. J.P. Morgan also provided an update on various matters, including the state of the exploration and production industry. Noble Energy management and J.P. Morgan also discussed management’s range of financial forecasts, including the assumptions underlying such forecasts, including three sets of commodity price assumptions and two sets of activity level assumptions, and addressed the directors’ numerous questions regarding these assumptions. Management’s commodity price cases included (i) the “Base” case, with long term price assumptions of $50 / $55 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub), (ii) the “Strip+” case which reflected the then current NYMEX strip pricing through 2024E with gradual escalation to $50 / $55 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub) by 2029, and (iii) the “Upside” case, which assumed $60 / $65 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub) pricing starting in 2022 through 2029. Please see “—Noble Energy Unaudited Prospective Financial Information” beginning on page 71 for additional information about these forecasts. The Noble Energy Board, management and J.P. Morgan discussed the relative likelihood of each set of commodity price assumptions and the appropriate probability weighting for each. The Noble Energy Board observed that with respect to the higher activity cases, Noble Energy would be limited by the company’s ability to finance the higher activity required to increase cash flows and lower leverage, and to manage through a cycle of low LNG prices. J.P. Morgan also analyzed the ability of Noble Energy’s unconventional businesses in the DJ Basin and Delaware Basin to generate future free cash flow, the estimated number of remaining drilling locations and the breakeven required oil price over time. Within 5-10 years, the remaining inventory would require higher oil prices to generate adequate returns.

The Noble Energy Board, management and J.P. Morgan further discussed the ability of Noble Energy to de-lever to 1.5x debt / EBITDAX, which was Noble Energy’s pre-downturn target leverage metric and the level at which Noble Energy believed it could begin increasing stockholder dividends. J.P. Morgan’s analysis showed that none of the management commodity price projection cases that management and the Noble Energy Board asked J.P. Morgan to review (including the Upside case) would enable Noble Energy to reduce its leverage below 1.7x EBITDAX and increase cash returned to stockholders through dividends or share repurchases within the next five years. In both the Base and Strip+ cases, Noble Energy’s net debt would remain above 2.9x EBITDAX through 2024. In light of this, the Noble Energy Board, management and J.P. Morgan discussed issues including the ability to return capital to stockholders, the credit rating, the potential for increased cost of debt, the degree of portfolio concentration risk associated with the Eastern Mediterranean and Colorado, the long-term viability of the existing development model, and the risk that transaction opportunities actionable at this time may not be actionable in the future.

J.P. Morgan provided and discussed with the Noble Energy Board a comparison of strategic alternatives, including remaining independent, a sale of the Eastern Mediterranean operations, a take-private of Noble Midstream, an acquisition of Company E, a combination of the prior three options, and a sale to Chevron, together with various financial comparatives of each (assuming, for hypothetical purposes only, no premium in each of an acquisition of Company E or a sale to Chevron). The Noble Energy Board observed that a potential transaction with Chevron (even at a hypothetical no premium) would reduce leverage and provide the greatest ability to increase dividends for the Noble Energy stockholders, as compared to Noble Energy’s standalone strategy and other alternatives. A sale of the Eastern Mediterranean operations would not meaningfully improve overall leverage metrics, would reduce future free cash flows and result in meaningful tax leakage. The take-private of Noble Midstream would have little effect on leverage and cash flows. An acquisition of Company E would modestly improve operating cash flow and free cash flow, but have no impact on dividend coverage and bring only a modest reduction in leverage, while increasing Noble Energy’s portfolio risk. The combination of all other alternatives had a high degree of execution risk and did not result in any material benefit on most metrics except for a modest reduction in leverage. Based on this review, the Noble Energy Board instructed Noble Energy management to continue to pursue a transaction with Chevron.

On July 9, 2020, Noble Energy issued a press release providing an operational and cost reduction update for the second quarter of 2020.

Also on July 9, 2020, Mr. Smolik had another call with Mr. Pryor who advised that Chevron intended to extend an offer. Mr. Smolik noted to Mr. Pryor that it would be important to the Noble Energy Board that an offer demonstrate the clear support of the Chevron Board of Directors.

Later that evening, Mr. Wirth called Mr. Stover to advise that Mr. Wirth would be providing an offer letter with the support of the Chevron Board. Mr. Wirth also advised that Mr. Pryor had his full authority to negotiate on behalf of Chevron.

On the morning of July 10, 2020, Mr. Pryor and Mr. Stover met in person to discuss Chevron’s proposal. Mr. Pryor explained that Chevron was highly impressed with Noble Energy’s assets and the cultural fit between the two organizations. However, Chevron would not agree to pay more than a modest premium in the current environment. Therefore, Chevron offered an exchange ratio of 0.1123 of a share of Chevron in exchange for each Noble Energy share, which was a 7.5% premium to Noble Energy’s closing price on the prior day. The 0.1123 ratio also represented a 2% premium to the ten day average closing price, a 1% premium to the three month average closing price and a nearly 11% premium to the average closing price for the period from March 6, 2020 (used by the Noble Energy Board as the beginning of the post-COVID 19 and OPEC price war period) through July 9, 2020. Chevron’s proposal emphasized the upside potential to Noble Energy stockholders from receiving Chevron’s stock and Chevron’s approximately 6% dividend yield. The proposal stressed that Chevron’s first financial priority is maintaining and growing the Chevron dividend and noted Chevron’s 33-year history of increasing dividends. It also implied a transaction-value-to-2021-estimated-EBITDAX of 6.8x based on management’s Base case forecast.

Also on July 10, 2020, Chevron sent a draft merger agreement to Noble Energy. Among other things, the draft included provisions that required Noble Energy to present the Chevron transaction to Noble Energy’s stockholders for approval even if a third party were to propose an alternative transaction that the Noble Energy Board determined to be a superior proposal (a “Force the Vote Provision”). The Chevron draft merger agreement also included a termination fee payable by Noble Energy in certain circumstances, including one in which the Noble Energy Board withdrew its recommendation in favor of the Chevron transaction in response to a superior proposal from a third party, equal to 4% of Noble Energy’s equity value implied by the transaction.

That afternoon, Messrs. Stover and Smolik had a videoconference meeting with the Advisory Group and J.P. Morgan to discuss a response to Chevron and to prepare for an upcoming Noble Energy Board meeting scheduled for July 13, 2020.

On July 13, 2020, the Noble Energy Board had a special videoconference meeting, with representatives of Noble Energy management, J.P. Morgan and Vinson & Elkins in attendance. Mr. Stover reviewed Chevron’s offer and his discussions with Mr. Pryor. Representatives of J.P. Morgan provided the Noble Energy Board with J.P. Morgan’s analyses regarding certain financial aspects of the proposal, including comparisons to various alternative exchange ratios.

The Noble Energy Board, Noble Energy management and the advisors engaged in a discussion of the specific risks and considerations relating to remaining a standalone entity. The Noble Energy Board discussed Noble Energy’s credit rating, including collateral posting requirements, ability to execute major offshore projects, the possibility and impact of relying on project-based secured financing on Noble Energy’s operations, the sustainability and financeability of an exploration and expansion program at elevated levels of leverage, the ability to reduce leverage, and the likelihood of lower liquidity driven by a significantly smaller revolving credit facility upon renewal. The Noble Energy Board, Noble Energy management and the advisors also discussed portfolio concentration risk and geopolitical instability across the Eastern Mediterranean region and Colorado, the ability to return capital to stockholders, the likelihood of a “lower for longer” price environment for oil and LNG, and the potentially asymmetric risk of timing for any potential recovery and the share price volatility of Noble Energy compared to major, integrated companies.

The Noble Energy Board also discussed with management and J.P. Morgan a comparison of Chevron and Noble Energy’s 2020 capital expenditure budget changes, the ability of both companies to continue funding exploration, and the impact of potential unsuccessful exploration, lower volumes from the Eastern Mediterranean, and/or a delay in funding expansion in Equatorial Guinea and Eastern Mediterranean on Noble Energy management’s forecasts. The Noble Energy Board observed that this analysis revealed that only very high levels of assumed success would position Noble Energy to reduce debt in the outer years of the company’s ten year plan.

The Noble Energy Board also discussed with management and J.P. Morgan the ability of Chevron to maintain its dividend, the impact of recent market conditions on Chevron and the potential impact of an acquisition of Noble Energy on Chevron. The Noble Energy Board observed that this analysis showed that Chevron had significant financial flexibility to continue both development and its current dividend payments, notwithstanding another two years of low commodity prices. In contrast, Noble Energy’s stand-alone analysis reflected financial stress should commodity prices fail to materially recover during this same timeframe. The Noble Energy Board also discussed transaction multiples and premiums from recent transactions.

The Noble Energy Board then discussed with Noble Energy management and the advisors a strategy to respond to Chevron. The Noble Energy Board considered a number of response options and ultimately unanimously agreed that the best path for stockholder value was to reject Chevron’s proposed exchange ratio but to indicate the Noble Energy Board’s continuing interest and to demonstrate to Chevron that intrinsic value supported a higher exchange ratio. Thereafter, J.P. Morgan representatives left the meeting and a representative of Vinson & Elkins summarized for the Noble Energy Board the key terms of Chevron’s proposed merger agreement, including the proposed Force the Vote Provision and the termination fee. The Noble Energy Board strongly rejected the Force the Vote Provision, particularly in light of Chevron’s position on its willingness to pay a premium.

Also on July 13, 2020, Mr. Stover met in person with Mr. Pryor to advise that the Noble Energy Board was unwilling to accept Chevron’s proposal from a perspective of value and because the proposed premium failed to take into account any pre-COVID-19 performance. Mr. Stover advised Mr. Pryor that Noble Energy believed an exchange ratio that considered both the one-year average exchange ratio (0.1525) and the year-to-date average exchange ratio (0.1251) would be more appropriate. Mr. Pryor agreed to take Noble Energy’s position back to Chevron management, but also advised that he did not think that Chevron would be willing to transact at these exchange ratios.

On July 14, 2020, Mr. Pryor met in person with Mr. Stover and explained that, while Chevron remained very interested in the transaction, Chevron remained focused on its view of value and would not be able to agree to more than a single-digit, day-one implied premium. Mr. Pryor suggested that the parties and their advisors attempt to negotiate the merger agreement terms and revisit the exchange ratio at the end of the week.

On July 15, 2020, the Noble Energy Board had a special videoconference meeting, with representatives of Noble Energy management, J.P. Morgan and Vinson & Elkins in attendance. Mr. Stover updated the Noble Energy Board on the status of discussions with Chevron. Representatives of J.P. Morgan reviewed preliminary financial analyses of the proposed transaction and the Noble Energy Board (i) discussed matters including the impact on stock prices of prior dividend cuts by international oil companies, (ii) further reviewed the ability of Chevron to maintain its dividend, (iii) discussed potential strategic alternatives again, including an alternative where Noble Energy would acquire Noble Midstream and Company E, and would not sell its Eastern Mediterranean assets. Following this presentation, the representatives of J.P. Morgan left the meeting, and the directors engaged in a discussion with Noble Energy management and Vinson & Elkins on negotiating strategy. After discussion, the Noble Energy Board determined that it would be helpful to see how Noble Energy’s stock traded relative to Chevron’s stock for the remainder of the week, and the Noble Energy Board instructed Noble Energy’s management and advisors to negotiate the merger agreement with Chevron and its advisors and revisit the exchange ratio at the end of the week.

On July 16, 2020, Noble Energy sent Chevron a revised draft merger agreement that, among other revisions, eliminated the Force the Vote Provisions and proposed a termination fee of 2.5% of Noble Energy’s equity value implied by the transaction.

Also on July 16, 2020, representatives of J.P. Morgan and Credit Suisse had a telephone conference to discuss the due diligence topics that Noble Energy and its representatives proposed to ask Chevron, which topics had been previously provided to Chevron. During the course of this discussion, the J.P. Morgan representatives emphasized to the Credit Suisse representatives that the Noble Energy Board would not agree to a Force the Vote Provision.

On July 17, 2020, Paul Weiss sent Vinson & Elkins a revised draft merger agreement which, among other things, reinstated the Force the Vote Provision and proposed that Noble Energy’s termination fee would be equal to 3.75% of its equity value implied by the transaction. Later that day, representatives of Vinson & Elkins and Ms. Clingman had a discussion with representatives of Paul Weiss regarding the terms of the merger agreement, including the scope of representations and warranties and interim operating covenants.

Following the close of the market, Messrs. Stover and Smolik met in person with Mr. Pryor and Mr. Mount. Mr. Pryor proposed that Chevron would concede the Force the Vote Provision and agree to a 3.25% termination fee, and proposed an exchange ratio of 0.1180 of a share of Chevron in exchange for each Noble Energy share, which was a 5.1% increase in the exchange ratio from Chevron’s prior offer and a 6.6% premium to Noble Energy’s closing price on July 17th. The 0.1180 ratio also represented a nearly 11% premium to the ten day average closing price, a nearly 10% premium to the three month average closing price and a nearly 22% premium to the average closing price for the period from March 6, 2020 through July 17, 2020. The offer also implied a transaction-value-to-2021-estimated-EBITDAX multiple of 7.3x based on management’s Base case forecast.

On the morning of July 18, 2020, the Noble Energy Board met via videoconference, together with members of Noble Energy management and representatives of Vinson & Elkins and J.P. Morgan. Representatives of J.P. Morgan provided J.P. Morgan’s preliminary financial analysis on the Chevron proposal. After much discussion among the Noble Energy Board, Noble Energy management and the advisors, the Noble Energy Board expressed support for, but not final approval of, a transaction at the proposed 0.1180 exchange ratio and instructed Mr. Stover to seek a further increase in the exchange ratio.

Mr. Stover thereafter contacted Mr. Pryor to ask him to arrange for a call with Mr. Wirth.

Mr. Stover called Mr. Wirth and advised that the parties were close to a transaction but the Noble Energy Board strongly desired an additional increase in the exchange ratio, noting that while the exchange ratio had improved, the premium had declined based upon interim relative stock price movement. Mr. Wirth confirmed that Mr. Stover had the authority from the Noble Energy Board to agree on terms, which Mr. Stover provided. After further discussion, Mr. Wirth agreed to an enhanced exchange ratio of 0.1191, in return for an increase in the proposed termination fee from 3.25% to 3.5%, which Mr. Stover accepted. The 0.1191 ratio represented a 7.6% premium to Noble Energy’s July 17, 2020 closing price, a 12% premium to the ten day average closing price, a nearly 11% premium to the three month average closing price and a nearly 23% premium to the average closing price for the period from March 6, 2020 through July 17, 2020. It also implied a transaction-value-to-2021-estimated-EBITDAX multiple of 7.3x based on management’s Base case forecast.

That afternoon, Vinson & Elkins sent Paul Weiss a revised draft of the merger agreement that, among other matters, eliminated the Force the Vote Provision and reflected a termination fee of 3.5% of Noble Energy’s equity value implied by the transaction.

Also that afternoon, Noble Energy management, assisted by J.P. Morgan, held a due diligence session concerning Chevron with Pierre R. Breber, Chevron’s Vice President and Chief Financial Officer and representatives from Credit Suisse. Mr. Breber provided an overview of Chevron’s operations and discussed Chevron’s expected results for the second quarter of 2020, including an anticipated significant charge for asset impairments and severance costs, commodity price realization pressures and low refinery utilization.

On the morning of July 19, 2020, the Noble Energy Board met via videoconference, together with members of Noble Energy management and representatives of Vinson & Elkins and J.P. Morgan. Representatives of J.P. Morgan reviewed with the Noble Energy Board their financial analyses of the proposed transaction at the agreed upon 0.1191 exchange ratio and the Noble Energy Board discussed with Noble Energy management and J.P. Morgan the standalone prospects for the company to pay down debt, return capital to stockholders and to fund expansion projects and exploration. The Noble Energy Board also discussed with J.P. Morgan a further analysis of the ability of Chevron to maintain its dividend, and the potential impact of an acquisition of Noble Energy on Chevron. The Noble Energy Board observed that this analysis showed that Chevron had financial flexibility to continue operations and its current dividend payments until at least 2022, regardless of whether commodity prices recovered. A representative of Vinson & Elkins updated the Noble Energy Board on the status of the merger agreement, including finalizing certain representations and warranties.

In the evening of July 19, 2020, the Noble Energy Board met via videoconference, together with members of Noble Energy management and representatives of Vinson & Elkins. A representative of Vinson & Elkins updated the Noble Energy Board on the key terms in the merger agreement. Following this discussion, representatives of J.P. Morgan joined the meeting. A representative of J.P. Morgan delivered its oral opinion, confirmed by delivery of a written opinion dated July 20, 2020, that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the consideration to be paid to the holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders. See the section entitled “—Opinion of Noble Energy’s Financial Advisor” for more information.

After carefully considering the proposed terms of the transaction with Chevron, and taking into consideration the matters discussed during that meeting and prior meetings of the Noble Energy Board, including the factors described above and under the section entitled “—Recommendation of the Noble Energy Board and Reasons for the Merger,” the Noble Energy Board unanimously (1) declared that the merger agreement and the transactions contemplated thereby (including the merger), are fair to, and in the best interests of, Noble Energy’s stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (3) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Noble Energy stockholders and (4) resolved (subject to certain exceptions set forth in the merger agreement) to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) by the Noble Energy stockholders.

Following the Noble Energy Board meeting, representatives of Vinson & Elkins and Noble Energy management worked throughout the night with representatives of Paul Weiss and Chevron management to finalize the merger agreement. In the early morning of July 20, 2020, Noble Energy and Chevron executed the merger agreement.

Prior to the opening of trading on July 20, 2020, Chevron issued a press release announcing execution of the merger agreement with Noble Energy.

Chevron’s Rationale for the Transaction

Chevron believes that the merger with Noble Energy presents Chevron with the opportunity:

•	to enhance its portfolio of assets both in its U.S. onshore (in the DJ Basin, Permian Basin and Eagle Ford) and international operations (in Israel and Equatorial Guinea);

•	to improve Chevron’s resource base through the acquisition of proved reserves and undeveloped resources at an attractive acquisition cost;

•	to achieve operational and other cost synergies through the rationalization of duplicate activities and utilization of Chevron’s scale; and

•	to be accretive to return on average capital employed, free cash flow, and earnings per share within 12 months after the completion of the merger.

Noble Energy Board’s Recommendations and Its Reasons for the Transaction

By unanimous vote, the Noble Energy Board, at a meeting held on July 19, 2020, (a) declared that the merger agreement and the transactions contemplated thereby (including the merger), are fair to, and in the best interests of, Noble Energy’s stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Noble Energy stockholders and (d) resolved (subject to certain exceptions set forth in the merger agreement) to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) by the Noble Energy stockholders. The Noble Energy Board unanimously recommends that Noble Energy stockholders vote “FOR” the merger proposal, “FOR” the non-binding merger-related compensation proposal, and “FOR” the adjournment proposal.

In reaching its determinations and recommendations, the Noble Energy Board consulted with company management and independent financial and legal advisors and considered a range of factors and scenarios, as discussed below. Factors that weighed in favor of the merger include:

•	Greater Stockholder Value and Return Potential. The Noble Energy Board assessed the value and nature of the consideration to be received in the merger by Noble Energy stockholders, including:

•	The stock-for-stock merger enables Noble Energy stockholders to participate in the value and opportunities of Chevron after the merger, including both dividends and expected future growth;

•	Chevron has historically paid an above-market stockholder dividend, has a 33-year history of increasing its dividend annually, and has a strongly-stated public commitment to protect its dividend;

•

Based on financial analyses conducted at the request of the Noble Energy Board, the Noble Energy Board believes that Chevron has significant financial flexibility to continue its current dividend payments, even assuming another two years of low commodity prices;

•

Based on the closing trading price of Chevron common stock of $87.19 on July 17, 2020, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $10.38 per share of Noble Energy common stock;

•	The consideration to be paid to holders of Noble Energy common stock represented:

•	a 12% premium to the ten (10) day average closing price for the period ended July 17, 2020 (the last trading day prior to public announcement of the merger);

•	a nearly 11% premium to the three (3) month average closing price for the period ended July 17, 2020; and

•

a nearly 23% premium to the average closing price for the period from March 6, 2020 (which the Noble Energy Board determined was the beginning of the post-COVID-19 and OPEC price war period) through July 17, 2020;

•

The implied transaction-value-to-2021-estimated-EBITDAX (based on management’s Base case EBITDAX estimates) multiple of 7.3x compares favorably to recent, high premium transactions in the upstream oil & gas industry:

Date Announced	Buyer/Seller	Transaction Value	Transaction Value / EBITDAX(1)
7/20/20	Chevron/Noble Energy	$13.2 billion	7.3x
11/14/19	Callon/Carrizo	$2.7 billion	3.5x
5/9/19	Oxy/Anadarko	$56.9 billion	7.2x
11/1/18	Encana/Newfield	$7.7 billion	4.2x

(1)

Multiple for the Chevron / Noble Energy transaction based on Noble Energy management base forecast using 2021 estimated EBITDAX. Please see “—Noble Energy Unaudited Prospective Financial Information” beginning on page 71 for additional information about these forecasts. For all other transactions, the multiple disclosed is based on SEC filings and consensus estimates of the subsequent twelve month EBITDAX. Using consensus estimates for 2021 EBITDAX for Noble Energy, the Chevron / Noble Energy multiple would be 6.7x.

•	Chevron has an industry-leading balance sheet and liquidity as of June 30, 2020 of more than $30 billion; and

•	The merger is structured as a stock-for-stock transaction and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Benefits of Chevron After the Merger: Greater Scale and Financial Strength. The Noble Energy Board believed that the company resulting from a merger of Chevron and Noble Energy would be extremely well positioned, with industry-leading market capitalization, global footprint and ability to invest on a strategic timeline less susceptible to immediate commodity prices.

•

The global scale of Chevron after the merger; integration across upstream, midstream and downstream assets; and geographic, asset and potential business diversity will reduce cash flow volatility and better support strategic investment;

•	A larger, diversified asset portfolio would de-risk the portfolio and any potential future impact from regulatory changes or initiatives in the Eastern Mediterranean or Colorado;

•

Chevron after the merger will have a strong investment-grade credit rating (currently Aa2 and AA), a materially lower cost of capital, and a greater ability to fund major projects and maximize returns than Noble Energy on a standalone basis;

•	The merger significantly improves a number of key financial metrics on a pro forma basis, including as follows:

Scale	Noble Energy	Chevron	Pro Forma	Pro Forma to Noble Energy Stockholders
Market Capitalization as of July 17, 2020 ($ billions)	$4.69	$163.02	$167.71	$5.04

Returns
Last Twelve Months Free Cash Flow ($ per share)(1)	($2.36)	$ 2.66	$ 1.99	$0.24
Estimated 2021 Annual Dividends ($ millions)	$ 38	$ 9,722	$10,024	$ 301
Annualized Dividend ($ per share)(2)	0.08	$ 5.16	$ 5.16	$0.61

Financial Strength
Net debt / LTM EBITDAX	3.4x	1.0x	1.2x	1.2x
Credit Rating (Moody’s / S&P)	Baa3/BBB-	Aa2/AA	Aa2/AA	Aa2/AA

(1)	Pro Forma to NBL Stockholders based on fixed exchange ratio.
(2)	Pro Forma to NBL Stockholders based on fixed exchange ratio and dividend paid for the quarter ended June 30, 2020.

•	The complementary nature, quality and scale of assets of Chevron after the merger, including:

•

Global Offshore Conventional Basins in Eastern Mediterranean and West Africa: The combination of Noble Energy’s world-class natural gas reservoirs (including significant discovered resources) in West Africa and the Eastern Mediterranean with Chevron’s exceptional global upstream conventional asset portfolio, consistent exploration program and global LNG portfolio and experience is expected to:

•	strengthen the asset portfolio of Chevron after the merger;

•	enhance returns from integrated global gas operations;

•	generate greater free cash flow, with a significantly reduced cost of capital;

•	improve the chance of exploration program success;

•	create a leading industry player in the Mediterranean region, an area of ongoing expansion;

•	provide greater ability to monetize Noble Energy’s discovered conventional gas resources; and

•	support further growth opportunities globally.

•	U.S. Onshore Unconventional DJ Basin and Permian Basin: Noble Energy brings a significant unconventional asset base in the DJ Basin (336,000 net acres) and adds 92,000 largely contiguous and adjacent net acres to Chevron’s existing acreage in the Permian Basin, benefitting Noble Energy stockholders by:

•	enhancing a leading U.S. unconventional position;

•	providing cost and infrastructure efficiencies due to greater scale; and

•	reducing basin-specific concentration risk.

•

The significant synergies of the combination, which are not achievable by Noble Energy as a standalone entity, are projected to be accretive to free cash flow, earnings and book returns within one year following the consummation of the transaction, assuming a price of $40 or higher per barrel of Brent Crude Oil;

•	The larger enterprise will have improved ability to withstand commodity supply and demand and price volatility;

•

While Noble Energy and Chevron are both industry leaders on Environmental, Social and Governance (“ESG”) matters, Chevron after the merger will have greater scale and resources to respond to increasing regulatory and other ESG matters; and

•

Chevron and Noble Energy share core values of integrity, collaboration, accountability and caring of people and the environment, and the combined workforce will continue to increase efficiency and deliver stockholder value.

•

Ability to Protect Opportunity While Mitigating Downside Risk of Portfolio; Superior Alternative to Continuing Noble Energy as an Independent, Standalone Company. The Noble Energy Board determined that entering into the merger agreement with Chevron provided the best alternative to create stockholder value from the Noble Energy assets on a short-, intermediate- and long-term basis, including as compared to continued operations on a standalone basis in light of the compelling value proposition of the Chevron transaction. In reaching this conclusion, the Noble Energy Board examined three sets of commodity price assumptions, including (i) a “Base” case, with long term price assumptions of $50 / $55 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub), (ii) a “Strip+” case which reflected the then current NYMEX strip pricing through 2024E with gradual escalation to $50 / $55 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub) by 2029, and (iii) an “Upside” case, which assumed $60 / $65 per barrel (WTI / Brent) and $2.50 per mmbtu (Henry hub) pricing starting in 2022 through 2029. The Noble Energy Board further considered two sets of drilling activity assumptions, as described in more detail under “—Noble Energy Unaudited Prospective Financial Information” beginning on page 71. The Noble Energy Board also considered the following operational and financial risks inherent in maintaining the assets within the current or a somewhat larger standalone exploration and production company, and determined that the Chevron transaction eliminated, or significantly reduced, key risks:

•

Noble Energy’s balance sheet has a debt-to-capitalization ratio and leverage that are among the highest of its peers and its projected financial condition will likely constrain its ability to pursue large future projects both domestically and internationally;

•	Long-term commodity price fluctuations and regulatory risk challenge the long-term competitiveness and sustainability of future cash flows from Noble Energy’s assets in a standalone business;

•	Noble Energy operates in an industry that is generally out of favor among investors, which threatens Noble Energy’s long-term valuation and access to capital as a standalone entity;

•	Noble Energy faces the potential risk of a loss of its investment grade credit ratings, which would likely result in:

•	collateral requirements potentially impacting near term liquidity;

•	a higher cost of capital;

•	the potential longer-term loss of liquidity from a likely significant reduction of the revolving credit facility upon renewal;

•	more restrictive covenants for new bond issues and bank debt; and

•	a disproportionate reduction of bank and capital markets capacity over time, based upon scale and ESG considerations;

•

Noble Energy anticipates a dividend of no more than the current $0.08 per share annually for several years, given that Noble Energy’s need to reduce leverage to historic, pre-downturn level of less than 1.5x net debt to EBITDAX would restrict additional cash beyond the current annual dividend:

•	through 2026 in management’s Base, Strip+, and Strip+ Low cases; and

•	through 2025 even in management’s Upside case, which is dependent on a WTI commodity price of $60 per barrel in 2022 and beyond;

•

Noble Energy’s reduced spending in 2020 reduces future free cash flow from its unconventional businesses in the DJ Basin and Delaware Basin. Although adequate inventory of future drilling opportunities exists in the near team, additional investment would be required to supplement the inventory. Within 5-10 years, the remaining inventory would require higher oil prices to generate adequate returns;

•	Noble Energy’s 10-year plan requires a high level of future exploration and development project success to materially increase cash flows available to its stockholders during years 5-10;

•	Noble Energy is susceptible to concentration risk associated with its Eastern Mediterranean and DJ Basin assets in light of ongoing regulatory and political uncertainty and volatility;

•	Noble Energy faces near-term commodity price risk because commodity demand has been severely impacted by the global COVID-19 pandemic; and

•

Noble Energy operates in an industry that faces significant potential financial and operating risks associated with environmental and other regulatory considerations, and growing pressure to diversify away from fossil fuels.

•

Superior Alternative to Other Transactions Potentially Available to Noble Energy. The Noble Energy Board instructed Noble Energy management to identify and test a number of alternative scenarios and potential transactions. The Noble Energy Board evaluated these alternatives on a consistent basis using management’s projections of future financial performance and advice from external advisors. As described under the section entitled “—Background of the Merger,” at the request of the Noble Energy Board, Noble Energy management and its advisors conducted a robust evaluation of strategic alternatives, including discussions with eleven potential counterparties over two months regarding various transactions that ranged from acquisitions of other companies, to mergers of equals, to a full acquisition of Noble Energy. Ultimately, the Noble Energy Board evaluated the following potential alternative transactions:

(i) the sale of all or part of its Eastern Mediterranean assets;

(ii) a take-private of its master limited partnership, Noble Midstream Partners LP;

(iii) a merger of equals with a peer company;

(iv) purchasing a smaller peer company with asset and cost synergies; and

(v) a combination of the foregoing.

After detailed consideration of the opportunities and risks of each alternative, the Noble Energy Board determined that entering into the merger agreement with Chevron provided a superior path for sustaining and enhancing stockholder value and mitigating risk, compared to pursuing an alternative transaction, in light of certain factors, including:

•	After the merger, Chevron would, on a pro forma basis in 2021 and 2022, have

•	an industry-low debt ratio;

•	an industry-high liquidity profile;

•	a significant increase in the amount, longevity and sustainability of dividends to stockholders of Chevron after the merger;

•	less concentration risk to unfavorable regulatory developments in Noble Energy’s jurisdictions of operations;

•	greater ability to invest across the energy value chain and increase value from the assets and enhance future opportunities;

•	the potential for incremental stockholder returns in a higher commodity price environment; and

•	increased scale and capacity to address growing environmental and climate considerations and potential regulatory changes.

•	in all alternatives, Noble Energy’s leverage would continue to be significant and would continue to restrain opportunities;

•	compared to most alternatives, the merger with Chevron creates greater organic future cash flows;

•

even in the Upside case, none of the alternatives would generate sufficient free cash flow after required debt reduction to accelerate Noble Energy’s ability to grow its dividends or generate other meaningful stockholder return opportunities until at least the end of 2023;

•

none of the alternatives would allow Noble Energy to fund value-accretive expansion in the Eastern Mediterranean while maintaining targeted leverage needed to grow its dividends or generate other meaningful stockholder return opportunities;

•	a sale of Noble Energy’s Eastern Mediterranean business would further reduce future cash flow and concentrate more of the remaining value of the company in the DJ Basin assets in Colorado;

•	a take-private of Noble Midstream would not materially improve cash flows or leverage;

•	several potential alternative transactions would exacerbate Noble Energy’s portfolio concentration risks;

•

Chevron indicated the greatest interest in a transaction with Noble Energy and promised the greatest value to Noble Energy stockholders driven in part by its public commitment to grow and protect stockholder dividends; and

•

while several alternative proposals might have resulted in limited benefits to the balance sheet of the pro forma company, a combination with Chevron offered the greatest risk-adjusted long-term value, financial flexibility and sustainability.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Noble Energy Board considered the terms of the merger agreement related to Noble Energy’s ability to respond to unsolicited acquisition proposals and determined that the provisions of the merger agreement would not deter or preclude any third party from making a competing proposal and that the Noble Energy Board might, under certain circumstances, furnish information and enter into discussions and negotiations in connection with a competing proposal. In this regard, the Noble Energy Board considered that:

•	Recent precedent demonstrates that an executed merger agreement is not a deterrent to potential topping bids;

•

subject to compliance with the applicable provisions of the merger agreement, the Noble Energy Board may, before adoption by Noble Energy stockholders, change its recommendation to Noble Energy stockholders with respect to adoption of the merger agreement if the Noble Energy Board determines in good faith, after consultation with its legal advisors, that failing to make a change in its recommendation would reasonably likely be inconsistent with the Noble Energy Board’s fiduciary duties;

•	subject to its compliance with the applicable provisions of the merger agreement, the Noble Energy Board may terminate the merger agreement in order to enter into a superior proposal; and

•

the Noble Energy Board believed that the termination fee of $176 million is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and would not discourage alternative acquisition proposals from credible third parties willing and able to make such proposals. Noble Energy would be required to pay the termination fee to Chevron in certain circumstances, including if (i) Chevron terminates the merger agreement in connection with a change in the Noble Energy Board’s recommendation to its stockholders with respect to adoption of the merger agreement or (ii) Noble Energy terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

•

Receipt of Fairness Opinion and Presentation from J.P. Morgan. The Noble Energy Board considered the financial analysis reviewed and discussed with representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan rendered to the Noble Energy Board on July 19, 2020, which opinion was subsequently confirmed by delivery of a written opinion, dated as of July 20, 2020, that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the consideration to be paid to the holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of Noble Energy’s Financial Advisor” beginning on page 64.

•

Terms of the Merger Agreement. The Noble Energy Board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and concluded that such terms are reasonable and fair to Noble Energy. The Noble Energy Board also reviewed and considered the conditions to the completion of the merger, including regulatory approvals, which it believes are likely to be satisfied on a timely basis. The Noble Energy Board noted in particular that the completion of the merger is not subject to any financing condition or any condition based upon Chevron stockholder approval, which enhances the likelihood of the merger’s consummation.

In the course of its deliberations, the Noble Energy Board also considered a variety of risks and other potentially negative factors, including the following:

•

Transacting During a Downturn in the Energy Industry. The Noble Energy Board considered that the merger with Chevron would occur at a time when commodity prices and the stock prices of energy companies, including Noble Energy, are depressed.

•

Fixed Exchange Ratio. The Noble Energy Board considered that because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Noble Energy stockholders will bear the risk of a decrease in the trading price of Chevron common stock during the pendency of the merger and the merger agreement does not provide Noble Energy with a collar or a value-based termination right.

•

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Noble Energy’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement.

•

Possible Failure to Achieve Synergies. The potential challenges and difficulties in integrating the operations of Noble Energy and Chevron and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•

Termination Fee. The Noble Energy Board considered that Noble Energy would be required to pay to Chevron a termination fee of $176 million in the event Noble Energy were to terminate the merger agreement in order for Noble Energy to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by Chevron in connection with a change in the Noble Energy Board’s recommendation to its stockholders with respect to adoption of the merger agreement.

•

Restrictions on Third-Party Discussions. The Noble Energy Board considered that the merger agreement required Noble Energy to terminate all discussions with potential alternative transaction counterparties while noting that Noble Energy would have the right to respond to alternative proposals that might be made by such parties pursuant to and in accordance with the applicable terms of the merger agreement.

•

Small Pro Forma Ownership. The Noble Energy Board considered that, based on the implied value of the merger consideration as of July 17, 2020, Noble Energy stockholders would only own approximately 3% of Chevron after the merger.

•

Risk Related to Chevron’s Dividend. Given the importance of Chevron’s dividend to the Noble Energy Board’s recommendation, the Noble Energy Board considered and tested the risk that Chevron would reduce its dividend.

•

Other Risks. The Noble Energy Board considered risks of the type and nature described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 30 and 33, respectively.

The Noble Energy Board believed that, overall, the potential benefits of the merger to Noble Energy stockholders outweighed the potential risks and uncertainties of the merger.

In addition, the Noble Energy Board was aware of and considered that Noble Energy’s directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Noble Energy generally, as described below under the heading “—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76.

The foregoing discussion of factors considered by the Noble Energy Board is not intended to be exhaustive, but it includes material factors considered by the Noble Energy Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Noble Energy Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Noble Energy Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Noble Energy Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Noble Energy Board based its recommendation on the entirety of the information presented.

Opinion of Noble Energy’s Financial Advisor

Pursuant to an engagement letter effective as of March 23, 2020, Noble Energy retained J.P. Morgan as its financial advisor in connection with the consideration of possible strategic M&A transactions, including the proposed merger. At the meeting of the Noble Energy Board on July 19, 2020, J.P. Morgan rendered its oral opinion to the Noble Energy Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion to the Noble Energy Board, dated as of July 20, 2020, that, as of such date, the consideration to be paid to the holders of Noble Energy common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 20, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Noble Energy’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Noble Energy Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of Noble Energy common stock in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Noble Energy or as to the underlying decision by Noble Energy to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Noble Energy as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Noble Energy and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Noble Energy with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Noble Energy common stock and Chevron common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Noble Energy relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Noble Energy and Chevron with respect to certain aspects of the merger, and the past and current business operations of Noble Energy, the financial condition and future prospects and operations of Noble Energy, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Noble Energy and Chevron or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume any obligation to undertake any such independent verification) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Noble Energy or Chevron under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Noble Energy to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger will have the tax consequences described in “The Merger—Material U.S. Federal Income Tax Consequences” and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Noble Energy and Chevron in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Noble Energy with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Noble Energy or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s written opinion dated July 20, 2020, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Noble Energy common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Noble Energy or the underlying decision by Noble Energy to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Noble Energy common stock or Chevron common stock will trade at any future time.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between Noble Energy and Chevron, and the decision to enter into the merger agreement was solely that of the Noble Energy Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Noble Energy Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Noble Energy Board or management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Noble Energy Board, and contained in the presentation delivered to the Noble Energy Board on July 19, 2020 in connection with the rendering of such opinion and the summaries below do not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Selected Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Noble Energy with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Noble Energy. None of the selected companies reviewed is identical or directly comparable to Noble Energy. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to Noble Energy. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Noble Energy. The companies selected by J.P. Morgan were:

•	Apache Corporation

•	Continental Resources, Inc.

•	Devon Energy Corp.

•	Marathon Oil Corporation

Using publicly available information as of July 17, 2020, J.P. Morgan calculated and compared, for each selected company listed above and for Noble Energy, various financial multiples and ratios. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies based on information obtained from FactSet Research Systems. The information J.P. Morgan calculated for each of the selected companies included:

•

Multiple of firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus debt and other adjustments, including non-controlling interests, less cash) to estimated EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the fiscal years ending December 31, 2021 (which we refer to as “FYE 2021”) and December 31, 2022 (which we refer to as “FYE 2022”); and

•

Multiple of equity value (calculated as the market value of the company’s common stock on a fully diluted basis) to estimated operating cash flow (calculated as EBITDAX, less unlevered cash taxes, less other cash outflows and inflows, plus equity investment dividends) for FYE 2021 and FYE 2022.

This analysis indicated the following Firm Value/EBITDAX and Equity Value/Operating Cash Flow multiples:

	Firm Value / EBITDAX		Equity Value / Operating Cash Flow
	2021E	2022E	2021E	2022E
Apache Corporation	7.5x	6.6x	3.2x	2.8x
Continental Resources	6.5x	5.6x	3.7x	3.2x
Devon Energy Corp.	4.8x	3.6x	3.4x	2.7x
Marathon Oil Corporation	5.4x	4.4x	3.3x	2.6x
Noble Energy	6.3x	5.1x	3.1x	2.4x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Noble Energy and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Noble Energy and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Noble Energy of 4.75x – 7.00x and 3.50x – 6.00x for firm value to estimated 2021 and 2022 EBITDAX, respectively and 3.00x – 4.00x and 2.25x – 3.25x for equity value to estimated 2021 and 2022 operating cash flow, respectively.

After applying such ranges to the appropriate metrics for Noble Energy based on Noble Energy management’s Base case (as defined below) at the direction of the Noble Energy Board, based upon the advice of Noble Energy’s management, the analysis indicated the following implied equity value per share for the Noble Energy common stock ranges for Noble Energy common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Noble Energy Implied Equity Value Per Share Range

	Firm Value / EBITDAX		Equity Value / Operating Cash Flow
	2021E	2022E	2021E	2022E
Low	$1.00	$0.25	$8.25	$8.25
High	$9.25	$12.50	$11.00	$12.00

The ranges of implied equity value per share were compared to (i) the closing price per share of Noble Energy common stock of $9.66 on July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock. The implied value of the merger consideration of $10.38 as used throughout this summary was calculated by multiplying the exchange ratio of 0.1191 shares of Chevron common stock by $87.19, the closing price per share of Chevron common stock on July 17, 2020.

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions with respect to corporate transactions in the energy exploration and production (“E&P”) sector.

Using publicly available information, J.P. Morgan calculated, for each of the selected transactions listed below, the transaction value as a multiple of EBITDAX over the next twelve months (“NTM EBITDAX”). J.P. Morgan reviewed the following corporate transactions in the E&P sector (buyer / seller):

•	Callon / Carrizo

•	Oxy / Anadarko

•	Encana / Newfield

•	Noble Energy / Rosetta

•	Repsol / Talisman

•	CNOOC / Nexen

•	BHP / Petrohawk

•	ExxonMobil / XTO

•	Suncor / PetroCanada

•	Anadarko / Kerr McGee

•	ConocoPhillips / Burlington

•	ConocoPhillips / Gulf

•	Anadarko / Union Pacific

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for firm value to NTM EBITDAX of 4.50x – 9.00x. For purposes of such calculation, NTM EBITDAX for Noble Energy reflected 50% 2020 Base case EBITDAX and 50% 2021 Base case EBITDAX, as directed by Noble Energy management.

After applying this range to the appropriate metrics for Noble Energy based on the Noble Energy Base management case as directed by Noble Energy management, this analysis indicated the following implied equity value per share range for the Noble Energy common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Noble Energy Implied Equity Value Per Share Range

FV / NTM EBITDAX
Low	($1.00)
High	$14.75

The ranges of implied equity value per share were compared to (i) the closing price per share of Noble Energy common stock of $9.66 on July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for Noble Energy common stock based on four commodity price and activity cases provided to J.P. Morgan by Noble Energy management (which cases we refer to herein as “Base”, “Strip+”, “Strip+ Low” and “Upside”).

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value, as of June 30, 2020, of unlevered free cash flows that Noble Energy was forecasted to generate during fiscal years 2021 through 2029 based upon each of the Base case, the Strip+ case, the Strip+ Low case and the Upside case. J.P. Morgan also calculated a range of terminal asset values for Noble Energy at the end of the nine-year period ending 2029 by applying a terminal value growth rate ranging from (1.5%) to 1.5% of the unlevered free cash flow of Noble Energy during the final year of the nine-year period, which growth rate range was reviewed and approved by Noble Energy management.

The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10% to 12%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Noble Energy, and then were divided by the number of fully diluted shares outstanding at Noble Energy to arrive at a range of implied equity values per share of Noble Energy common stock for each of the Base case, the Strip+ case, the Strip+ Low case and the Upside case. At the direction of the Noble Energy Board, based upon the advice of Noble Energy’s management, J.P. Morgan assigned probability weightings provided by Noble Energy’s management to its discounted cash flow analyses for each case, which probability weightings provided by Noble Energy’s management were 37.5% weight to each of the Base case and the Strip+ case and 12.5% weight to each of the Upside case and the Strip+ Low case (the “Weighted Case”), and reflected Noble Energy management’s estimates with respect to the relative probabilities of the various cases most closely reflecting future economic conditions as of such time, subject to the risks, uncertainties and other factors discussed under “The Merger—Noble Energy Certain Unaudited Prospective

Financial Information”. At the direction of the Noble Energy Board, based upon the advice of Noble Energy’s management, J.P. Morgan considered only the Weighted Case for purposes of the discounted cash flow analysis utilized in connection with rendering its opinion. Based on the Weighted Case, the discounted cash flow analysis indicated a range of implied equity values (rounded to the nearest $0.25 per share) of between $3.75 and $14.25 per share of Noble Energy common stock.

The ranges of implied equity value per share were compared to (i) the closing price per share of Noble Energy common stock of $9.66 on July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock.

52-Week Historical Trading Range

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the Noble Energy common stock for the 52-week period ended July 17, 2020, which was $2.73 per share to $27.31 per share, and compared that range to (i) the closing price per share of Noble Energy common stock of $9.66 as of July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock.

Analyst Price Target

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst price targets for the Noble Energy common stock available as of July 17, 2020, and noted that the range of such price targets was $6.80 per share to $25.00 per share and compared that range to (i) the closing price per share of Noble Energy common stock of $9.66 on July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock.

Analyst Net Asset Value per Share

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst’s net asset valuation analyses and divided such valuation by Noble Energy’s fully diluted common shares outstanding, and noted that the range of such valuations was $6.00 per share to $27.00 per share and compared that range to (i) the closing price per share of Noble Energy common stock of $9.66 on July 17, 2020 and (ii) the implied value of the merger consideration of $10.38 per share of Noble Energy common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Noble Energy. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Noble Energy, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Noble Energy. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Noble Energy and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Noble Energy with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Noble Energy and the industries in which it operates.

For services rendered in connection with the merger and the delivery of its opinion, Noble Energy has agreed to pay J.P. Morgan a transaction fee of $30 million, of which $4 million was payable by Noble Energy to J.P. Morgan in connection with J.P. Morgan’s delivery of its opinion and the balance of which becomes payable upon the closing of the merger. In addition, Noble Energy has agreed to pay J.P. Morgan an additional discretionary fee of up to $5 million upon the closing of the merger, with the amount to be determined in the sole discretion of Noble Energy. In addition, Noble Energy has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Noble Energy and Chevron for which J.P. Morgan and such affiliates have received compensation of approximately $29,000 (after taking into account a credit to Noble Energy) with respect to Noble Energy and approximately $11.6 million with respect to Chevron. Such services during such period have included acting as joint lead arranger and bookrunner on Noble Energy’s credit facilities which closed in March 2018 and joint lead bookrunner on Chevron’s offering of debt securities which closed in May 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Noble Energy and Chevron, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Noble Energy and Chevron. In the ordinary course of J.P. Morgan’s business, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Noble Energy or Chevron for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Noble Energy Unaudited Prospective Financial Information

Noble Energy does not, as a matter of course, publicly disclose long-term consolidated forecasts as to future performance, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the Noble Energy Board’s consideration of the transaction, Noble Energy’s management prepared certain unaudited financial projections regarding Noble Energy’s future performance for the years 2020 through 2029 on a standalone basis without giving effect to the merger (the “Noble Energy management forecast”), and provided the Noble Energy management forecast to the Noble Energy Board and to Noble Energy’s financial advisor for its use in connection with its financial analyses (see the sections described above in this proxy statement/prospectus entitled “The Merger—Opinion of Noble Energy’s Financial Advisor” beginning on page 64 of this proxy statement/prospectus). The Noble Energy management forecast based upon the internal financial model that Noble Energy has historically used in connection with strategic planning.

The summary of these projections is being included in this proxy statement/prospectus to give Noble Energy’s stockholders access to non-public information that was provided to the Noble Energy Board and Noble Energy’s financial advisor in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote in favor of the merger proposal or any other proposal at the special meeting. The inclusion of this information should not be regarded as an indication that any of Noble Energy or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

While presented with numeric specificity, the Noble Energy management forecast reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Noble Energy, including, among others, Noble Energy’s assumptions about energy markets, production and sales volume levels, levels of oil, natural-gas and NGL reserves, operating results, competitive conditions, technology, availability of capital resources, levels of capital expenditures, contractual obligations, supply and demand for, the price of, and the commercialization and transporting of oil, natural gas, NGLs and other products or services, geopolitical and regulatory risks, risk of losing investment grade rating, and other matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Where You Can Find More Information”, and “Risk Factors”, beginning on pages 30, 145 and 33, respectively. The Noble Energy management forecast reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Noble Energy can give no assurance that the Noble Energy management forecast and the underlying estimates and assumptions will be realized. In addition, since the Noble Energy management forecast covers multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The Noble Energy management forecast was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Noble Energy’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Noble Energy contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Noble Energy, and such report does not extend to the projections included below and should not be read to do so.

The prospective financial information included in this document has been prepared by, and is the responsibility of Noble Energy’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Chevron Corporation’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Furthermore, the Noble Energy management forecast does not take into account any circumstances or events occurring after the date it was prepared. Noble Energy can give no assurance that, had the Noble Energy management forecast been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Noble Energy does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Noble Energy management forecast to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The Noble Energy management forecast does not take into account all the possible financial and other effects on Noble Energy of the merger, the effect on Noble Energy of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Noble Energy management forecast does not take into account the effect on Noble Energy of any possible failure of the merger to occur. None of Noble Energy or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Noble Energy stockholder or other person regarding Noble Energy’s ultimate performance compared to the information contained in the Noble Energy management forecast or to the effect that the forecasted results will be achieved. The inclusion of the Noble Energy management forecast herein should not be deemed an admission or representation by Noble Energy or its advisors or any other person that it is viewed as material information of Noble Energy, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the special meeting will be held several months after the Noble Energy management forecast was prepared, as well as the uncertainties inherent in any forecasted information, Noble Energy stockholders are cautioned not to place undue reliance on such information, and Noble Energy urges all Noble Energy stockholders to review Noble Energy’s most recent SEC filings for a description of Noble Energy’s reported financial results. See “Where You Can Find More Information” beginning on page 145.

Certain Assumptions

In preparing the prospective financial and operating information for Noble Energy described below, the management team of Noble Energy used three sets of commodity price assumptions: Base, Strip+ (based on oil and gas strip pricing as of June 24, 2020 for 2020—2024, with escalations for years 2025—2029) and Upside and two sets of drilling activity level assumptions: base activity and low activity. Noble Energy’s management prepared four separate sets of forecasts utilizing these assumptions in different combinations: (i) Base case, which utilizes Base case commodity price assumptions and base activity level assumptions, (ii) Strip+ case, which utilizes Strip+ price commodity assumptions and base activity level assumptions, (iii) Strip+ Low case, which utilizes Strip+ price commodity assumptions and low activity level assumptions and (iv) Upside case, which utilizes Upside commodity price assumptions and base activity levels. As further described under “Opinion of Noble Energy’s Financial Advisor” beginning on page 64, at the direction of the Noble Energy Board, based upon the advice of Noble Energy’s management, Noble Energy’s financial advisor assigned probability weightings provided by Noble Energy’s management to each case for its discounted cash flow analysis as follows: Base case: 37.5%, Strip+ case: 37.5%, Upside case: 12.5% and Strip+ Low case: 12.5%.

Additional detail about the specific commodity price assumptions underlying Base, Strip+ and Upside commodity price decks is set forth in the tables below.

	Base pricing assumptions
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Commodity Prices
Brent oil ($/Bbl)	$44.11	$50.00	$51.00	$52.00	$54.00	$55.00	$55.00	$55.00	$55.00	$55.00
WTI oil ($/Bbl)	$39.60	$45.00	$46.00	$47.00	$49.00	$50.00	$50.00	$50.00	$50.00	$50.00
Henry Hub gas ($/MMBtu)	$1.96	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50

	Strip+ pricing assumptions
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Commodity Prices
Brent oil ($/Bbl)	$41.96	$43.02	$44.98	$46.71	$48.26	$50.00	$51.00	$52.00	$53.00	$55.00
WTI oil ($/Bbl)	$38.23	$40.37	$41.53	$42.71	$43.92	$45.00	$46.00	$47.00	$48.00	$50.00
Henry Hub gas ($/MMBtu)	$1.93	$2.65	$2.46	$2.39	$2.40	$2.42	$2.44	$2.46	$2.48	$2.50

	Upside pricing assumptions
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Commodity Prices
Brent oil ($/Bbl)	$41.78	$55.00	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00
WTI oil ($/Bbl)	$37.94	$50.00	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Henry Hub gas ($/MMBtu)	$1.96	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50

In addition to the assumptions with respect to commodity prices, the Noble Energy management forecast is based on various other assumptions, including, but not limited to, the following principal assumptions with respect to the base activity level assumptions, which are utilized in the Base case, Strip+ case and Upside case:

•

In West Africa, the following development projects during 2020 through 2027 are included: (i) Alen gas monetization pipeline infrastructure project allowing for global LNG sales, (ii) Diega infrastructure-led development of a nearby discovered oil field from the Alen platform with phase two expansion of resources across the Equatorial Guinea and Cameroon maritime waters, and (iii) greenfield development of discovered natural gas field in Cameroon and Equatorial Guinea maritime waters;

•

In Eastern Mediterranean, the following development projects during 2022 through 2025 are included: (i) Leviathan regional export module project to expand production capabilities of the platform, (ii) Cyprus greenfield development of the Aphrodite field, and (iii) development of a joint export pipeline connecting Aphrodite and Leviathan fields to Egyptian LNG facilities;

•	Exploration projects include offshore Colombia oil prospects, exploration capital 2021 through 2022 with development starting in 2025 and U.S. onshore development in the Powder River Basin;

•	In the DJ Basin, the number of wells drilled per year average: 2020: 82; 2021: 102; 2022 and beyond: 100-115;

•	In the Permian Basin, the number of wells drilled per year average: 2020: 19; 2021: 28; 2022 and beyond: 40-60;

•	Working capital sources / (uses) (in millions): 2020: $(590); 2021: $(228); 2022: $(87); 2023 and following years: $(30-50) annually; and

•	Dividend per share will be $0.18 in 2020 and then remain constant at $0.08 during each of the following years.

By comparison, the low activity level assumptions, which are utilized in the Strip+ Low case, contain the following assumptions:

•	No Eastern Mediterranean development projects nor exploration projects included;

•	In the DJ Basin, the number of wells drilled per year average: 2020: 68; 2021: 0; 2022 and beyond: 60-70;

•	In the Permian Basin, the number of wells drilled per year average: 2020: 18; 2021: 9; 2022 and beyond: 25-40;

•	Working capital sources / (uses) (in millions): 2020: $(598); 2021: $(202); 2022: $(73); 2023 and following years: $(30-50) annually; and

•	Dividend per share will be $0.18 in 2020 and then remain constant at $0.08 during each of the following years.

The Noble Energy management forecast also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table summarizes the Noble Energy management forecast as of a June 30, 2020 valuation date for the fiscal years 2020 through 2029 ($ in millions):

	2020(6)	2021	2022	2023	2024	2025	2026	2027	2028		2029
Base Case
Total Net Production (Mboe/d)	337	363	389	407	409	476	583	622	616		620
EBITDAX(1)	$1,594	$1,808	$2,364	$2,650	$2,919	$3,628	$4,571	$5,068	$5,150		$5,142
Capital Expenditures(2)	$1,058	$1,233	$1,644	$1,944	$2,370	$2,423	$2,479	$2,031	$1,629		$1,420
Free Cash Flow(3)	$132	$109	$172	$4	$(317)	$462	$1,312	$2,127	$2,312		$2,344
Net Debt / EBITDAX(4)	4.9x	4.4x	3.4x	3.1x	2.9x	2.3x	1.5x	1.0x	0.6x		0.1x
Strip+ Case
Total Net Production (Mboe/d)	337	363	389	407	409	476	583	622	616		620
EBITDAX(1)	$1,531	$1,610	$2,133	$2,414	$2,630	$3,328	$4,283	$4,830	$4,992		$5,142
Capital Expenditures(2)	$1,058	$1,233	$1,644	$1,944	$2,370	$2,423	$2,479	$2,031	$1,629		$1,420
Free Cash Flow(3)	$68	$(92)	$(61)	$(239)	$(617)	$147	$1,005	$1,888	$2,160		$2,344
Net Debt / EBITDAX(4)	5.1x	5.1x	4.0x	3.7x	3.7x	2.9x	2.0x	1.4x	1.0x		0.5x
Upside Case
Total Net Production (Mboe/d)	337	363	389	407	409	476	583	622	616		620
EBITDAX(1)	$1,533	$2,205	$3,114	$3,378	$3,609	$4,311	$5,387	$5,974	$6,061		$6,080
Capital Expenditures(2)	$1,058	$1,233	$1,644	$1,944	$2,370	$2,423	$2,479	$2,031	$1,629		$1,420
Free Cash Flow(3)	$50	$465	$927	$736	$379	$1,151	$2,088	$2,975	$3,158		$3,174
Net Debt / EBITDAX(4)	5.1x	3.5x	2.2x	1.9x	1.7x	1.2x	0.6x	0.0x	NM	(7)	NM	(7)
Strip+ Low Case
Total Net Production (Mboe/d)	337	307	319	338	325	363	374	387	402		393
EBITDAX(1)	$1,445	$1,255	$1,598	$1,871	$1,994	$2,343	$2,590	$2,650	$2,874		$2,931
Capital Expenditures(5)	$975	$487	$861	$1,179	$1,163	$876	$1,061	$902	$979		$897
Free Cash Flow(3)	$66	$311	$189	$29	$0	$817	$883	$1,112	$1,092		$1,103
Net Debt / EBITDAX(4)	5.4x	6.3x	4.9x	4.2x	4.0x	3.2x	2.6x	2.1x	1.6x		1.3x

(1)

EBITDAX is defined as net income (loss) before interest expense; income taxes; depreciation, depletion and amortization; exploration expenses; asset impairments; and loss (gain) on commodity derivative instruments, net of cash settlements in 2020. EBITDAX is a non-GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)

2020 – 2022 capital expenditures for the three base activity cases include the following assumed (i) U.S. Onshore – 2020: $559; 2021: $863; 2022: $927; (ii) International – 2020: $215; 2021: $131; 2022: $359; (iii) Exploration/Other – 2020: $29; 2021: $82; 2022: $87; and (iv) Noble Midstream – 2020: $255; 2021: $157; 2022: $271.

(3)

Free Cash Flow is defined as cash flow from operations before working capital, less consolidated capital investments. Free Cash Flow is a non-GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

(4)

Net debt is defined as long-term debt, including financing leases, minus cash and cash equivalents. Net debt is a non-GAAP financial measure, and its most directly comparable measure calculated in accordance with GAAP is long-term debt. This measure should not be considered as an alternative to long-term debt or other measures derived in accordance with GAAP.

(5)

2020 – 2022 capital expenditures for the low activity case (Strip+ Low) include the following assumed (i) U.S. Onshore –2020: $479; 2021: $233; 2022: $591; (ii) International – 2020: $215; 2021: $125; 2022: $141; (iii) Exploration/Other – 2020: $30; 2021: $(11); 2022: $(13); and (iv) Noble Midstream – 2020: $251; 2021: $140; 2022: $142.

(6)

Noble Energy’s 2020 projections were formed in May 2020 and do not include second quarter actual results, anticipated COVID economic recovery in 2020 or Noble Energy’s actions taken to bring curtailed production back online in July 2020 ahead of plan.

(7)	Not meaningful.

Noble Energy does not intend to update or otherwise revise the above unaudited financial and operating forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial and operating forecasts are no longer appropriate, except as may be required by applicable law.

Interests of Directors and Executive Officers of Noble Energy in the Merger

In considering the recommendation of the Noble Energy Board that Noble Energy stockholders vote “FOR” the merger proposal and the merger-related compensation proposal, Noble Energy stockholders should be aware that Noble Energy’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Noble Energy stockholders generally. The Noble Energy Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the applicable merger-related proposals.

The following discussion sets forth certain of these interests in the merger of each person who has served as an executive officer or non-employee director of Noble Energy since January 1, 2019.

Treatment of Noble Energy Equity-Based Awards in the Merger

The merger agreement provides for the treatment set forth below with respect to the Noble Energy equity-based awards that are outstanding at the effective time of the merger. As of the date hereof, approximately 45% of Noble Energy’s employees hold one or more outstanding unvested Noble Energy equity-based awards.

Noble Energy Stock Options

Upon completion of the merger, each outstanding Noble Energy stock option will be converted into an option to acquire, on the same terms and conditions as were applicable under such Noble Energy stock option immediately prior to the completion of the merger (including any provisions for acceleration), the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger by (ii) the merger consideration.

The exercise price per share of Chevron common stock subject to any such converted Noble Energy stock option at and after completion of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger divided by (ii) the merger consideration.

All of the Noble Energy stock options are currently out-of-the-money, which means that, as of the date hereof, the per share exercise price applicable to each Noble Energy stock option exceeds the market value of a share of Noble Energy’s common stock. After giving effect to the conversion described in the preceding paragraph, all of the converted Noble Energy stock options will remain out-of-the-money to approximately the same extent that the Noble Energy stock options were out-of-the-money immediately prior to the completion of the merger as the conversion of such Noble Energy stock options is designed to preserve the aggregate “spread” (i.e., the difference between the per share exercise price applicable to the stock option and the market value of a share of the securities to which the stock option relates) applicable to such Noble Energy stock options. As a result, at the effective time of the merger, there will be no intrinsic value associated with the converted Noble Energy stock options.

The following sets forth, for each of Noble Energy’s executive officers(1), the aggregate number of shares of Noble Energy common stock subject to vested stock options and unvested stock options held by such executive officers as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Outstanding Vested Noble Energy Stock Options	Number of Shares Subject to Outstanding Unvested Noble Energy Stock Options
David L. Stover(2)	1,098,706	147,117
Brent J. Smolik(3)	105,144	93,193
Kenneth M. Fisher(2)	439,256	44,177
Rachel G. Clingman(4)	41,627	35,676
John K. Elliott(2)	197,760	27,878

(1)

Noble Energy’s other executive officers held the following aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy stock options as of an assumed closing date of November 30, 2020: (i) John T. Lewis: 198,118 vested shares and 22,904 unvested shares (with an exercise price that ranges from a minimum of $22.39 per share to a maximum of $62.33 per share); (ii) Christine M. Michel: 17,146 vested shares and 34,294 unvested shares (with an exercise price of $20.22 per share); (iii) Thomas H. Walker: 76,105 vested shares and 17,986 unvested shares (with an exercise price that ranges from a minimum of $22.39 per share to a maximum of $62.33 per share); (iv) Terry R. Gerhart (whose employment with Noble Energy ended in August 2019): 106,544 vested shares (with an exercise price that ranges from a minimum of $30.89 per share to a maximum of $62.33 per share); and (v) A. Lee Robison (whose employment with Noble Energy ended in March 2019): 155,800 vested shares and 4,298 unvested shares (with an exercise price that ranges from a minimum of $30.89 per share to a maximum of $62.33 per share).

(2)	The exercise price applicable to such Noble Energy stock options ranges from a minimum of $22.39 per share to a maximum of $62.33 per share.
(3)	The exercise price applicable to such Noble Energy stock options ranges from a minimum of $22.39 per share to a maximum of $25.17 per share.
(4)	The exercise price applicable to such Noble Energy stock options ranges from a minimum of $22.39 per share to a maximum of $36.93 per share.

The following sets forth, for each of Noble Energy’s non-employee directors, the aggregate number of shares of Noble Energy common stock subject to stock options held by such non-employee directors as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Noble Energy Stock Options(1)
Jeffrey L. Berenson(2)	42,140
James E. Craddock(3)	29,391
Barbara J. Duganier	—
Thomas J. Edelman(2)	42,140
Holli C. Ladhani	—
Scott D. Urban(2)	42,140
William T. Van Kleef(2)	42,140
Martha B. Wyrsch	—
Michael A. Cawley(2)(4)	42,140
Edward F. Cox(2)(5)	42,140

(1)	All Noble Energy stock options reflected in the table are fully vested.
(2)	The exercise price applicable to such Noble Energy stock options ranges from a minimum of $31.65 per share to a maximum of $62.33 per share.
(3)	The exercise price applicable to such Noble Energy stock options ranges from a minimum of $31.65 per share to a maximum of $39.46 per share.
(4)

Mr. Cawley ceased service as a non-employee director of Noble Energy in April 2020. The Noble Energy stock options that were held by Mr. Cawley upon his cessation of service remain outstanding and will be converted directly into stock options based on Chevron common stock. Mr. Cawley does not hold any other outstanding Noble Energy equity-based awards.

(5)

Mr. Cox ceased service as a non-employee director of Noble Energy in April 2019. The Noble Energy stock options that were held by Mr. Cox upon his cessation of service remain outstanding and will be converted directly into stock options based on Chevron common stock. Mr. Cox does not hold any other outstanding Noble Energy equity-based awards.

As the Noble Energy stock options are being converted directly into stock options based on Chevron common stock, no monetary value is being received by Noble Energy’s executive officers or non-employee directors in connection with the conversion of such Noble Energy stock options. However, the vesting of any unvested converted Noble Energy stock options would accelerate in the event of an executive officer’s Qualifying Termination (as defined below) or a non-employee director’s involuntary termination of board membership following the merger.

Noble Energy Restricted Stock Unit Awards

Upon completion of the merger, each outstanding Noble Energy RSU award (which is an award of cash-settled restricted stock units that corresponds to shares of Noble Energy common stock) will be converted into a Chevron RSU award on the same terms and conditions as were applicable under such Noble Energy RSU award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RSU award immediately prior to the completion of the merger by (ii) the merger consideration. Any amounts relating to dividend equivalent rights, if any, granted with respect to a Noble Energy RSU award that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Noble Energy RSU award immediately prior to the completion of the merger.

The following sets forth, for each of Noble Energy’s executive officers(1), the aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy RSU awards, and the amount of accrued but unpaid dividend equivalent rights relating thereto, held by such executive officers as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Noble Energy RSU Awards	Amount of Accrued but Unpaid Dividend Equivalent Rights
David L. Stover	151,034	$44,682
Brent J. Smolik	75,215	$22,145
Kenneth M. Fisher	42,108	$12,512
Rachel G. Clingman	26,931	$7,996
John K. Elliott	27,154	$8,141

(1)

Noble Energy’s other executive officers held the following aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy RSU awards, and the following amount of accrued but unpaid dividend equivalent rights relating thereto, as of an assumed closing date of November 30, 2020: (i) John T. Lewis: 22,245 shares and $6,733 in dividend equivalent rights; (ii) Christine M. Michel: 12,645 shares and $2,276 in dividend equivalent rights; (iii) Robin H. Fielder: 12,645 shares and $2,276 in dividend equivalent rights; and (iv) Thomas H. Walker: 17,111 shares and $5,179 in dividend equivalent rights.

As the Noble Energy RSU awards are being converted directly into awards based on Chevron common stock, no monetary value is being received by Noble Energy’s executive officers in connection with the conversion of such Noble Energy RSU awards. However, the vesting of any unvested converted Noble Energy RSU awards would accelerate in the event of an executive officer’s Qualifying Termination following the merger. For the estimated values of the potential accelerated vesting of the Noble Energy RSU awards (including the payment of accrued but unpaid dividend equivalent rights) held by Noble Energy’s named executive officers, see the “Equity” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

None of Noble Energy’s non-employee directors holds a Noble Energy RSU award as of the date hereof or is expected to hold a Noble Energy RSU award as of an assumed closing date of November 30, 2020.

Noble Energy Restricted Stock Awards

Upon completion of the merger, each Noble Energy RS award (which is an award of shares of restricted Noble Energy common stock that are subject to vesting, repurchase or other lapse restriction solely based on continued service) will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy RS award immediately prior to the completion of the merger (including any provisions for acceleration) with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RS award immediately prior to the completion of the merger by (ii) the merger consideration. Any amounts relating to dividend equivalent rights, if any, granted with respect to a Noble Energy RS award that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Noble Energy RS award immediately prior to the completion of the merger.

The following sets forth, for each of Noble Energy’s executive officers(1), the aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy RS awards, and the amount of accrued but unpaid dividend equivalent rights relating thereto, held by such executive officers as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Noble Energy RS Awards	Amount of Accrued but Unpaid Dividend Equivalent Rights
David L. Stover	198,919	$88,394
Brent J. Smolik	223,426	$118,482
Kenneth M. Fisher	57,743	$27,141
Rachel G. Clingman	62,774	$38,443
John K. Elliott	36,470	$16,714

(1)

Noble Energy’s other executive officers held the following aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy RS awards, and the following amount of accrued but unpaid dividend equivalent rights relating thereto, as of an assumed closing date of November 30, 2020: (i) John T. Lewis: 29,680 shares and $13,514 in dividend equivalent rights; (ii) Christine M. Michel: 45,615 shares and $16,124 in dividend equivalent rights; (iii) Thomas H. Walker: 23,121 shares and $10,710 in dividend equivalent rights and (iv) A. Lee Robison (whose employment with Noble Energy ended in March 2019): 3,399 shares and $3,671 in dividend equivalent rights. Robin H. Fielder does not hold any outstanding Noble Energy RS awards. However, as of an assumed closing date of November 30, 2020, Ms. Fielder held an outstanding award of 11,160 restricted units that were granted under the Noble Midstream Partners LP 2016 Long-Term Incentive Plan (the “NBLX LTIP”), and $13,972 in accrued but unpaid distributions with respect to such restricted units.

The following sets forth, for each of Noble Energy’s non-employee directors, the aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy RS awards, and the accrued but unpaid dividend equivalent rights relating thereto, held by such non-employee directors as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Noble Energy RS Awards (1)	Amount of Accrued but Unpaid Dividend Equivalent Rights
Jeffrey L. Berenson	10,116	$1,821
James E. Craddock	10,116	$1,821
Barbara J. Duganier	10,116	$1,821
Thomas J. Edelman	10,116	$1,821
Holli C. Ladhani	10,116	$1,821
Scott D. Urban	10,116	$1,821
William T. Van Kleef	10,116	$1,821
Martha B. Wyrsch	21,464	$3,864

As the Noble Energy RS awards are being converted directly into awards based on Chevron common stock, no monetary value is being received by Noble Energy’s executive officers or non-employee directors in connection with the conversion of such Noble Energy RS awards. However, the vesting of any unvested converted Noble Energy RS awards would accelerate in the event of an executive officer’s Qualifying Termination or a non-employee director’s involuntary termination of board membership following the merger. In addition, the merger will constitute a “change in control” under the NBLX LTIP such that the restricted unit award held by Ms. Fielder would accelerate in the event of her termination without cause following the merger. For the estimated values of the potential accelerated vesting of the Noble Energy RS awards (including the payment of accrued but unpaid dividend equivalent rights) held by Noble Energy’s named executive officers, see the “Equity” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

Noble Energy Performance Awards

Upon completion of the merger, each Noble Energy PS award (which is an award of notional shares of restricted Noble Energy common stock, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics) will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy PS award immediately prior to the completion of the merger (other than any performance-based vesting conditions), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy PS award (assuming that any performance-based vesting conditions applicable to such Noble Energy PS award for any performance period that has not been completed as of the effective time of the merger are achieved at the greater of “target” performance or actual performance as of the effective time of the merger) by (ii) the merger consideration. Any amounts relating to dividend equivalent rights, if any, granted with respect to a Noble Energy PS award that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Noble Energy PS award immediately prior to the completion of the merger.

The following sets forth, for each of Noble Energy’s executive officers(1), the aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy PS awards based on target performance of 100% (maximum performance is 200%), and the amount of accrued but unpaid dividend equivalent rights relating thereto, held by such executive officers as of an assumed closing date of November 30, 2020.

Name	Number of Shares Subject to Noble Energy PS Awards at Target	Amount of Accrued but Unpaid Dividend Equivalent Rights at Target
David L. Stover	539,194	$297,437
Brent J. Smolik	205,366	$79,998
Kenneth M. Fisher	160,217	$93,565
Rachel G. Clingman	73,962	$29,057
John K. Elliott	100,167	$56,878

(1)

Noble Energy’s other executive officers held the following aggregate number of shares of Noble Energy common stock subject to outstanding Noble Energy PS awards based on target performance of 100% (maximum performance is 200%), and the following amount of accrued but unpaid dividend equivalent rights relating thereto, as of an assumed closing date of November 30, 2020: (i) John T. Lewis: 81,331 shares and $45,764 in dividend equivalent rights; (ii) Christine M. Michel: 25,290 shares and $4,552 in dividend equivalent rights; (iii) Robin H. Fielder: 25,290 shares and $4,552 in dividend equivalent rights; (iv) Thomas H. Walker: 63,807 shares and $36,548 in dividend equivalent rights; and (v) A. Lee Robison (whose employment with Noble Energy ended in March 2019): 14,567 shares and $15,732 in dividend equivalent rights.

As the Noble Energy PS awards are being converted directly into awards based on Chevron common stock, no monetary value is being received by Noble Energy’s executive officers in connection with the conversion of such Noble Energy PS awards. However, the versting of any unvested converted Noble Energy PS awards would accelerate in the event of an executive officer’s Qualifying Termination following the merger. For the estimated values of the potential accelerated vesting of the Noble Energy PS awards (including the payment of accrued but unpaid dividend equivalent rights) held by Noble Energy’s named executive officers, see the “Equity” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

None of Noble Energy’s non-employee directors holds a Noble Energy PS award as of the date hereof or is expected to hold a Noble Energy PS award as of an assumed closing date of November 30, 2020.

Other Benefits

Retention, Recognition and Integration Pool

Given the importance of preserving value and managing risk during the pendency of the transaction and in order to ensure successful integration, the Noble Energy Board has designated a pool of funds (the “Pool”) to achieve those goals. After agreeing on all elements of transaction value including the exchange ratio, Noble Energy introduced the possibility of a Pool, and Noble Energy and Chevron agreed upon the importance of the Pool and that the Pool may be up to but will not exceed $40,000,000 cash. The Compensation, Benefits and Stock Option Committee of the Noble Energy Board (the “Noble Energy Compensation Committee”), in its sole discretion, has been authorized to oversee the Pool, including the determination of recipients and allocations, with any allocations to Noble Energy’s named executive officers being subject to approval in accordance with the terms of the charter of the Noble Energy Compensation Committee.

Through a comprehensive evaluation process, the Noble Energy Compensation Committee has identified employees who are necessary to retain and incentivize to ensure the continued successful operation of Noble Energy’s business through the closing of the merger, to mitigate risk and to achieve a successful integration with Chevron, and the Noble Energy Compensation Committee has determined that more than 400 employees of Noble Energy will be eligible to receive an allocation from the Pool, which will include Noble Energy’s executive officers.

The allocation made to each of Noble Energy’s executive officers will be payable in two separate cash installments, with (i) 50% payable on the closing date of the merger, subject to the executive officer’s continued employment by Noble Energy through such date, and (ii) 50% payable on the earlier to occur of (x) the date that is 90 days following the closing date of the merger, subject to the executive officer’s continued employment and efforts through such date, or (y) the date of the executive officer’s Qualifying Termination. The allocation is also subject to each executive officer using reasonable efforts to support the integration and transaction processes; to collaborate with Noble Energy and Chevron to support the orderly integration of Noble Energy assets, and operations along with competitive intelligence and technical capabilities into Chevron; and to agree to abide by certain restrictive covenants.

Approximately 51 percent of the Pool has been allocated to be payable to Noble Energy employees who are not named executive officers, senior vice presidents or vice presidents, and approximately 31 percent of the Pool has been allocated to be payable to Noble Energy’s named executive officers. The following sets forth the allocation from the Pool made to each of Noble Energy’s executive officers(1), which allocation is subject to the satisfaction of certain conditions described above in order to become payable.

Name	Allocation
David L. Stover	$4,750,000
Brent J. Smolik	$2,750,000
Kenneth M. Fisher	$1,500,000
Rachel G. Clingman	$1,500,000
John K. Elliott	$2,000,000

(1)

The following allocation applies to Noble Energy’s other executive officers: (i) John T. Lewis: $1,000,000; (ii) Christine M. Michel: $1,000,000; (iii) Robin H. Fielder: $400,000; and (iv) Thomas H. Walker: $600,000.

For more information on the allocations under the Pool to Noble Energy’s named executive officers, see the “Other” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

Short-Term Incentive Plan Amendment

All of Noble Energy’s employees, including Noble Energy’s executive officers, participate in the Noble Energy, Inc. Short-Term Incentive Plan (as amended from time to time, the “STIP”). Under the terms of the STIP, bonus payments could range from 0% to 250% of a participant’s target bonus under the STIP for a given plan year. However, in order to promote retention and preserve appropriate incentives, Noble Energy and Chevron agreed that the Noble Energy Board is authorized to amend the STIP to provide that each participant thereunder may receive a bonus for the 2020 plan year performance period through the closing of the merger in an amount that is no greater than the amount of such participant’s target bonus under the STIP for the 2020 plan year, pro-rated through the effective time of the merger.

As described below under “—Potential Severance Payments and Benefits in Connection with the Merger—Change of Control Severance Plan for Executives,” if one of Noble Energy’s executive officers incurs a Qualifying Termination under the Executive COC Plan (as defined below), the executive officer would generally receive, among other payments and benefits and subject to the satisfaction of certain conditions, payment of an amount in cash equal to the executive officer’s pro-rata target bonus for the year of termination, which is the same amount that would be payable to the executive officer pursuant to the terms of the STIP as described above. For the avoidance of doubt, each of Noble Energy’s executive officers will only be entitled to receive a single payment in respect of the STIP for the 2020 plan year, whether such payment is provided pursuant to the terms of the STIP or the Executive COC Plan. For more information on the payment in respect of the STIP for the 2020 plan year that would be payable to Noble Energy’s named executive officers in connection with the merger, see the “Cash” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

Potential Severance Payments and Benefits in Connection with the Merger

Change of Control Severance Plan for Executives

Each of Noble Energy’s executive officers participates in the Noble Energy, Inc. Amended and Restated 2020 Change of Control Severance Plan for Executives (the “Executive COC Plan”).

The Executive COC Plan provides that if an executive officer incurs a Qualifying Termination, and the executive officer signs and does not revoke a general release of claims that includes certain confidentiality, non-solicitation and non-disparagement obligations, the executive officer will generally receive the following severance benefits: (i) an amount in cash equal to the executive officer’s Annual Cash Compensation (as defined below), multiplied by (x) 2.99 for Mr. Stover or (y) 2.5 for a Senior Executive (which includes each of Noble Energy’s executive officers other than Mr. Stover); (ii) an amount in cash equal to the executive officer’s pro-rata target bonus for the year of termination; (iii) reimbursement of outplacement services (up to a maximum of $15,000); (iv) an amount in cash equal to the monthly cost of continuation coverage for welfare benefit coverages (i.e., medical, dental, vision, and life insurance), less the monthly premium paid by similarly-situated active employees of Noble Energy for such coverages, multiplied by (x) 36 months for Mr. Stover or (y) 30 months for a Senior Executive; and (v) accelerated vesting of outstanding equity or equity-based awards (with any performance conditions applicable to such awards deemed achieved at target and the exercise period of any stock option extended to the fifth anniversary of the date of termination or, if earlier, the original expiration date of such stock option). The foregoing severance benefits will generally be paid to an executive officer no later than 70 days after the date of the Qualifying Termination, provided that outplacement services will only be paid as reimbursement for reasonable fees actually incurred by the executive officer.

For purposes of the Executive COC Plan, the terms below are generally defined as follows:

•

“Annual Cash Compensation” means an executive officer’s (i) highest annualized salary during the period beginning immediately prior to a change of control and ending on the date of a Qualifying Termination, plus (ii) the greater of (x) the executive officer’s annual target bonus for the year of termination or (y) the average annual bonus paid or payable to the executive officer for the three-year period immediately preceding the change of control (or, if such executive officer was not employed for the full three-year period, then the average bonus shall be determined based on the number of years that the executive officer has been employed), annualizing the bonus during the executive officer’s year of hire if less than a full year.

•

“Cause” means a determination that an executive officer has engaged in any action or omission that (i) constitutes gross negligence or willful misconduct in the performance of the executive officer’s duties, (ii) constitutes a material breach of any provision of any agreement between the executive officer and the executive officer’s employer, (iii) constitutes an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the executive officer’s employer, or (iv) results in the executive officer’s conviction of, plea of no contest to, or receipt of adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

•

“Good Reason” means any of the following actions taken within two years after a change of control without the prior consent of an executive officer: (i) a material diminution in (x) the executive officer’s authority, duties or responsibilities, (y) the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report or (z) the budget over which the executive officer retains authority; (ii) a reduction in the executive officer’s total annual compensation, if such reduction is a material negative change in the executive officer’s employment relationship; (iii) a significant reduction in the level, or a significant increase in the cost to the executive officer, of the employee benefits and perquisites provided to the executive officer; or (iv) a requirement that the executive officer relocate to a principal place of employment that is more than 50 miles from the location where the executive officer was principally employed immediately prior to the change of control.

•

“Qualifying Termination” means an executive officer’s termination of employment that occurs within two years following a change of control and which is (i) by the employer without Cause (and not due to retirement, death or disability) or (ii) by the executive officer for Good Reason.

The merger will constitute a “change of control” under the Executive COC Plan. For the quantification of the value of the severance payments and benefits described above that would be payable to Noble Energy’s named executive officers in the event of a Qualifying Termination following the merger, see the “Cash” and “Benefits” columns of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

Deferred Compensation Plan

Each of Noble Energy’s executive officers is eligible to participate in the Noble Energy, Inc. 2005 Deferred Compensation Plan (as amended from time to time, the “Deferred Compensation Plan”). The Deferred Compensation Plan allows participants to defer portions of their salary and bonus to be received at the time of departure and to receive certain matching, age-weighted and transition contributions from Noble Energy. The Noble Energy contributions are subject to forfeiture unless they vest in accordance with the terms of the Deferred Compensation Plan. As of the date hereof, all of Noble Energy’s named executive officers who participate in the Deferred Compensation Plan are fully vested in such contributions under the Deferred Compensation Plan except for Mr. Smolik and Ms. Clingman. The Deferred Compensation Plan provides that, in the event of a change of control, all contributions made to a participant’s account under the Deferred Compensation Plan will fully vest.

The following sets forth, for each of Noble Energy’s named executive officers, the amount of unvested contributions made to such executive officer’s account under the Deferred Compensation Plan as of an assumed closing date of November 30, 2020.

Name	Amount of Unvested Contributions
David L. Stover	—
Brent J. Smolik	$93,697
Kenneth M. Fisher	—
Rachel G. Clingman	$52,441
John K. Elliott	—

The merger will constitute a “change of control” under the Deferred Compensation Plan and, as a result, the unvested contributions reflected in the table above will become fully vested. For more information, see the “Pension/NQDC” column of the table below under “—Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers.”

Share Ownership

As described below under “Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of Noble Energy” and “The Merger—Merger Consideration—Conversion of Shares”, executive officers and non-employee directors of Noble Energy beneficially own shares of Noble Energy common stock, which will be entitled to receive the merger consideration in respect of each share of Noble Energy common stock beneficially owned by them.

Indemnification and Insurance

The merger agreement provides that the executive officers and non-employee directors of Noble Energy and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the effective time of the merger.

Post-Closing Compensation Arrangements with Chevron

Any of Noble Energy’s executive officers or non-employee directors who become officers, directors or employees or who otherwise are retained to provide services to Chevron or the surviving corporation following the effective time of the merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Chevron. As of the date hereof, no compensation arrangements between such persons and Chevron and/or its affiliates have been established. However, the merger agreement provides that, for a period of one year immediately following the effective time of the merger, Chevron will continue to provide to affected employees (i.e., individuals who are employed by Noble Energy and its subsidiaries as of the effective time of the merger who remain employed with Chevron or any of its subsidiaries), which may include Noble Energy’s executive officers, for so long as such an affected employee remains employed by Chevron or any of its subsidiaries compensation and employee benefits (i) pursuant to Noble Energy’s or its subsidiaries’ compensation (including, equity incentive compensation, provided that Chevron may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the effective time of the merger, or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Chevron or any subsidiary of Chevron providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Chevron in positions comparable to positions held by affected employees of Chevron and its subsidiaries from time to time after the effective time of the merger. For additional information, see “The Merger Agreement—Covenants and Agreements—Certain Employee Benefits Matters.”

In addition, the Executive COC Plan would allow Noble Energy’s executive officers to terminate employment for Good Reason and incur a Qualifying Termination if such executive officer’s total annual compensation is reduced within two years following a change of control (which includes the merger), and such reduction constitutes a material negative change in such executive officer’s employment relationship.

Quantification of Payments and Benefits to Noble Energy’s Named Executive Officers

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that Noble Energy’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming that (i) the closing of the merger occurs on November 30, 2020, (ii) the closing price of a share of Noble Energy common stock at the effective time of the merger is $10.77 (which represents the average closing price of a share of Noble Energy common stock over the first five business days following the first public announcement of the merger), (iii) each of Noble Energy’s named executive officers experiences a Qualifying Termination immediately following the effective time of the merger, (iv) the Noble Energy PS awards will accelerate and vest based on target performance (100%), (v) the amount of Annual Cash Compensation for each of Noble Energy’s named executive officers remains unchanged from the amount determined as of the date hereof, (vi) none of Noble Energy’s named executive officers receives any additional equity-based awards following the date hereof, and (vii) each of Noble Energy’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Noble Energy’s named executive officers, if any, may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Other(5)	Total
David L. Stover	$10,333,865	$10,006,627	—	$70,327	$4,750,000	$25,160,819
Brent J. Smolik	$5,532,809	$5,648,781	$93,697	$61,106	$2,750,000	$14,086,393
Kenneth M. Fisher	$4,059,961	$2,934,149	—	$85,361	$1,500,000	$8,579,471
Rachel G. Clingman	$3,265,361	$1,838,189	$52,441	$52,221	$1,500,000	$6,708,212
John K. Elliott	$2,786,991	$1,845,763	—	$76,932	$2,000,000	$6,709,686

(1)

Amounts shown reflect lump-sum cash severance payments under the Executive COC Plan, which consist of (i) the named executive officer’s Annual Cash Compensation, multiplied by (x) 2.99 for Mr. Stover or (y) 2.5 for each of the other named executive officers, and (ii) the named executive officer’s pro-rata target bonus under the STIP for the 2020 plan year through the assumed closing date of November 30, 2020. The cash severance payments are considered to be “double-trigger” payments, which means that both a change of control, such as the merger, and another event (i.e., a Qualifying Termination) must occur prior to such payments being provided to the named executive officer (see the section entitled “—Change of Control Severance Plan for Executives”). The estimated amount of each such payment is set forth in the table below:

Named Executive Officer	Severance	Prorated Bonus
David L. Stover	$8,842,427	$1,491,438
Brent J. Smolik	$4,775,617	$757,192
Kenneth M. Fisher	$3,501,934	$558,027
Rachel G. Clingman	$2,868,868	$396,493
John K. Elliott	$2,442,813	$344,178

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with the accelerated vesting of (i) the Noble Energy RSU awards (including the payment of accrued but unpaid dividend equivalent rights), (ii) the Noble Energy RS awards (including the payment of accrued but unpaid dividends) and (iii) the Noble Energy PS awards based on target performance of 100% (including the payment of accrued but unpaid dividend equivalent rights) (as more fully described under the section entitled “—Treatment of Noble Energy Equity-Based Awards in the Merger”). Based on the terms of the merger agreement, it is anticipated that the Noble Energy PS awards will settle at target performance but it is possible that the Noble Energy PS awards could settle based on actual performance through the effective time of the merger if actual performance is greater than target performance. Consequently, the amounts received by the named executive officers could be greater than the amounts shown if actual performance with respect to the Noble Energy PS awards through the effective time of the merger is greater than target performance. As noted above, such Noble Energy equity-based awards will not automatically accelerate upon the closing of the merger. Such Noble Energy equity-based awards are considered to be “double-trigger”, which means that both a change of control, such as the merger, and another event (i.e., a Qualifying Termination) must occur prior to such acceleration being provided to the named executive officer. The amounts shown do not include any potential value attributable to the Noble Energy stock options because all outstanding Noble Energy stock options would be out-of-the-money at the assumed closing price of $10.77 per share of Noble Energy common stock. The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	Noble Energy RSU Awards	Noble Energy RS Awards	Noble Energy PS Awards	Accrued but Unpaid Dividend Equivalent Rights
David L. Stover	$1,626,636	$2,142,358	$5,807,119	$430,514
Brent J. Smolik	$810,066	$2,406,298	$2,211,792	$220,625
Kenneth M. Fisher	$453,503	$621,892	$1,725,537	$133,217
Rachel G. Clingman	$290,047	$676,076	$796,571	$75,495
John K. Elliott	$292,449	$392,782	$1,078,799	$81,733

(3)

Amounts shown reflect the acceleration of unvested contributions under the Deferred Compensation Plan (see section entitled “ —Deferred Compensation Plan”). The acceleration is considered to be “single-trigger”, which means that such amounts accelerate solely due to the occurrence of a change of control, such as the merger (assuming that the named executive officer remains employed through the closing of the merger).

(4)

Amounts shown reflect the sum of the following benefits provided under the Executive COC Plan: (i) a lump sum payment equal to the monthly cost of continuation coverage for welfare benefit coverages (i.e., medical, dental, vision, and life insurance), less the monthly premium paid by similarly-situated active employees of Noble Energy, in each case, for 36 months for Mr. Stover and 30 months for the other named executive officers, and (ii) the maximum amount of outplacement benefits (i.e., $15,000) for each named executive officer. Such benefits are considered to be “double-trigger”, which means that both a change of control, such as the merger, and another event (i.e., a Qualifying Termination) must occur prior to such benefits being provided to the named executive officer (see the section entitled “—Change of Control Severance Plan for Executives”). The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	Health, Welfare and Life Benefits	Outplacement Benefits
David L. Stover	$55,327	$15,000
Brent J. Smolik	$46,106	$15,000
Kenneth M. Fisher	$70,361	$15,000
Rachel G. Clingman	$37,221	$15,000
John K. Elliott	$61,932	$15,000

(5)

Amounts shown reflect the allocation under the Pool that each named executive officer could receive in connection with the closing of the merger, subject to continued employment through such date (see the section entitled “—Retention, Recognition and Integration Pool”). A portion of the allocation is considered to be “single-trigger,” which means that such portion of the allocation becomes payable solely due to the occurrence of the merger (assuming that the named executive officer remains employed through the closing of the merger). In addition, a portion of the allocation could be considered to be “single-trigger” or “double-trigger,” as such portion of the allocation becomes payable upon the earlier to occur of (i) the date that is 90 days following the closing date of the merger, subject to the named executive officer’s continued employment through such date, or (ii) the date of the named executive officer’s Qualifying Termination.

As a condition to the receipt of the payments and benefits under the Executive COC Plan, each named executive officer will agree to comply with certain post-employment restrictive covenants, including those protecting confidential information, restricting solicitation of employees, independent contractors and certain customers of Noble Energy during the twelve month period following the termination date of such named executive officer, and restricting such named executive officer from making disparaging comments regarding Noble Energy during the twelve month period following the termination date of such named executive officer.

Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of Noble Energy

Noble Energy’s Directors and Executive Officers

The following table sets forth the number of shares and percentage of Noble Energy common stock and common units of NBLX beneficially owned by Noble Energy’s named executive officers, each of its directors, and all of its executive officers and directors as a group as of August 24, 2020, the most recent practicable date for which such information was available. None of the securities beneficially owned as set forth below is pledged as security.

Name	Noble Energy, Inc. Common Stock Beneficially Owned(1)					Noble Midstream Partners LP(1)
	Number of Shares(2)		Shares Underlying Stock Options(3)	Total	Percent of Class(4)	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned(5)
Jeffrey L. Berenson	77,325		42,140	119,465	*	—	—
James E. Craddock	103,461		29,391	132,852	*	—	—
Barbara J. Duganier	25,899		—	25,899	*	—	—
Thomas J. Edelman	3,338,400	(6)	42,140	3,380,540	*	—	—
Holli C. Ladhani	40,906		—	40,906	*	—	—
David L. Stover	711,153		1,098,706	1,809,859	*	4,500	*
Scott D. Urban	73,234		42,140	115,374	*	—	—
William T. Van Kleef	125,352		42,140	167,492	*	—	—
Martha B. Wyrsch	21,464		—	21,464	*	—	—
Named Executive Officer (excluding any director named above)
Brent J. Smolik	285,018		66,112	351,130	*	7,500	*
Kenneth M. Fisher	170,864		439,256	610,120	*	15,500	*
Rachel G. Clingman	85,457		41,627	127,084	*	—	—
John K. Elliott	101,514		197,760	299,274	*	—	—
All directors and executive officers as a group (17 persons)	5,358,310		332,781	7,691,091	1.59%	39,160	*

*	Represents less than one percent.
(1)	Unless otherwise indicated, all shares and units are directly held with sole voting and investment power.

(2)

Includes shares subject to restricted stock awards that are not currently vested, as follows: 10,116 shares held by each of Messrs. Berenson, Craddock, Edelman, Urban, Van Kleef, Ms. Duganier and Ms. Ladhani and 21,464 shares held by Ms. Wyrsch; Mr. Stover—198,919 shares; Mr. Smolik—223,426 shares; Mr. Fisher—57,743 shares; Ms. Clingman—62,774 shares; Mr. Elliott—36,470 shares; and other executive officers—98,416 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before October 18, 2020.
(4)	Based on 484,649,792 shares of Noble Energy common stock outstanding as of August 24, 2020.
(5)	Based on 90,358,036 common units of Noble Midstream outstanding as of August 24, 2020.
(6)	Includes 20,000 shares held by spouse; 80,000 shares held by trusts; and 60,000 shares held by business ventures.

Certain Beneficial Owners of Noble Energy Common Stock

The following table shows certain information regarding the beneficial ownership of Noble Energy common stock as of August 24, 2020, the most recent practicable date for which such information was available, by each person who is known by Noble Energy to beneficially own more than five percent of the outstanding Noble Energy common stock.

As of August 24, 2020, 484,649,792 shares of Noble Energy common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
Capital International Investors
333 South Hope Street
Los Angeles, CA 90071	55,603,844	(2)	11.5%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	54,324,077	(3)	11.2%
Capital Research Global Investors
333 South Hope Street
Los Angeles, CA 90071	44,012,968	(4)	9.1%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	32,929,847	(5)	6.8%
State Street Corporation
One Lincoln Street
Boston, MA 02111	24,851,616	(6)	5.1%

(1)	Based on 484,649,792 shares of Noble Energy common stock outstanding as of August 24, 2020
(2)

Based upon its Schedule 13G/A filed with the SEC on February 14, 2020 with respect to its beneficial ownership of Noble Energy’s common stock, Capital International Investors has sole voting power with respect to 55,603,752 shares and sole dispositive power with respect to 55,603,844 shares. Beneficial ownership of these shares is disclaimed. Capital International Investors is a division of Capital Research and Management Company.

(3)

Based upon its Schedule 13G/A filed with the SEC on February 12, 2020 with respect to its beneficial ownership of Noble Energy’s common stock, The Vanguard Group has sole voting power with respect to 694,426 shares, shared voting power with respect to 133,362 shares, sole dispositive power with respect to 53,528,780 shares and shared dispositive power with respect to 795,297 shares.

(4)

Based upon its Schedule 13G/A filed with the SEC on February 14, 2020 with respect to its beneficial ownership of Noble Energy’s common stock, Capital Research Global Investors has sole voting power with respect to 44,011,787 shares and sole dispositive power with respect to 44,012,968 shares. Beneficial ownership of these shares is disclaimed. Capital Research Global Investors is a division of Capital Research and Management Company.
(5)

Based upon its Schedule 13G/A filed with the SEC on February 5, 2020 with respect to its beneficial ownership of Noble Energy’s common stock, BlackRock, Inc. has sole voting power with respect to 28,530,665 shares and sole dispositive power with respect to 32,929,847 shares.

(6)

Based upon its Schedule 13G filed with the SEC on February 14, 2020 with respect to its beneficial ownership of Noble Energy’s common stock, State Street Corporation has sole voting power with respect to 0 shares, shared voting power with respect to 22,847,197 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 24,819,965 shares.

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of Noble Energy and its subsidiaries’ current and former directors and officers. For more information about these rights, see “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger—Indemnification and Insurance” beginning on page 85.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Chevron will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Noble Energy will be adjusted to their respective estimated fair values at the closing date of the merger. In addition, all identified intangible assets will be recorded at estimated fair value and included as part of the net assets acquired. Any excess of the purchase price, consisting of the number of shares of Chevron common stock to be issued to former Noble Energy stockholders, option holders and holders of restricted stock units awards, performance share awards or restricted stock awards, as applicable, at fair value, over the fair value of the net assets acquired including identified intangible assets of Noble Energy on the closing date of the merger will be accounted for as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of Noble Energy being included in the operating results of Chevron beginning from the closing date of the merger.

Regulatory Approvals Required for the Merger

Chevron and Noble Energy are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the transaction other than those described below. If additional approvals, consents and filings are required to complete the transaction, Chevron and Noble Energy intend to seek such consents and approvals and make such filings.

Chevron and Noble Energy expect to complete the transaction early in the fourth quarter of 2020. Although Chevron and Noble Energy believe that they will receive the required consents and approvals described below to complete the transaction, neither can give any assurance as to the timing of these consents and approvals or as to Chevron’s and Noble Energy’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Chevron and Noble Energy. The receipt of the regulatory approvals (as described hereinafter) is a condition to the obligation of each of Chevron and Noble Energy to complete the merger.

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Chevron and Noble Energy to observe a 30-calendar-day waiting period after the submission of their respective HSR filings before consummating their transaction, unless the waiting period is earlier terminated. If either agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.

On August 3, 2020, Chevron and Noble Energy each filed a notification and report form under the HSR Act with the DOJ and the FTC, and on August 20, 2020, Chevron and Noble Energy received notice of early termination of the applicable waiting period under the HSR Act.

Completion of the merger is further subject to the approval of CEMAC or the waiver of this condition. CEMAC will review the merger to confirm that it is not likely to substantially lessen competition, which is a similar standard to those used by other major antitrust authorities. On August 20, 2020, Chevron made its filing with CEMAC.

Treatment of Existing Debt

In connection with the merger, Chevron currently expects to terminate Noble Energy’s existing revolving credit facility, but to maintain Noble Midstream’s existing revolving credit facilities and term loan credit facilities. Following the merger, Chevron currently expects to leave outstanding approximately $5.9 billion aggregate principal amount of Noble Energy’s outstanding long-term debt, excluding finance lease obligations, as well as approximately $1.6 billion aggregate principal amount of Noble Midstream’s outstanding long-term debt, excluding finance lease obligations.

Treatment of Noble Energy Stock Options and Other Stock-Based Awards

Noble Energy Stock Options. Upon completion of the merger, each outstanding Noble Energy stock option will be converted into an option to acquire, on the same terms and conditions as were applicable under such Noble Energy stock option immediately prior to the completion of the merger (including any provisions for acceleration), the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger by (ii) the merger consideration.

The exercise price per share of Chevron common stock subject to any such converted Noble Energy stock option at and after completion of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger divided by (ii) the merger consideration.

Noble Energy RSU Awards. Upon completion of the merger, each outstanding Noble Energy RSU award will be converted into a Chevron RSU award on the same terms and conditions as were applicable under such Noble Energy RSU award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RSU award immediately prior to the completion of the merger by (ii) the merger consideration.

Noble Energy RS Awards. Upon completion of the merger, each outstanding Noble Energy RS award will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy RS award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RS award immediately prior to the completion of the merger by (ii) the merger consideration.

Noble Energy PS Awards. Upon completion of the merger, each outstanding Noble Energy PS award, will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy PS award immediately prior to the completion of the merger (other than any performance-based vesting conditions), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy PS award (assuming that any performance-based vesting conditions applicable to such Noble Energy PS award for any performance period that has not been completed as of the effective time of the merger are achieved at the greater of “target” performance or actual performance as of the effective time of the merger) by (ii) the merger consideration.

Any amounts relating to dividend equivalent rights, if any, granted with respect to the foregoing Noble Energy equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger.

For additional information on Noble Energy’s stock-based awards, see “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76.

No Appraisal Rights

Noble Energy stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of Noble Energy common stock will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of Noble Energy common stock are listed on Nasdaq as of the record date, and Noble Energy stockholders will receive Chevron common stock pursuant to the merger agreement and cash in lieu of fractional shares. Approval for the listing of the shares of Chevron common stock on the NYSE is a condition to completion of the merger.

NYSE Listing of Chevron Common Stock; Delisting and Deregistration of Noble Energy Common Stock

Prior to the completion of the merger, Chevron has agreed to take all necessary action to cause the shares of Chevron common stock to be issued in connection with the merger to be approved for listing on the NYSE subject to official notice of issuance. The listing on the NYSE of the shares of Chevron common stock to be issued in connection with the merger is also a condition to completion of the merger.

Prior to the effective time of the merger, Noble Energy will cooperate with Chevron and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE or Nasdaq to cause (a) the delisting of Noble Energy common stock from Nasdaq as promptly as practicable after the effective time of the merger and (b) the deregistration of Noble Energy common stock pursuant to the Exchange Act as promptly as practicable after such delisting. If the merger is completed, Noble Energy common stock will cease to be listed on Nasdaq and Noble Energy common stock will be deregistered under the Exchange Act, after which Noble Energy will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of Noble Energy common stock.

Litigation Relating to the Merger

After the registration statement on Form S-4 of which this proxy statement/prospectus forms a part was filed with the SEC on August 11, 2020, Noble Energy became aware of lawsuits filed by several purported stockholders against the company and its directors in various state and federal courts. Between August 12 and August 24, 2020, Noble Energy believes that six lawsuits were filed in federal court, each challenging the completeness and accuracy of the disclosures in the registration statement and seeking to compel additional disclosures prior to a shareholders meeting and/or closing of the transaction: Wang v. Noble Energy, Inc., Case No. 1:20-cv-01063 (D. Del. filed Aug. 12, 2020); Walsh v. Noble Energy, Inc., Case No. 1:20-cv-06451 (S.D.N.Y. filed Aug. 14, 2020); Walton v. Noble Energy, Inc., Case No. 1:20-cv-06563 (S.D.N.Y. filed Aug. 18, 2020); Assad v. Noble Energy, Inc., Case No. 1:20-CV-01075 (D. Del. filed Aug. 18, 2020); Nuss v. Noble Energy, Inc., et al, 1:20-cv-02499 (D. Colo. Aug. 19, 2020); and Spencer v. Noble Energy, Inc., Case No. 1:20-cv-06801 (S.D.N.Y. Aug. 24, 2020). One of these federal lawsuits, Walsh v. Noble Energy, Inc., also alleges that the members of the Noble Energy Board breached their fiduciary duty of candor by approving the purportedly deficient registration statement. On August 17, 2020, a lawsuit was filed in the Supreme Court of the State of New York in New York County alleging breaches of the duties of care, loyalty, and good faith arising from Noble Energy’s evaluation and approval of the transaction and the disclosures in the registration statement and seeking to enjoin the transaction or, in the alternative, damages: Curtis v. Noble Energy, Inc., Index No. 653868/2020 (Sup. Ct., NY County filed Aug. 17, 2020). As of August 24, 2020, Noble Energy has been served in the Nuss action.

Each lawsuit names Noble Energy and each of the current members of the Noble Energy Board as defendants. The Assad and Curtis cases also name Chevron and Merger Subsidiary as defendants. The Curtis case alleges Chevron aided and abetted the members of the Noble Energy Board in violations of their fiduciary duties. The Assad case alleges that Chevron has secondary liability for purposes of section 20(a) of the Exchange Act.

Litigation is inherently uncertain, and there can be no assurance regarding the likelihood that Chevron’s or Noble Energy’s defense of these lawsuits (or any other lawsuits related to the merger that may be filed in the future) will be successful, nor can Chevron or Noble Energy predict the amount of time and expense that will be required to resolve the lawsuits.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Noble Energy common stock that exchange their Noble Energy common stock for Chevron common stock in the merger.

This discussion is based upon the Code, its legislative history, U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders (as defined below) of Noble Energy common stock that hold their Noble Energy common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank, thrift, mutual fund, or other financial institution;

•	a tax-exempt organization or government organization;

•	a real estate investment trust or real estate mortgage investment conduit;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Noble Energy common stock subject to the alternative minimum tax provisions of the Code;

•

a holder of shares of Noble Energy common stock that received Noble Energy common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of shares of Noble Energy common stock that has a functional currency other than the U.S. dollar;

•

a holder of shares of Noble Energy common stock that is required to accelerate the recognition of any item of gross income with respect to Noble Energy common stock as a result of such income being recognized on an applicable financial statement;

•	a holder of shares of Noble Energy common stock that holds Noble Energy common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Noble Energy common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Noble Energy common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of Noble Energy common stock, and any persons that, for U.S. federal income tax purposes, are treated as partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.

The tax consequences of the merger may be complex and will depend on your specific situation and factors not within Chevron’s or Noble Energy’s control. You should consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

Tax Consequences of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and Noble Energy intend to report the merger consistent with such qualification. Such treatment depends, in part, upon the conclusion that the Debentures constitute indebtedness, and not equity, for U.S. federal income tax purposes. Noble Energy believes that under current law the Debentures constitute indebtedness for U.S. federal income tax purposes, has consistently reported the Debentures as indebtedness for U.S. federal income tax purposes on its U.S. federal income tax returns and has otherwise treated the Debentures consistently with such characterization. The matter is not, however, free from doubt, and there is no controlling authority on the question. If the IRS were successfully to assert that the Debentures constitute equity rather than indebtedness for U.S. federal income tax purposes, the merger would generally be treated as a taxable transaction in which U.S. holders of Noble Energy common stock would recognize gain or loss for U.S. federal income tax purposes. Noble Energy and Chevron have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. As provided in the merger agreement, none of Chevron, Noble Energy or any subsidiary of either will have any liability to any Noble Energy stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Tax Consequences if the Merger Qualifies as a “Reorganization” Described in Section 368(a) of the Code

The merger is intended to qualify as a “reorganization” described in Section 368(a) of the Code for U.S. federal income tax purposes. Assuming that the merger is so treated, the material U.S. federal income tax consequences of the merger to U.S. holders of Noble Energy common stock will be as follows:

•

A U.S. holder generally will not recognize any gain or loss, and no amount will be includible in the income of such U.S. holder, as a result of the receipt of Chevron common stock in the merger (except for any gain recognized with respect to cash received in lieu of a fractional share of Chevron common stock, as described below).

•

The aggregate tax basis of the Chevron common stock received by a U.S. holder in the merger (including any fractional share of Chevron common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s Noble Energy common stock exchanged therefor.

•

A U.S. holder’s holding period in the Chevron common stock received in exchange for shares of Noble Energy common stock (including a fractional share of Chevron common stock deemed to be received and exchanged for cash, as discussed below) will include the holding period of the shares of Noble Energy common stock exchanged for such Chevron common stock.

If a U.S. holder of Noble Energy common stock acquired different blocks of Noble Energy common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Chevron common stock may be determined separately with reference to each block of Noble Energy common stock. Any such U.S. holder should consult its tax advisor regarding the holding periods of the particular shares of Chevron common stock received in the merger.

A U.S. holder who receives cash instead of a fractional share of Chevron common stock generally will be treated as having received such fractional share pursuant to the merger, and then as having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the portion of the U.S. holder’s aggregate adjusted tax basis of its Noble Energy common stock surrendered that is allocable to the fractional share of Chevron common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Chevron common stock deemed to be received exceeds one year at the effective time of the merger. The deductibility of capital losses is subject to limitation.

A U.S. holder may be required to retain records related to such holder’s Noble Energy common stock and file with its U.S. federal income tax return for the taxable year that includes the merger a statement setting forth certain facts relating to the merger.

Tax Consequences if the Merger Does Not Qualify as a “Reorganization” Described in Section 368(a) of the Code

If the merger does not qualify as a “reorganization” described in Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of shares of Noble Energy common stock that exchanges such shares of Noble Energy common stock for Chevron common stock generally will recognize gain or loss on its receipt of Chevron common stock equal to the difference, if any, between (i) the sum of the fair market value of the shares of Chevron common stock actually received by such U.S. holder and the amount of any cash received in lieu of a fractional share of Chevron common stock and (ii) such U.S. holder’s adjusted tax basis in the Noble Energy common stock exchanged therefor. Gain or loss must be calculated separately for each block of Noble Energy common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Noble Energy common stock exceeds one year at the effective time of the merger. A U.S. holder’s aggregate tax basis in the Chevron common stock received in the merger will equal the fair market value of such shares of Chevron common stock as of the effective time of the merger, and the holding period of such Chevron common stock will begin on the date after the merger.

Backup Withholding

If you are a non-corporate holder of Noble Energy common stock you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments you receive in the merger. You generally will not be subject to backup withholding if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the IRS Form W-9 or successor form (or appropriate substitute) included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to Chevron or the exchange agent, as applicable, that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided you timely furnish the required information to the IRS.

Holders of Noble Energy common stock are urged to consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

Restrictions on Sales of Shares of Chevron Common Stock Received in the Merger

All shares of Chevron common stock received by Noble Energy stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act except for shares of Chevron common stock received by any Noble Energy stockholder who becomes an “affiliate” of Chevron after completion of the merger. This proxy statement/prospectus does not cover resales of shares of Chevron common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Certain Contracts between Chevron and Noble Energy

Chevron and Noble Energy are party to commercial arrangements with one another, which are not material, individually or in the aggregate to either company.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The rights and obligations of Chevron, Noble Energy and Merger Subsidiary, are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement contains representations, warranties and covenants by each of the parties to the agreement, which were made only for purposes of the agreement, as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Chevron, Merger Subsidiary, Noble Energy or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement or any other agreement between such parties may change after the date of each such agreement, which subsequent information may or may not be fully reflected in Chevron’s or Noble Energy’s public disclosures or the public disclosures of any of their respective subsidiaries or affiliates. Each such agreement should not be read alone, but should instead be read in conjunction with the other information regarding the respective agreement, the merger, Chevron, Noble Energy and their respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement/prospectus, as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings that each of Chevron and Noble Energy has made or will make with the SEC. See “Where You Can Find More Information” beginning on page 145.

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, for Merger Subsidiary to merge with and into Noble Energy, with Noble Energy continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron. As used herein, surviving corporation means Noble Energy following the merger.

At the effective time of the merger, the certificate of incorporation of Merger Subsidiary, as set forth in Exhibit A to the merger agreement, will be the certificate of incorporation of the surviving corporation, except that the name of the surviving corporation will be Noble Energy, Inc. The by-laws of Merger Subsidiary, as in effect immediately prior to the completion of the merger, will be the by-laws of the surviving corporation, except that all references therein to Merger Subsidiary will be automatically amended and will become references to Noble Energy. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Chevron and Noble Energy may agree and specify in such certificate of merger.

Timing of Closing

Unless another place and time is agreed to in writing by Chevron and Noble Energy, the closing of the merger will occur on the second business day following the day on which the last of the conditions (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the waiver or fulfillment of such conditions) set forth in the merger agreement has been fulfilled or waived.

Merger Consideration

Conversion of Shares

At the effective time of the merger, each outstanding share of Noble Energy common stock (other than the cancelled shares (as defined below) and certain shares of Noble Energy common stock subject to Noble Energy stock awards that will be treated in the manner described under the heading “The Merger—Treatment of Noble Energy Stock Options and Other Stock-Based Awards”) will automatically be cancelled and retired and will cease to exist and each holder thereof will thereafter have no rights with respect to such securities except the right to receive:

•	0.1191 of a share of validly issued, fully paid and non-assessable share of Chevron common stock;

•

any dividends or other distributions with a record date prior to the effective time of the merger which are declared by Noble Energy in accordance with the merger agreement and which remain unpaid at the effective time of the merger;

•

(i) at the time of delivery of the Chevron common stock by the exchange agent, the amount of dividends or other distributions payable with respect to such shares of Chevron common stock, if any, with a record date after the effective time of the merger and a payment date on or before the date of delivery of the Chevron common stock and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such shares of Chevron common stock, if any, with a record date after the effective time of the merger but before the delivery of Chevron common stock by the exchange agent and a payment date subsequent to such delivery of such Chevron common stock by the exchange agent pursuant to the merger agreement, in each case without interest; and

•	any cash to be paid in lieu of any fractional share of Chevron common stock as described under the heading “—Treatment of Fractional Shares.”

Shares of Noble Energy common stock owned by Noble Energy, Chevron, Merger Subsidiary or any of their respective direct or indirect wholly-owned subsidiaries will be cancelled in the merger without payment of any consideration, as described under the heading “—Cancelled Shares.”

Following the effective time of the merger, Chevron will make available to the exchange agent, as needed, the merger consideration to be delivered in respect of certificates and book-entry shares formerly representing shares of Noble Energy common stock.

Cancelled Shares

At the effective time of the merger, all shares of Noble Energy common stock that are owned by Chevron, Merger Subsidiary, Noble Energy or any of their respective direct or indirect wholly-owned subsidiaries will be cancelled and retired and will cease to exist and no stock of Chevron, cash or other consideration will be delivered in exchange therefor. Such shares are referred to as “cancelled shares” in this proxy statement/prospectus. For the avoidance of doubt, shares of Noble Energy common stock held in trust or otherwise set aside from shares held in Noble Energy’s treasury pursuant to any Noble Energy benefit plan will not be cancelled shares and will be converted, at the effective time of the merger, into the right to receive the merger consideration.

Treatment of Fractional Shares

Noble Energy stockholders will not receive any fractional shares of Chevron common stock pursuant to the merger. Each holder of Noble Energy common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock at the effective time of the merger will receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (i) the aggregate number of shares of Chevron common stock delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (ii) the aggregate number of whole shares of Chevron common stock to be distributed to the Noble Energy stockholders pursuant to the terms of the merger agreement.

Exchange of Noble Energy Stock Certificates and Book-Entry Shares

Promptly after the effective time of the merger, Chevron will send, or will cause the exchange agent to send, to each holder of record of Noble Energy common stock converted into the right to receive the merger consideration, a letter of transmittal for use in the exchange and instructions explaining how to surrender Noble Energy shares to the exchange agent. Holders of Noble Energy common stock who surrender certificates that formerly represented outstanding shares of Noble Energy common stock to the exchange agent, together with a properly completed letter of transmittal, will be entitled to receive (i) the merger consideration and (ii) cash payable (x) in lieu of fractional shares which such holder has the right to receive pursuant to the terms of the merger agreement, and (y) in respect of any dividends and other distributions which such holder has the right to receive pursuant to the terms of the merger agreement. Noble Energy stockholders should not return stock certificates with the enclosed proxy card. Exchange of any book-entry shares of Noble Energy common stock will be effected in accordance with Chevron’s customary procedures with respect to securities represented by book entry. Holders of unexchanged shares of Noble Energy common stock will not be entitled to receive the merger consideration or any dividends or other distributions payable by Chevron after the closing until their shares are properly surrendered. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares that formerly represented outstanding shares of Noble Energy common stock on the merger consideration payable pursuant to the merger agreement, any cash in lieu of fractional shares or any unpaid dividends and distributions payable pursuant to the merger agreement to such holders of certificates or book-entry shares that formerly represented outstanding shares of Noble Energy common stock.

Withholding

Each of Chevron, Noble Energy, Merger Subsidiary, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Chevron common stock). To the extent that amounts are so deducted or withheld by Chevron, Noble Energy, Merger Subsidiary, the surviving corporation or the exchange agent and paid over to the applicable taxing authority, any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made and, if withholding is taken in Chevron common stock, the relevant withholding party will be treated as having sold such Chevron common stock on behalf of such holder of the Noble Energy common stock for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Lost Certificates

If a certificate representing shares of Noble Energy common stock has been lost, stolen or destroyed, then, before a Noble Energy stockholder will be entitled to receive the merger consideration to be paid in respect of the shares of Noble Energy common stock represented by such lost, stolen or destroyed certificate, the holder will need to deliver an affidavit of that fact and, if required by Chevron or the surviving corporation, post a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate in addition to such holder providing a properly completed and duly executed letter of transmittal.

Potential Adjustment to Merger Consideration

In the event that, before the completion of the merger, any change in the outstanding shares of capital stock of Chevron or Noble Energy occurs as a result of any reclassification, recapitalization, stock split, or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the merger consideration, the exchange ratio, and any other similarly dependent item, will be appropriately adjusted in order to provide Noble Energy stockholders with the economic effect contemplated by the merger agreement. Prior to such event, no such adjustment will be made for cash dividends or grants of equity compensation not prohibited by the merger agreement.

Treatment of Noble Energy Stock Options and Other Stock-Based Awards

Noble Energy Stock Options. Upon completion of the merger, each outstanding Noble Energy stock option will be converted into an option to acquire, on the same terms and conditions as were applicable under such Noble Energy stock option immediately prior to the completion of the merger (including any provisions for acceleration), the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger by (ii) the merger consideration.

The exercise price per share of Chevron common stock subject to any such converted Noble Energy stock option at and after completion of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of Noble Energy common stock subject to such Noble Energy stock option immediately prior to the completion of the merger divided by (ii) the merger consideration.

Noble Energy RSU Awards. Upon completion of the merger, each outstanding Noble Energy RSU award will be converted into a Chevron RSU award on the same terms and conditions as were applicable under such Noble Energy RSU award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RSU award immediately prior to the completion of the merger by (ii) the merger consideration.

Noble Energy RS Awards. Upon completion of the merger, each outstanding Noble Energy RS award will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy RS award immediately prior to the completion of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy RS award immediately prior to the completion of the merger by (ii) the merger consideration.

Noble Energy PS Awards. Upon completion of the merger, each outstanding Noble Energy PS award will be converted into an award, on the same terms and conditions as were applicable under such Noble Energy PS award immediately prior to the completion of the merger (other than any performance-based vesting conditions), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of Noble Energy common stock subject to such Noble Energy PS award (assuming that any performance-based vesting conditions applicable to such Noble Energy PS award for any performance period that has not been completed as of the effective time of the merger are achieved at the greater of “target” performance or actual performance as of the effective time of the merger) by (ii) the merger consideration.

Any amounts relating to dividend equivalent rights, if any, granted with respect to the foregoing Noble Energy equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger.

For additional information on Noble Energy’s stock-based awards, please see the section entitled “Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page  76.

Covenants and Agreements

Conduct of Business

Each of Chevron and Noble Energy has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between July 20, 2020 and the earlier of the completion of the merger and the termination of the merger agreement.

Interim Operations of Noble Energy. The merger agreement provides that until the effective time of the merger, except with the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), Noble Energy and its subsidiaries will conduct their business (i) in the ordinary course consistent with past practice, provided, that Noble Energy and its subsidiaries may take commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (A) changes or developments resulting from (1) changes in commodity prices or (2) the coronavirus (COVID-19) pandemic or (B) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Noble Energy to take commercially reasonable actions outside of the ordinary course consistent with past practice and (ii) in a manner not involving entry into businesses that are materially different from the business of Noble Energy and its subsidiaries on the date of the merger agreement. Noble Energy has also agreed that during this period it and its subsidiaries will use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. In addition, Noble Energy has agreed to the following specific restrictions on the conduct of its business during this period which are subject to exceptions described in the merger agreement. Noble Energy generally has agreed that, except with the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in its certificate of incorporation or by-laws;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Noble Energy or its subsidiaries, with certain exceptions;

•

split, combine, subdivide or reclassify its outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than regular quarterly cash dividends consistent with past practice (which may not exceed $0.02 per share per fiscal quarter with respect to Noble Energy dividends and, in the case of Noble Midstream, may not include any special dividend) or intra-group dividends among Noble Energy and its subsidiaries;

•

redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, with certain exceptions for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding as of the date of the merger agreement or (ii) required by or in connection with the respective terms, as of the date of the merger agreement, of any benefit plan or any dividend reinvestment plan in the ordinary course of the operations of such plan and consistent with past practice and only to the extent consistent with the terms of the merger agreement;

•

amend the terms of any outstanding options to purchase shares of Noble Energy common stock or of any outstanding awards of restricted stock, stock units or stock appreciation rights (provided that such covenant will not limit the administration of the relevant plans governing such awards in accordance with past practices and interpretations of the Noble Energy Board and the Noble Energy Compensation Committee to the extent consistent with the terms of the merger agreement);

•

make or authorize any capital expenditures except in amounts that are not in excess of 110% of the individual line items of the capital budget provided to Chevron (provided, that, the foregoing does not apply to Noble Midstream, which will not make or authorize capital expenditures outside the ordinary course of business consistent with past practice);

•

increase the compensation or benefits of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any benefit plan existing on the date of the merger agreement) or enter into, adopt, extend or renew (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement (except as required by applicable law or the terms of an agreement or arrangement existing on the date of the merger agreement), enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers, or terminate any employee with a title of vice president or above, other than a termination for “cause”, or hire any employee with a title of vice president or above (unless required to replace an employee who has terminated his or her employment voluntarily or whose employment has terminated as permitted by the merger agreement);

•

acquire or agree to acquire (i) any business or person or division thereof (whether by merger or consolidation, by purchase of all or a substantial portion of the assets or equity or voting interest in such persons, businesses or divisions or by any other manner) or (ii) any other assets (except certain E&P assets (in the ordinary course of business consistent with past practice (and in no event in an amount exceeding $25 million in the aggregate)) or any non-E&P assets acquired in the ordinary course of business consistent with past practice), with “E&P assets” referring to land and mineral interests or rights therein used for the exploration, development and production of hydrocarbons;

•

sell, lease, license, encumber or otherwise dispose of any material assets or property, except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practice and in no event in an amount exceeding $25 million in the aggregate, excluding the sale of crude oil and products or other hydrocarbons in the ordinary course of business consistent with past practice, (provided that in no event will Noble Energy, directly or indirectly, sell, lease, license, encumber or otherwise dispose of any equity interest in Noble Midstream);

•

incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another person, issue or sell warrants or other rights to acquire any debt securities of Noble Energy or any of its subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any person and its wholly-owned subsidiaries, among any person’s wholly-owned subsidiaries, and guarantees thereof, (ii) additional borrowings under Noble Energy’s existing credit facility or other existing credit facilities of its subsidiaries, in each case in accordance with the terms thereof, or (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of Noble Energy or any of its subsidiaries, and in the case of clauses (ii) and (iii), subject to certain limitations);

•

modify, amend, terminate or waive any material rights under any material contract or enter into an agreement that would constitute a material contract, other than as expressly contemplated in the merger agreement or in the ordinary course of business consistent with past practice with respect to certain contracts subject to certain exceptions;

•

settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, or waive, release or assign any rights or claims, (i) in any such (A) in an amount in excess of $5 million, or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, Noble Energy or its subsidiaries after the closing date or (ii) in the aggregate of all such cases, in an amount in excess of $15 million (provided that Noble Energy may not settle or propose to settle or compromise any transaction litigation except as permitted by the terms of the merger agreement);

•	change any method of financial accounting or financial accounting practice (except for changes that are not material or are required by concurrent changes in GAAP or applicable law);

•	enter into any joint venture, partnership, participation or other similar arrangement;

•

make any loan, capital contribution or advance to or investment in any other person (other than Noble Energy or any wholly-owned subsidiary of Noble Energy in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments) except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

•	take any action that would limit Chevron’s or Noble Energy’s freedom to license, cross-license or otherwise dispose of any of Noble Energy’s intellectual property;

•

except as required by law, make, revoke or amend any material election relating to taxes, including an election under Section 965(h) of the Code, or change any of its tax accounting or procedures currently in effect, settle any tax proceeding or file any amended tax return, in each case, that is reasonably likely to result in an increase to a tax liability, if that increase is material to Noble Energy and its subsidiaries taken as a whole;

•

enter into any agreement that limits in any material respect the ability of Noble Energy or its subsidiaries or would (or would reasonably be expected to) limit in any material respect the ability of Chevron or its subsidiaries after the merger to compete in any line of business or in any geographic area or during any period;

•

take any action that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the completion of the merger and the transactions contemplated by the merger agreement;

•

except in the case of Noble Midstream and its subsidiaries, enter into, with respect to hedges pertaining to fiscal year 2020 or fiscal year 2021, any new interest rate hedges or any new commodity hedges, except in accordance with the Noble Energy’s Board of Director’s approved existing hedging authorization that has been provided to Chevron;

•

incur any third-party capital commitment in respect of any non-consented AFEs in excess of $5 million without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed); or

•	agree or commit to do any of the foregoing.

Interim Operations of Chevron. The merger agreement provides that until the effective time of the merger, except with the prior written consent of Noble Energy (such consent not to be unreasonably withheld, conditioned or delayed), Chevron and its subsidiaries will conduct their business in a manner not involving the entry by Chevron or its subsidiaries into lines of business that are materially different from the lines of business of Chevron and its subsidiaries as of the date of the merger agreement. Chevron generally has agreed that, except with the prior written consent of Noble Energy (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in the certificate of incorporation or by-laws of Chevron;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Chevron;

•

split, combine, subdivide or reclassify Chevron’s outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to

Chevron’s capital stock, other than regular quarterly cash dividends consistent with past practice, and in any case not including any special dividend (provided, however, that Chevron will not declare, set aside or pay any dividend except in accordance with the terms of the merger agreement described under the heading “—Coordination of Dividends”);

•

acquire or agree to acquire any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the completion of the merger and the transactions contemplated by the merger agreement; or

•	agree or commit to do any of the foregoing.

Noble Energy Stockholder Meeting. The merger agreement requires Noble Energy, as promptly as practicable after Chevron’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective, to duly call, give notice of, convene and hold a meeting of its stockholders (the “Noble Energy stockholder meeting”), for the purpose of obtaining the Noble Energy stockholder approval. Without the prior written consent of Chevron, matters contemplated by the Noble Energy stockholder approval are the only matters (other than matters of procedure and matters required by law to be voted on by Noble Energy’s stockholders in connection therewith) that Noble Energy may propose to be voted on by the Noble Energy stockholders at the Noble Energy stockholder meeting.

Noble Energy may not adjourn, postpone or otherwise delay the Noble Energy stockholder meeting without the prior written consent of Chevron unless (i) after consultation with Chevron, Noble Energy believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Noble Energy stockholder approval, or (y) distribute any supplement or amendment to the Noble Energy proxy statement the distribution of which the Noble Energy Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum. Notwithstanding the foregoing, Noble Energy may not, without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Noble Energy stockholder meeting more than a total of three times pursuant to clause (i)(x) or (ii) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (i)(x) or (ii) of the immediately preceding sentence will be, without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten business days and in no event may Noble Energy postpone the Noble Energy stockholder meeting without the written consent of Chevron if doing so would require the setting of a new record date. Noble Energy will otherwise coordinate and cooperate with Chevron with respect to the timing of the Noble Energy stockholder meeting and will otherwise comply with all legal requirements applicable to the Noble Energy stockholder meeting.

No Solicitation. Noble Energy has agreed that it and its subsidiaries will not, and that it will direct and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•

take any action to solicit, initiate or knowingly encourage or knowingly facilitate the making of any acquisition proposal involving Noble Energy or any inquiry with respect to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an acquisition proposal (except to notify them of the existence of the applicable provisions of the merger agreement);

•	disclose any nonpublic information or afford access to properties, books or records to, any person that has made, or to Noble Energy’s knowledge is considering making, an acquisition proposal; or

•	propose publicly or agree to do any of the foregoing.

An “acquisition proposal” is any bona fide written offer or proposal for, or bona fide written indication of interest in, any:

•

direct or indirect acquisition or purchase of any business or assets of Noble Energy or any of its subsidiaries that constitutes, either individually or in the aggregate, 20% or more of the net revenues, net income, EBITDA or assets of Noble Energy and its subsidiaries, taken as a whole;

•

direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Noble Energy or of any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of Noble Energy and its subsidiaries, taken as a whole;

•

tender offer or exchange offer that, if completed, would result in any person owning 20% or more of any class of equity securities of Noble Energy, or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of Noble Energy and its subsidiaries, taken as a whole; or

•

merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Noble Energy or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of Noble Energy and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

The Noble Energy Board may, however, (i) comply with Rule 14e-2 under the Exchange Act with respect to an acquisition proposal or (ii) make any disclosure if, in the good faith judgment of the Noble Energy Board, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the Noble Energy’s directors’ exercise of their fiduciary duties to Noble Energy’s stockholders under applicable law. If the disclosure relates to an acquisition proposal, it will be deemed to constitute a change in the Noble Energy Board’s recommendation in favor of the adoption of the merger agreement unless the Noble Energy Board reaffirms its recommendation in that disclosure. In addition but subject to the terms and conditions contained in the merger agreement, prior to the adoption of the merger agreement by the Noble Energy stockholders, Noble Energy may:

•

furnish information and access, but only in response to a request, to a person making a bona fide, written acquisition proposal to the Noble Energy Board that was not obtained as a result of a breach of the non-solicitation provisions or certain other deal-protection provisions of the merger agreement; and

•	participate in discussions and negotiate with the person or its representatives making such unsolicited acquisition proposal.

Noble Energy may only furnish information and participate in discussions as described above, however, if Noble Energy first delivers to Chevron written notice advising Chevron that Noble Energy intends to take such action, and:

•

the Noble Energy Board concludes in good faith, after (i) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below) and (ii) taking into account any revised terms proposed by Chevron after Chevron is notified of such acquisition proposal pursuant to the terms of the merger agreement, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to Noble Energy’s stockholders under applicable law; and

•

prior to any engagement or disclosure otherwise permitted by the merger agreement, Noble Energy receives from the person making the acquisition proposal an executed confidentiality agreement whose material confidentiality terms are, in all material respects, no less favorable to Noble Energy and no less restrictive to the person making the acquisition proposal than those contained in the existing confidentiality agreement between Noble Energy and Chevron, and any information provided to such person is provided to Chevron prior to or substantially concurrently with the time it is provided to such person.

In the event that on or after the date of the merger agreement Noble Energy receives an acquisition proposal or any request for nonpublic information relating to Noble Energy or any of its subsidiaries or for access to the properties, books or records of Noble Energy or any of its subsidiaries by any person that has made, or has informed Noble Energy that it is considering making an acquisition proposal, Noble Energy will (i) promptly (and in no event later than 24 hours after receipt thereof) notify (which notice will be provided orally and in writing and will identify the person making such acquisition proposal or request and set forth the material terms thereof) Chevron thereof, (ii) keep Chevron reasonably and promptly informed of the status and material terms of (including changes to the status or material terms of) any such acquisition proposal or request and (iii) as promptly as practicable (but in no event later than 24 hours after receipt) provide Chevron unredacted copies of all material correspondence and written materials sent or provided to Noble Energy or any of its subsidiaries that describes any terms or conditions thereof (including any proposed transaction agreements and schedules and exhibits thereto and any financing commitments related thereto as well as written summaries of any material oral communications relating to the terms and conditions thereof).

A “superior proposal” is a bona fide written acquisition proposal for or in respect of at least a majority of the outstanding shares of Noble Energy common stock or Noble Energy’s and its subsidiaries’ assets:

•

on terms that the Noble Energy Board determines, in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel), taking into account all the terms and conditions of such acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the merger or the merger agreement proposed by Chevron, are more favorable to Noble Energy’s stockholders than the merger and other transactions contemplated by the merger agreement; and

•	constitutes a transaction that is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects of that proposal.

Noble Energy Board’s Recommendation to Stockholders. Noble Energy has agreed that the Noble Energy Board will recommend the adoption of the merger agreement to Noble Energy’s stockholders and to include such recommendation in this proxy statement/prospectus. The merger agreement provides that, subject to the exceptions described below, neither the Noble Energy Board nor any committee thereof will (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Chevron, the approval of the merger agreement, the merger or the recommendation of the Noble Energy Board (any action referred to in this clause (i), a “change in the Noble Energy recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal. For purposes of the merger agreement, a change in the Noble Energy recommendation includes any failure by Noble Energy to include the Noble Energy Board recommendation in this proxy statement/prospectus. Notwithstanding the foregoing restrictions, prior to obtaining the Noble Energy stockholder approval:

•

the Noble Energy Board is permitted, in response to a superior proposal received after the date of the merger agreement and not resulting from a breach of the merger agreement, to not make the Noble Energy Board recommendation or to withdraw or modify, in a manner adverse to Chevron, the Noble Energy Board recommendation, or to cause Noble Energy to terminate the merger agreement in accordance with its terms to enter into a definitive agreement providing for a superior proposal, if:

•	the Noble Energy stockholder approval has not been obtained;

•

the Noble Energy Board determines in its good faith judgment, after consulting with outside legal counsel, that making the Noble Energy Board recommendation or failing to effect a change in the Noble Energy recommendation would be reasonably likely to be inconsistent with the exercise of its fiduciary duties;

•

Noble Energy has given Chevron advance written notice of its decision to take such action, including the reasons for the change and specifying the material terms and conditions of the applicable acquisition proposal and the identity of the person making the proposal;

•

for a period of four business days following the notice delivered pursuant to the immediately preceding bullet (the “superior proposal match period”), Chevron is given the opportunity to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such acquisition proposal and during such period Noble Energy has made its representatives reasonably available to negotiate with Chevron (to the extent Chevron wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any amendment or modification (other than immaterial amendments or modifications) of such acquisition proposal will require a new notice period with a new superior proposal match period of three business days); and

•

the Noble Energy Board determines in good faith that the acquisition proposal is a superior proposal at the end of the superior proposal match period (as may be extended) and after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the merger or the merger agreement proposed by Chevron in a manner that would form a binding contract if accepted by Noble Energy.

•

the Noble Energy Board is permitted, in response to an intervening event (as defined below) occurring after the date of the merger agreement, to not make the Noble Energy Board recommendation, or to effect a change in the Noble Energy recommendation, if:

•	the Noble Energy stockholder approval has not been obtained;

•

the Noble Energy Board determines in its good faith judgment, as a result of the intervening event, after consulting with outside legal counsel, that making the recommendation or failing to effect a change in the Noble Energy recommendation would be reasonably likely to be inconsistent with the exercise of its fiduciary duties to stockholders;

•

before taking any such action, Noble Energy promptly gives Chevron written notice advising Chevron of the decision of the Noble Energy Board to take such action, which notice will describe the intervening event in reasonable detail and for a period of five business days (the “intervening event match period”) after delivery of such notice, Chevron is given the opportunity to propose revisions to the merger agreement (or to make another proposal) in response to such intervening event and during such period Noble Energy has made its representatives reasonably available to negotiate with Chevron (to the extent Chevron wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any change in fact (other than an immaterial change) relating to such intervening event will require a new notice period with a new intervening event match period of three business days); and

•

Chevron does not make, within the intervening event match period (as may be extended) a proposal in a manner that would form a binding contract if accepted by Noble Energy that the Noble Energy Board determines, in good faith, after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Noble Energy Board recommendation.

An “intervening event” means any event, development or change in circumstances that was not known to the Noble Energy Board, or if known, the consequences of which were not reasonably foreseeable as of the date of the merger agreement, which event, change or development becomes known to the Noble Energy Board prior to obtaining the approval of the Noble Energy stockholders. However, the following events, changes or developments will not constitute an intervening event:

•	the receipt, existence or terms of an acquisition proposal or any matter relating to, or consequences of, such acquisition proposal; or

•	any change in the price or trading volume of Noble Energy’s common stock, Chevron’s common stock or any other securities of Noble Energy, Chevron or any of their respective subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an intervening event).

Notwithstanding (i) any change in the Noble Energy recommendation, or (ii) the making of any acquisition proposal, until termination of the merger agreement (A) in no event will Noble Energy or any of its subsidiaries (1) enter into, or approve or recommend, or, except as set forth in the merger agreement, propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an acquisition proposal (other than a confidentiality agreement as and to the extent permitted to be entered into in accordance with solicitation requirements set forth in the merger agreement), (2) except as required by applicable law or the provision of the merger agreement with respect to public announcements, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any acquisition proposal or (3) seek any third-party consents in connection with any transactions contemplated by any acquisition proposal and (B) Noble Energy will otherwise remain subject to the terms of the merger agreement; provided, however, even if the Noble Energy Board changes its recommendation in favor of the merger agreement in a manner adverse to Chevron (but provided that Noble Energy does not terminate the merger agreement in order to accept a superior proposal), Noble Energy must still call a stockholder meeting as otherwise required by the merger agreement and submit the merger agreement and the merger to the vote of Noble Energy’s stockholders.

Reasonable Best Efforts Covenant. Chevron and Noble Energy have agreed to cooperate with each other and use their reasonable best efforts to promptly:

•

take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•

obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

Chevron and Noble Energy submitted the notifications required under the HSR Act relating to the merger on August 3, 2020 and on August 20, 2020, Chevron and Noble Energy received notice of early termination of the applicable waiting period under the HSR Act. In addition, on August 20, 2020, Chevron made its filing with CEMAC. Prior to closing, Chevron and Noble Energy have agreed to each keep the other apprised of the status of matters relating to the completion of the merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the merger. Chevron and Noble Energy have certain rights to review in advance and be informed of filings or written materials made or submitted by the other party to any third party and/or governmental agency, body, authority or entity in connection with the transactions contemplated by the merger agreement, and are required to provide the other party with the opportunity to participate in any meeting with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement, provided that Chevron will have the principal responsibility for determining and implementing the strategy for obtaining any necessary antitrust clearance, consents or approvals (including with respect to timing and potential ways to address any concerns that may be raised) and will lead and direct all submissions to, meetings, negotiations and communications with any governmental agency, body, authority or entity or other party in connection with antitrust matters with respect to any antitrust law, and will do so in a manner reasonably designed to obtain any such clearance, consents or approvals prior to the end date (as defined under “—Termination of the Merger Agreement”).

Without limiting the foregoing, Chevron and Noble Energy have also agreed to use their reasonable best efforts to:

•

avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing, on or before the end date, including without limitation defending through litigation on the merits any claim asserted in any court by any person; and

•

avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the end date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Chevron, Noble Energy and their respective subsidiaries and (ii) otherwise taking or committing to take actions that after the closing would limit Chevron or its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Chevron, Noble Energy and their respective subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing.

Chevron and, if requested by Chevron, Noble Energy will agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or Chevron or Chevron’s subsidiaries’ ability to retain, any of the businesses, product lines or assets of Chevron, Noble Energy or any of their respective subsidiaries, but only if such action is conditioned upon the consummation of the merger. Neither Noble Energy nor any of its subsidiaries may, without Chevron’s prior written consent, sell, divest or dispose of any assets, license any specified Noble Energy intellectual property, commit to any sale, divestiture or disposal of businesses, product lines or assets of Noble Energy and Noble Energy’s subsidiaries or any license of specified intellectual property or take any other action or commit to take any action that would limit Noble Energy’s, Chevron’s or any of their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or specified Noble Energy intellectual property.

However, notwithstanding the foregoing, Chevron is not required to take (or to request or authorize Noble Energy or any of Noble Energy’s subsidiaries to undertake) any action if it would reasonably be expected to result in a substantial detriment. For this purpose, “substantial detriment” means changes or effects which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a material adverse effect on Noble Energy and its subsidiaries, taken as a whole, at or after the effective time of the merger. Any requirement to divest or hold separate or limit the operation of any division, subsidiary, interest, business, product line, asset or property relating to the operations conducted by Chevron and its subsidiaries prior to the effective time of the merger will be deemed to result in a substantial detriment if such action with respect to a comparable amount of assets or businesses of Noble Energy and its subsidiaries, taken together with all other such actions taken, would be reasonably likely, in the aggregate, to have a material adverse effect on Noble Energy and its subsidiaries, taken as a whole, at or after the effective time of the merger.

Certain Employee Benefits Matters. For a period of one year immediately following the effective time of the merger, Chevron will continue to provide to individuals who are employed by Noble Energy and its subsidiaries as of the effective time of the merger who remain employed with Chevron or any of its subsidiaries (each an “affected employee”), for so long as such affected employee remains employed by Chevron or any of its subsidiaries compensation and employee benefits:

•	pursuant to Noble Energy’s or its subsidiaries’ compensation (including, equity incentive compensation, provided that Chevron may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the effective time of the merger, or

•

pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Chevron or any subsidiary of Chevron providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Chevron in positions comparable to positions held by affected employees of Chevron and its subsidiaries from time to time after the effective time of the merger.

Chevron will, or will cause the surviving corporation to, give affected employees full credit for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension or post-employment or retiree health or welfare plan that, in each case, is not a Noble Energy benefit plan) under any employee benefit plans or arrangements maintained by Chevron or any subsidiary of Chevron for such affected employees’ service with Noble Energy or any of its subsidiaries to the same extent recognized by Noble Energy immediately prior to the effective time of the merger, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

Chevron will, or will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the affected employees under any welfare benefit plans that such employees may be eligible to participate in after the effective time of the merger, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the affected employees immediately prior to the effective time of the merger, and (ii) for the year in which the effective time of the merger occurs, provide each affected employee with credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the effective time of the merger.

Prior to a “change of control” (as defined in the trust agreement), Noble Energy will adopt resolutions and take all such corporate action as is necessary to amend the Noble Energy, Inc. Restoration Trust agreement (the “trust agreement”) to eliminate Noble Energy’s requirement under the trust agreement to fund the trust following any such change of control, and such amendment will be effective no later than the day immediately prior to such change of control. Noble Energy will provide Chevron with evidence that the trust agreement has been amended and the form and substance of such documentation will be subject to the reasonable approval of Chevron.

If requested by Chevron in writing delivered to Noble Energy not less than five business days prior to the closing of the merger, Noble Energy and each of its subsidiaries will adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by Noble Energy or any of its subsidiaries (collectively, the “Noble Energy 401(k) plans”), in each case, effective as of the day immediately prior to the closing of the merger, and Noble Energy will provide Chevron with evidence that such Noble Energy 401(k) plans have been properly terminated, the form of such termination documents will be subject to the reasonable approval of Chevron. To the extent the Noble Energy 401(k) plans are terminated pursuant to Chevron’s request, the affected employees will be eligible to participate in a 401(k) plan maintained by Chevron or one of its subsidiaries as soon as reasonably practicable following the closing, and such affected employees will be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Chevron or its subsidiaries.

For purposes of determining the number of vacation days and other paid time off to which each affected employee is entitled during the calendar year in which the effective time of the merger occurs, Chevron or one of its subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such affected employee as of immediately prior to the effective time of the merger for the calendar year in which the effective time of the merger occurs.

Noble Energy will, as soon as practicable after the date of the merger agreement, reasonably cooperate with Chevron to provide to Chevron such information reasonably requested by Chevron to enable Chevron to calculate the impact of Sections 280G and 4999 of the Code with respect to the consummation of the transactions contemplated by the merger agreement, either alone or in combination with another event.

To the extent applicable, Noble Energy will provide Chevron with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the Worker Adjustment Retraining and Notification Act or other similar laws and that would occur between the date of the merger agreement and the closing date.

For additional information on certain other compensation-related matters covered in the merger agreement that affect Noble Energy’s directors and executive officers, please see the section entitled “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76.

Indemnification and Insurance of Noble Energy Directors and Officers. Chevron has agreed that:

•

for six years after the effective time of the merger, it will cause the surviving corporation and each of its subsidiaries (other than Noble Midstream and its subsidiaries) to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes, prior to the effective time of the merger, a director, officer or employee of Noble Energy or of such subsidiary, as applicable, or who acts as a fiduciary under any Noble Energy benefit plan or is or was serving at the request of Noble Energy or of such subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual claim (including a claim of a violation of applicable law) or other proceeding, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim or proceeding results in a formal civil or criminal litigation or regulatory action to which such person is involved based, in whole or in part, on or arising, in whole or in part, out of the fact such person is or was a director, officer or employee of Noble Energy or of such subsidiary, a fiduciary under any Noble Energy benefit plan or is or was serving at the request of Noble Energy or such subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger, in each case to the fullest extent permitted by applicable law; and

•

it will cause the surviving corporation to put in place, and Chevron will fully prepay no later than immediately prior to the closing of the merger, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time of the merger with insurance companies having the same or better AM Best Financial rating as Noble Energy’s current directors’ and officers’ liability insurance companies with terms and conditions no less favorable than the current directors’ and officers’ liability insurance policies maintained by Noble Energy with respect to matters, acts or omissions existing or occurring at or prior to the effective time of the merger; provided that Chevron may elect in its sole discretion, but will not be required, to spend more than $7,922,745 (the “cap amount”) for the six years of coverage under such “tail” policy; provided further that if the cost of such insurance exceeds such cap amount, and Chevron elects not to spend more than the cap amount for such purpose, then Chevron has agreed to purchase as much coverage as is reasonably available for the cap amount.

Coordination of Dividends. Chevron and Noble Energy have agreed to coordinate for the record and payment dates for their regular quarterly dividends to ensure that (i) Noble Energy stockholders will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Noble Energy common stock and Chevron common stock that such holders receive in exchange therefor in the merger and (ii) without limiting clause (i), Noble Energy will ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend is no later than five business days following the one-year anniversary of such dates for the corresponding quarter of the preceding year (provided that in the quarter in which the closing of the merger occurs, if the record date of Chevron’s quarterly dividend has been declared and is a date prior to the effective time of the merger, then such quarterly dividend declaration date and record date of Noble Energy will occur no later than such date as is necessary to ensure that holders of Noble Energy common stock receive a quarterly dividend in accordance with clause (i)).

Other Covenants. The merger agreement contains certain other covenants and agreements, including covenants relating to, among other matters:

•

the resignations of Noble Energy directors at the effective time of the merger and the filling of the resulting vacancies by persons who are directors of Merger Subsidiary immediately prior to the effective time of the merger;

•

Noble Energy providing Chevron with a notice setting forth a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of the merger agreement and the closing date;

•	Chevron taking all necessary actions to cause the shares of Chevron common stock issuable in connection with the merger to be approved for listing on the NYSE (subject to official notice of issuance);

•	Chevron causing Merger Subsidiary to comply with its obligations under the merger agreement;

•	cooperation between Noble Energy and Chevron regarding additional filings with governmental entities;

•	cooperation between Noble Energy and Chevron in the preparation of this proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period before the effective time of the merger;

•

not taking action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and intending to report the merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided that none of Chevron, Noble Energy, or any subsidiary of either will have any liability to any Noble Energy stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	cooperation between Noble Energy and Chevron in connection with public announcements;

•

further assurances regarding actions necessary to vest, perfect or confirm of record in the surviving corporation any and all right, title and interest in the rights, properties or assets of Noble Energy as a result of the merger;

•	notification to the other party of any notices from governmental entities or any actions commenced or threatened in connection with the merger;

•	taking all actions as are legally permissible to eliminate or minimize the effects of takeover laws on the merger and the transactions contemplated thereby;

•

causing any dispositions of Noble Energy common stock resulting from the merger and any acquisitions of Chevron common stock resulting from the merger by each individual who is a director or officer of Noble Energy or at the effective time of the merger will become a director or officer of Chevron to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

cooperation between the parties and the use of Noble Energy’s reasonable best efforts to cause (a) the delisting of the Noble Energy common stock from Nasdaq as promptly as practicable after the effective time of the merger and (b) deregistration of the Noble Energy common stock pursuant to the Exchange Act as promptly as practicable after such delisting;

•	cooperation between the parties with respect to the treatment of certain indebtedness of Noble Energy; and

•	cooperation between Noble Energy and Chevron in the defense or settlement of any stockholder litigation relating to the merger.

Representations and Warranties

Noble Energy makes various representations and warranties to Chevron in the merger agreement that are subject in some cases to exceptions and qualifications set forth in the merger agreement. These representations and warranties relate to, among other things:

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the stockholder vote and governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	ownership of subsidiaries;

•	matters relating to Noble Midstream;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since March 31, 2020;

•	absence of undisclosed material liabilities;

•	litigation;

•	tax matters;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	employee benefits matters;

•	compliance with laws;

•

regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, (ii) money laundering related laws, such as the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and the USA PATRIOT Act of 2011 and (iii) economic sanctions/trade laws;

•	environmental matters;

•	title to properties;

•	hydrocarbon contracts;

•	material contracts and contracts relating to Noble Energy’s exploration and production operations;

•	intellectual property;

•	confidentiality agreements;

•	finders’ or advisors’ fees;

•

receipt by the Noble Energy Board of opinions of Noble Energy’s financial advisor as to the fairness, from a financial view, of the consideration to be paid in the merger to the Noble Energy stockholders pursuant to the merger agreement; and

•	inapplicability of the Delaware anti-takeover statute.

In addition, Chevron and Merger Subsidiary make representations and warranties to Noble Energy. These representations and warranties relate to, among other things:

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since March 31, 2020;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws;

•	capitalization of Merger Subsidiary;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•	ownership of Noble Energy common stock.

The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge”, “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to either Chevron or Noble Energy, as applicable, any state of facts, change, development, event, effect, condition or occurrence (each, an “effect”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the relevant company and its subsidiaries, taken as a whole. However, in no event will any of the following effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a material adverse effect:

•

any changes in general U.S. (and, solely with respect to Noble Energy changes in Israel, Egypt, Jordan or Equatorial Guinea) or global economic conditions or securities, credit, financial or other capital markets conditions;

•	any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry);

•	any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters);

•

pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing;

•

effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of the merger agreement, the transactions contemplated thereby or the terms thereof or the consummation of the transactions contemplated thereby, including the impact thereof on the relationships of the relevant company and its subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (provided that this clause will not apply to any representation or warranty made by the relevant company in the section titled “Non-Contravention” of the merger agreement (and solely with respect to Noble Energy, certain representations and warranties set forth in the merger agreement related to the entitlement of any current or former employee, consultant or officer of Noble Energy or any of its subsidiaries as a result of the consummation of the transactions contemplated by the merger agreement to severance pay, unemployment compensation or any other payment (except as provided in the merger agreement or as required by law) or the acceleration of the time of payment or vesting, increase in the amount of compensation due to any such employee, consultant or officer or triggering of any other material obligation pursuant to any company benefit plan, except as provided in the merger agreement) (or any condition to any party’s obligation to consummate the merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger);

•	any action taken or failure to take action which the other party has requested in writing;

•

changes in applicable law or regulation or government policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions;

•	any decline in the market price, or change in trading volume, of capital stock;

•

any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in this clause and, the clause immediately prior to this clause (and, solely with respect to a Noble Energy material adverse effect, the clause immediately following this clause), will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided in the merger agreement) is a material adverse effect); or

•	solely with respect to a Noble Energy material adverse effect, any downgrade in Noble Energy’s credit rating;

provided that, in the case of the first four clauses listed above, (i) with respect to a Noble Energy material adverse effect, solely to the extent the impact on Noble Energy and its subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other oil and gas companies that conduct business in the countries and regions in the world impacted by the effect in question, and (ii) with respect to a Chevron material adverse effect, solely to the extent that the impact on Chevron and its subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other oil and gas companies that conduct business in the countries and regions in the world in which Noble Energy and its subsidiaries conduct business, in the case of each of clauses (i) and (ii) the incrementally disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.

Conditions to Completion of the Merger

The obligations of each of Chevron, Noble Energy and Merger Subsidiary to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•	adoption by the Noble Energy stockholders of the merger agreement;

•

(i) expiration or termination of the HSR Act waiting period (which occurred on August 20, 2020) and (ii) affirmative approval of CEMAC has been obtained and any mandatory waiting period related thereto has expired;

•	absence of any legal or regulatory prohibition on completion of the merger;

•	Chevron’s registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC; and

•	approval for the listing on the NYSE of the shares of Chevron common stock to be issued in the merger.

In addition, the obligations of each of Chevron, Noble Energy and Merger Subsidiary to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•	accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement;

•	performance in all material respects of all of the obligations of the other party required to be performed by it in the merger agreement prior to the closing date of the merger; and

•	receipt of a certificate executed by an authorized officer of the other party certifying that the conditions above have been satisfied.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger, even if the Noble Energy stockholders have previously approved the merger, in any of the following ways:

•	By the mutual written consent of Chevron and Noble Energy.

•	By either Chevron or Noble Energy:

•

if the merger has not been completed by January 20, 2021 (or, if the reason for not closing by January 20, 2021 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date, and all other closing conditions of the parties have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), or duly waived, April 20, 2021), provided that neither Chevron nor Noble Energy can terminate the merger agreement due to the occurrence of the end date if its failure to fulfill any obligation under the merger agreement has principally caused or resulted in the failure to complete the merger on or before such end date; or

•	if the Noble Energy stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or

•

if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Chevron or Noble Energy from consummating the merger is entered and such judgment, injunction, order or decree becomes final and nonappealable; provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the covenant to use reasonable best efforts has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach results in the failure to satisfy certain conditions to the obligations of Chevron and Merger Subsidiary (in the case of a breach by Noble Energy) or certain conditions to the obligations of Noble Energy to the merger (in the case of a breach by Chevron), and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof to the party alleged to be in breach.

•	By Chevron:

•

prior to receipt of the Noble Energy stockholder approval, if there has been a change in the Noble Energy recommendation, whether or not permitted by the terms of the merger agreement (or the Noble Energy Board or any committee thereof resolves to effect a change in the Noble Energy recommendation).

•	By Noble Energy:

•

at any time prior to receipt of the Noble Energy stockholder approval in order to enter into a definitive written agreement providing for a superior proposal, provided that (i) Noble Energy has received a superior proposal after the date of the merger agreement that did not result from a breach of certain provisions of the merger agreement, (ii) Noble Energy has complied with the provisions of the merger agreement with respect to such superior proposal, (iii) concurrently with, and as a condition to, any such termination the Noble Energy pays or causes to be paid to Chevron (or its designee) the termination fee (as defined below) pursuant to the merger agreement and (iv) the Noble Energy Board has authorized Noble Energy to enter into, and the Noble Energy concurrently enters into, a definitive written agreement providing for such superior proposal (it being agreed that Noble Energy may enter into such definitive written agreement concurrently with any such termination).

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the merger agreement with respect to the effect of termination, the allocation of costs and expenses and the termination fee will survive the termination of the merger agreement;

•	the agreements contained in the confidentiality agreement between Chevron and Noble Energy will survive the termination of the merger agreement; and

•	no termination will relieve any party of any liability or damages resulting from any material and intentional breach by that party of the merger agreement.

Termination Fees Payable by Noble Energy. Noble Energy has agreed to pay or cause to be paid to Chevron $176,295,000 in connection with a termination of the merger agreement under the following circumstances:

•	if Chevron terminates the merger agreement, prior to receipt of the Noble Energy stockholder approval, due to a change in the Noble Energy Board’s recommendation with respect to the merger proposal,

then Noble Energy will pay or cause to be paid $176,295,000 not later than the date of termination of the merger agreement;

•

if (i) the merger agreement is terminated by Noble Energy or Chevron due to the Noble Energy stockholder approval not having been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof and (ii) on or before the date of such termination an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found of page 106) being replaced with “50%”) has been made and become publicly known, whether or not withdrawn, prior to the special meeting, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal is consummated or a definitive agreement is entered into by Noble Energy providing for any such acquisition proposal, so long as such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Noble Energy or Chevron due to the failure to consummate the merger by the end date and the Noble Energy stockholder approval has not theretofore been obtained and (ii) on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 106) being replaced with “50%”) is consummated or a definitive agreement is entered into by Noble Energy providing for any such acquisition proposal, so long as such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Chevron due to a breach by Noble Energy of any of its representations, warranties, covenants or agreements, which breach resulted in the failure to satisfy one or more of certain conditions to the obligations of Chevron and Merger Subsidiary to consummate the merger and the Noble Energy stockholder approval has not theretofore been obtained and (ii) on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal being (found on page 106) replaced with “50%”) is consummated or a definitive agreement is entered into by Noble Energy providing for any acquisition proposal, so long as any such acquisition proposal is consummated or such definitive agreement is executed within 12 months after the date of termination; or

•

if the merger agreement is terminated by Noble Energy due to its entry into a definitive agreement with respect to a superior proposal, then Noble Energy will pay or cause to be paid $176,295,000 not later than the date of termination of the merger agreement.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses, except that Chevron will pay expenses incurred in connection with printing, mailing and filing this proxy statement/prospectus and filing fees paid in respect of the filings under the HSR Act in connection with the merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken in connection with the treatment of that certain Credit Agreement, dated as of October 14, 2011 (as amended from time to time), among Noble Energy, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent, or in connection with any financing to be obtained by Chevron relating to the repayment or refinancing of any outstanding indebtedness of Noble Energy will in each case be borne by Chevron.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by Chevron, Noble Energy or Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the Noble Energy stockholders, no amendment or waiver may, without the further approval of the Noble Energy stockholders, alter or change the amount or kind of merger consideration or any term of Chevron’s certificate of incorporation.

Governing Law; Jurisdiction; Waiver of Jury Trial

The merger agreement is constructed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of laws. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court of the State of Delaware sitting in New Castle County) and any appellate court from any of such courts (the “Delaware Courts”) and each party irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Each of the parties to the merger agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated thereby.

Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Third-Party Beneficiaries

Neither the merger agreement nor any other agreement contemplated thereby is intended to confer on any person other than the parties thereto any rights or remedies, except for:

•	the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Noble Energy;

•	the provisions of the merger agreement relating to the resignation of Noble Energy’s directors; and

•

from and after the completion of the merger, the holders of Noble Energy common stock and Noble Energy equity awards (solely with respect to the provisions governing such holders’ rights to receive the merger consideration or related payments in respect of equity awards).

INFORMATION ABOUT THE COMPANIES

Chevron

Chevron is a global energy company that explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of Chevron’s operations. It has substantial business activities in Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Colombia, Indonesia, Kazakhstan, Myanmar, Nigeria, the Partitioned Zone between the Kingdom of Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations.

Chevron has two business segments – Upstream and Downstream. Its upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Its downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives. The upstream and downstream activities of Chevron and its equity affiliates are widely dispersed geographically, with operations and projects in North America, South America, Europe, Africa, Asia and Australia.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this proxy statement/prospectus. Chevron’s common stock is publicly traded on the NYSE, under the ticker symbol “CVX.” Additional information about Chevron is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145.

Noble Energy

Noble Energy is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to stockholders. Noble Energy operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment.

Noble Energy operates its business through the following segments: US onshore; Eastern Mediterranean; West Africa; Other International; and Midstream. The Midstream segment includes the consolidated accounts of Noble Midstream, whose common units are publicly traded on Nasdaq under the ticker symbol “NBLX.” The geographical reportable segments (US onshore, Eastern Mediterranean, West Africa and Other International) are in the business of crude oil and natural gas acquisition and exploration, development, and production. The Midstream reportable segment develops, owns and operates domestic midstream infrastructure assets, as well as invests in other midstream projects, with current focus areas being the DJ and Delaware Basins.

Noble Energy is incorporated in Delaware. Its principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070 and its telephone number is (281) 872-3100. Noble Energy’s website address is

www.nblenergy.com. Information contained on Noble Energy’s website does not constitute part of this proxy statement/prospectus. Noble Energy’s common stock is publicly traded on Nasdaq, under the ticker symbol “NBL.” Additional information about Noble Energy is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145.

Merger Subsidiary

Merger Subsidiary, a direct, wholly-owned subsidiary of Chevron, is a Delaware corporation incorporated on July 17, 2020 for the purpose of effecting the merger. Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Subsidiary are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

SPECIAL MEETING

This proxy statement/prospectus is being provided to the Noble Energy stockholders as part of a solicitation of proxies by the Noble Energy Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Noble Energy stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of Noble Energy stockholders will be held virtually at www.virtualshareholdermeeting.com/NBL2020SM, on October 2, 2020, at 10:00 a.m., Central Time. On or about August 26, 2020, Noble Energy commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/NBL2020SM, where Noble Energy stockholders will be able to participate and vote online. Noble Energy encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

Noble Energy has chosen to hold the special meeting solely via live webcast and not in a physical location given the current public health impact of coronavirus (COVID-19) and its desire to promote the health and safety of its stockholders, directors, officers, employees and other constituents.

Purpose of the Special Meeting

At the special meeting, Noble Energy stockholders will be asked to consider and vote on the following:

•

the merger proposal—a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 42 and 98, respectively;

•

the merger-related compensation proposal—an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise related to the merger; and

•

the adjournment proposal—a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Completion of the merger is conditioned on the approval of the merger proposal.

Recommendation of the Noble Energy Board

At a special meeting held on July 19, 2020, the Noble Energy Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Noble Energy stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the Noble Energy stockholders for adoption at a meeting of such stockholders. The Noble Energy Board unanimously recommends that Noble Energy stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Noble Energy stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of Noble Energy common stock at the close of business on August 21, 2020, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

On the record date, there were 484,706,448 shares of Noble Energy common stock outstanding and entitled to vote at the special meeting. Each share of Noble Energy common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting. Noble Energy stockholders may vote virtually at the meeting or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the special meeting.

A complete list of Noble Energy stockholders of record who are entitled to vote at the special meeting will be available for a period of at least ten days prior to the special meeting. If you would like to inspect the list of Noble Energy stockholders of record, please call the Investor Relations department at (281) 872-3100 to schedule an appointment or request access. A certified list of eligible Noble Energy stockholders will be available for inspection during the special meeting at www.virtualshareholdermeeting.com/NBL2020SM by entering the control number provided on your proxy card, voting instruction form or notice.

Voting by Noble Energy’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Noble Energy and their respective affiliates owned and were entitled to vote 5,358,310 shares of Noble Energy common stock, representing approximately 1.1% of the shares of Noble Energy common stock outstanding on that date. Noble Energy currently expects its directors and executive officers to vote their shares of Noble Energy common stock in favor of each of the proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum; Adjournment

The special meeting may be adjourned or postponed, in the absence of a quorum, by the affirmative vote of holders of a majority of the shares of Noble Energy common stock present in person or represented by proxy and entitled to vote at the special meeting. Even if a quorum is present, the special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement if sufficient votes are cast in favor of the adjournment proposal. If a sufficient number of shares of Noble Energy common stock is present in person or represented by proxy and vote in favor of the merger proposal at the special meeting such that the merger proposal is approved, Noble Energy does not anticipate that it will adjourn or postpone the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting. Any adjournment or postponement of the special meeting will allow Noble Energy stockholders who have already submitted their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the presence of a quorum.

Required Vote; Broker Non-Votes and Abstentions

Each share of Noble Energy common stock outstanding on the record date is entitled to one vote on each of the merger proposal, the merger-related compensation proposal and the adjournment proposal. The required votes to approve the proposals at the special meeting are as follows:

•

The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

•

The merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on Noble Energy. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to Noble Energy’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

•

The adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal. The approval of the adjournment proposal is not a condition precedent to the approval of the merger proposal or the closing of the merger.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws.

Voting of Proxies by Holders of Record

How to Vote by Proxy if You are the Record Holder of Your Shares

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the internet.

Voting via the Internet or by Telephone.

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Internet—To submit your proxy via the internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. If you vote via the internet, you must do so no later than 11:59 p.m., Eastern Time, on October 1, 2020.

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Telephone—To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m., Eastern Time, on October 1, 2020.

Voting by Mail. As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail.

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Mail—To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 6:00 p.m., Eastern Time, on October 1, 2020.

How to Vote Your Shares if You are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, also referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Noble Energy Board. The proxy holders may use their discretion to vote on other matters that properly come before the special meeting.

Attendance at the Special Meeting and Voting Virtually

The special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on October 2, 2020 at 10:00 a.m., Central Time. To participate in the special meeting and submit questions during the special meeting, visit www.virtualshareholdermeeting.com/NBL2020SM and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 9:45 a.m., Central Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save Noble Energy and Noble Energy stockholders time and money, and provide Noble Energy stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to on-line attendance, we provide stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote on-line during the open poll portion of the meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	submitting a proxy at a later time by internet or telephone until 11:59 p.m., Eastern Time, on October 1, 2020;

(2)	signing and returning a new proxy card with a later date;

(3)	voting virtually at the special meeting; or

(4)

delivering, before 6:00 p.m. Eastern Time on October 1, 2020, to Noble Energy’s Corporate Secretary at Noble Energy’s executive offices at 1001 Noble Energy Way, Houston, Texas 77070, a written revocation of your most recent proxy.

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures. You may also revoke your proxy by voting virtually at the special meeting.

Solicitation

The Noble Energy Board is soliciting proxies for the special meeting from its stockholders. Noble Energy will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of Noble Energy’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Noble Energy has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for an estimated fee of approximately $50,000 plus reasonable out-of-pocket costs and expenses for the services of the firm. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Noble Energy common stock of record for beneficial owners for forwarding to such beneficial owners. Noble Energy may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact Noble Energy’s proxy solicitor at the following address and telephone number:

1407 Broadway, 27th Floor

New York, New York 10018

Email: NBL@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

You may also contact Noble Energy’s Investor Relations department at (281) 872-3100 or investor.relations@nblenergy.com.

Your vote is very important regardless of the number of shares of Noble Energy common stock that you own. Please submit a proxy to vote your shares via the internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting.

Tabulation of Votes

Noble Energy has appointed Broadridge to serve as the independent inspector of election for the special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

NOBLE ENERGY PROPOSALS

Item 1.	The Merger Proposal

(Item 1 on Noble Energy Proxy Card)

In the merger proposal, Noble Energy is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by Noble Energy stockholders is required for completion of the merger. The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock entitled to vote thereon. Each share of Noble Energy common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

The Noble Energy Board unanimously recommends a vote “FOR” the merger proposal (Item 1).

Item 2.	The Merger-Related Compensation Proposal

(Item 2 on Noble Energy Proxy Card)

In the merger-related compensation proposal, Noble Energy is asking its stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Noble Energy or Chevron. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to Noble Energy’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

The Noble Energy Board unanimously recommends a vote “FOR” the merger-related compensation proposal (Item 2).

Item 3.	The Adjournment Proposal

(Item 3 on Noble Energy Proxy Card)

In the adjournment proposal, Noble Energy is asking its stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. If Noble Energy stockholders approve the adjournment proposal, subject to the terms of the merger agreement, Noble Energy could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from Noble Energy stockholders who have previously voted. Noble Energy does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

The adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

The Noble Energy Board unanimously recommends a vote “FOR” the adjournment proposal (Item 3).

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR NOBLE ENERGY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) promulgated under the Exchange Act require that Noble Energy seek a non-binding, advisory vote from its stockholders to approve the merger-related compensation described in this proxy statement/prospectus under “The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger” beginning on page 76. The approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of Noble Energy common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required under Noble Energy’s By-Laws. Each share of Noble Energy common stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” this proposal. Accordingly, Noble Energy is asking its stockholders to vote in favor of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of Directors and Executive Officers of Noble Energy in the Merger’ are hereby APPROVED.”

The Noble Energy Board recommends that its stockholders approve, on a non-binding, advisory basis, the merger-related compensation described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Noble Energy or Chevron. If the merger proposal is adopted by the Noble Energy stockholders and the merger is completed, the merger-related compensation will be payable to Noble Energy’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related compensation proposal.

DESCRIPTION OF CHEVRON COMMON STOCK

The following describes the material terms of the capital stock of Chevron. This description is qualified in its entirety by reference to the certificate of incorporation and by-laws of Chevron which are incorporated by reference into this proxy statement/prospectus. For more information about the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 145.

The authorized capital stock of Chevron currently consists of six billion shares of common stock, par value $0.75 per share, and one hundred million shares of preferred stock, par value $1.00 per share. As of August 24, 2020, there were 1,867,323,403 shares of Chevron common stock outstanding.

Chevron Common Stock

The holders of Chevron common stock are entitled to receive such dividends or distributions as are lawfully declared on Chevron common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Chevron common stock on all matters which are properly submitted to a vote of Chevron stockholders. As a Delaware corporation, Chevron is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Chevron, holders of Chevron common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Chevron’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Chevron preferred stock. The holders of Chevron common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Chevron common stock are, and the shares of Chevron common stock to be issued in the merger will be, validly issued, fully paid and non-assessable. At August  24, 2020, there were approximately 116,009 holders of Chevron common stock.

Chevron Preferred Stock

Chevron’s certificate of incorporation expressly authorizes the Chevron Board to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF

CHEVRON AND NOBLE ENERGY

Both Chevron and Noble Energy are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Chevron will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the Noble Energy stockholders immediately prior to the effective time of the merger will become Chevron common stockholders. The rights of the former Noble Energy stockholders and the Chevron stockholders will thereafter be governed by the DGCL and by Chevron’s certificate of incorporation and by-laws.

The following description summarizes certain of the material terms and differences between the rights of the stockholders of Chevron and Noble Energy, but is not a complete statement of all such terms or differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and by-laws of Chevron and Noble Energy. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 145.

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
Authorized Capital Stock	The authorized capital stock of Chevron consists of 6,000,000,000 shares of common stock, par value $0.75 per share, and 100,000,000 shares of preferred stock, par value $1.00 per share.	The authorized capital stock of Noble Energy consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share.
Special Meetings of Stockholders; Action by Written Consent	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or by-laws.
Chevron’s By-Laws provide that a special meeting of Chevron stockholders (i) may be called by the Chevron Board or the chairman of the Chevron Board and (ii) must be called by the chairman of the Chevron Board or the Chevron secretary at the request in writing of (a) at least one-third of the members of the Chevron Board or (b) holders of 15% of the Chevron common stock then outstanding and entitled to vote at such meeting. However, a special meeting will not be held if either (i) the Chevron Board has called or calls for an annual meeting of stockholders and the purpose of such annual meeting includes the purpose specified in the request or (ii) an annual or special meeting was held not more than 12 months before the request to call the special meeting was received

Under Noble Energy’s By-Laws, special meetings of stockholders (i) may be called by Noble Energy’s president and (ii) will be called by Noble Energy’s president or secretary at the request in writing of either (a) the majority of the Noble Energy Board or (b) Noble Energy’s stockholders owning a majority of Noble Energy stock issued and outstanding and entitled to vote.

Noble Energy stockholders are permitted to take action without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding Noble Energy stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
which included the purpose specified in the request. Stockholders are not permitted to take action without a meeting by written consent.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Chevron’s By-Laws generally allow stockholders who are record holders at the time the notice described below is given and are entitled to vote at such annual meeting to nominate candidates for election to the Chevron Board and propose other business to be brought before an annual meeting.

Noble Energy’s By-Laws generally allow stockholders who are record holders on the date of notice and on the record date for the determination of stockholders entitled to notice of and vote at such annual meeting to nominate candidates for election to the Noble Energy Board and propose other business to be brought before an annual meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Chevron’s secretary prior to the meeting.

Such proposals (including proposals pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Noble Energy’s secretary prior to the meeting.
	In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to Chevron’s secretary at the principal executive office of Chevron not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is not within 30 days of such date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the date on which disclosure of the date of such annual meeting was first made by Chevron. The stockholder notice must also include specific information regarding the	A Noble Energy stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of Noble Energy, (i) with respect to an election to be held at an annual meeting of stockholders or business to be brought by a stockholder before the annual meeting of stockholders, no later than the close of business on the 120th day and no earlier than the 150th day before the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting of stockholders; provided, however, that in the event that (a) no annual meeting was held in the previous year or (b) the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, the notice must be received no later than the close of business on the 90th calendar day and no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting or, if

Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
stockholder and the director nominee or business to be brought before the annual meeting, as described in Chevron’s By-Laws.

the first public announcement of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th day following the earlier of the day on which notice of the meeting date was mailed or public announcement of the meeting date was made by Noble Energy and (ii) with respect to an election to be held at a special meeting of stockholders, no later than the close of business on the 120th day and no earlier than the 150th day before the date of such special meeting or, or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Noble Energy Board to be elected at such meeting. The stockholder notice must also include specific information regarding the stockholder and the director nominee or business, as applicable, as described in Noble Energy’s By-Laws.

In addition, Chevron’s By-Laws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of Chevron’s outstanding common stock entitled to vote in the election of directors for at least three years as of the date of the stockholder’s notice to include up to a specified number of director nominees in Chevron’s proxy materials for an annual meeting, subject to satisfying notice requirements and other conditions set forth in the by-laws.

The maximum number of stockholder nominees permitted under such proxy access provisions of Chevron’s By-Laws is the greater of two or 20% of the number (or the closest whole number below 20% if such amount is not a whole number) of Chevron’s directors on the last day a notice of nomination may be

In addition, Noble Energy’s By-Laws permit any stockholder or group of up to 25 stockholders who have maintained continuous qualifying ownership of 3% or more of Noble Energy’s outstanding common stock for at least three years to include up to a specified number of director nominees in Noble Energy’s proxy materials for an annual meeting, subject to satisfying notice requirements and other conditions set forth in Noble Energy’s By-Laws.

The maximum number of stockholder nominees permitted under such proxy access provisions of Noble Energy’s By-Laws is 25% of the number of Noble Energy’s directors in office on the last day a notice of nomination may be submitted. Notice of a nomination under Noble Energy’s proxy access by-law provisions must be delivered by a stockholder to the secretary of Noble

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
submitted. Notice of a nomination under Chevron’s proxy access by-law provisions must be delivered by a stockholder to the secretary of Chevron at its principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered (i) not earlier than the close of business on the 150th day prior to such annual meeting and (ii) not later than the close of business on the later of (a) the 120th day prior to such annual meeting or (b) the 10th day following the day on which Chevron publicly announced the date of the annual meeting.

Energy at Noble Energy’s principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders. If (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the earlier of the day on which notice of the meeting date was mailed or public announcement of the meeting date was made by Noble Energy.

Number of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the number of directors fixed by or in the manner provided in the corporation’s by-laws unless the certificate of incorporation fixes the number of directors.

Chevron’s By-Laws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by at least a majority of the directors then in office, provided that no such resolution other than a resolution to take effect as of the next election of directors by the stockholders shall have the effect of reducing the number of directors to less than the number of directors in office as of the effective time of the resolution.

There are currently ten positions authorized and ten directors serving on the Chevron Board.

Noble Energy’s By-Laws provide that the number of directors will be not less than three nor more than fifteen, but within such limits the number will be determined by resolution of the Noble Energy Board or by the Noble Energy stockholders at the annual meeting.

There are currently nine positions authorized and nine directors serving on the Noble Energy Board.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or by-laws provide otherwise, directors will be elected by a plurality of the votes of the shares present in

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
person or represented by proxy at the meeting and entitled to vote on the election of directors.

Chevron’s By-Laws provide that a director nominee is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, excluding abstentions; provided, however, that in any meeting of the stockholders for which the number of nominees exceeds the number of directors to be elected, director nominees will be elected by a plurality of votes cast.

Holders of Chevron common stock do not have cumulative voting rights in the election of directors or otherwise.

Chevron does not have a classified board. Chevron’s By-Laws require that all directors be elected at each annual meeting of stockholders for a term of one year and until his or her successor is elected.

Noble Energy’s By-Laws provide that in an election, a director nominee is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at a meeting at which a quorum is present, except that directors will be elected by a plurality of the votes cast at any stockholders’ meeting for which (i) the secretary of Noble Energy receives a notice that a stockholder has nominated a person for election as a director in compliance with certain requirements set forth in Noble Energy’s By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 10th day prior to the date Noble Energy mailed its notice of such meeting. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote against a nominee.

A person is eligible to be elected as a director to the Noble Energy Board until the annual meeting next succeeding such person’s 72nd birthday. In the case of the Lead Independent Director who attains the age of 72, such person becomes ineligible to appointed as the Lead Independent Director, but remains eligible upon Noble Energy Board recommendation, to stand for election as a director for one additional year.

Noble Energy does not have a classified board. Noble Energy’s By-Laws generally require that all directors be elected at the annual meeting of stockholders, except in the event of a vacancy or a newly created directorship resulting from an increase in the authorized number of directors (see Removal of Directors; Vacancies below), and hold office until a successor is elected and qualified.

Removal of Directors; Vacancies	Chevron stockholders may remove directors with or without cause by the	Noble Energy stockholders may remove directors with or without cause by the

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders

affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Whenever there are fewer than the authorized number of directors in office, the Chevron Board may choose one or more additional directors by a resolution approved by a majority of the directors then in office, each of whom will hold office until the next annual meeting of stockholders and until a successor is elected.

affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum. If, at the time of filling a vacancy or newly elected directorship, the directors then in office constitute less than a majority of the whole Noble Energy Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any Noble Energy stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Limitation on Liability of Directors

Chevron’s certificate of incorporation provides that no director will be liable to Chevron or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Chevron to its stockholders, (2) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of DGCL, which addresses liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit.

Noble Energy’s certificate of incorporation provides that no director will be personally liable to Noble Energy or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Noble Energy or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which addresses liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers; Expenses	Under the DGCL, a Delaware corporation must indemnify its present and former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Rights of Chevron Stockholders	Rights of Noble Energy Stockholders

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; except that no indemnification may be paid for judgments, fines and amounts paid in settlement in actions by or in the right of the corporation to procure a judgment in its favor.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The Chevron certificate of incorporation and by-laws require Chevron to indemnify any corporate servant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative by reason of the fact that such person is or was a director, officer, employee or agent of Chevron, or is or was serving at the request of Chevron as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such corporate servant in connection with such action, suit or proceeding to the fullest extent permitted by applicable law.

Chevron is required under its by-laws to advance expenses incurred by such person who is a current or former director, officer, or employee of Chevron in connection with any such action, suit or proceeding prior to its final disposition so long as the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Noble Energy’s By-Laws require Noble Energy to indemnify any person who is or is threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Noble Energy or any predecessor of Noble Energy or serves or served any other enterprise as a director, officer, employee or agent at the request of Noble Energy or any predecessor of Noble Energy. To the extent that a present or former director or officer of Noble Energy has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, Noble Energy must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
Amendments to Certificate of Incorporation	As provided under the DGCL, any amendment to Chevron’s certificate of incorporation requires (i) the approval of the Chevron Board, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any. Additionally, any proposed amendment to Chevron’s certificate of incorporation that would materially and adversely alter or change the powers, preferences or special rights of the Chevron Series A Participating Preferred Stock requires approval by the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

As provided under the DGCL, any amendment to Noble Energy’s certificate of incorporation requires (i) the approval of the Noble Energy Board, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

However, the affirmative vote of at least 75% of all shares of Noble Energy stock entitled to vote in elections of directors is required to amend the article of Noble Energy’s certificate of incorporation relating to the adoption or authorization of a business transaction with another entity that is the beneficial owner of 20% or more of the outstanding shares of stock of Noble Energy entitled to vote in elections of directors or has been the beneficial owner of more than 20% of the outstanding shares of stock of Noble Energy entitled to vote in elections of directors.

Amendments to By-laws

Chevron’s By-Laws may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Chevron common stock at any annual or special meeting of stockholders, or by a resolution of the Chevron Board approved by at least a majority of the directors then in office. However, special restrictions apply to the amendment of provisions of the by-laws governing change in control benefit protection.

Additionally, any proposed amendment to Chevron’s By-Laws that would materially and adversely alter or change the powers, preferences or special rights of the Chevron Series A Participating Preferred Stock requires approval by the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

Noble Energy’s By-Laws generally may be amended by (i) the stockholders at any regular meeting of the stockholders or of the Noble Energy Board or (ii) at any special meeting of the stockholders or of the Noble Energy Board if notice is provided pursuant to the by-laws.

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
Certain Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” (generally defined by the DGCL as a person who owns 15% or more of the corporation’s outstanding voting stock, together with such person’s affiliates and associates) for three years following the time that person became an interested stockholder, unless (1) prior to the time the person became an interested stockholder the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s outstanding voting stock or (3) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (4) certain other exceptions specified in Section 203(b) of the DGCL are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Chevron’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so Chevron is subject to such provision.

Noble Energy’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so Noble Energy is subject to such provision.

In addition, Noble Energy’s certificate of incorporation provides that, with some exceptions, a business combination with an entity, other than Noble Energy, its subsidiaries or any Noble Energy employee stock ownership/benefit plan, that is the beneficial owner, directly or indirectly, of voting stock representing 20% or more of the outstanding shares of stock of Noble Energy entitled to vote in elections of directors (or has been the beneficial owner, directly or indirectly, of more than 20%) requires that (i) the consideration to be received per share by common stockholders of Noble Energy is not less than the highest per share price paid by such entity in acquiring any of its holdings of Noble Energy’s common stock, (ii) after the completion of the transaction in which such entity has acquired 20% of the outstanding shares of stock of Noble Energy entitled to vote in the election of directors, such entity may not have acquired any newly issued Noble Energy shares of stock, directly or indirectly and (iii) such entity will not have (a) received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other

	Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
financial assistance or tax credits provided by Noble Energy or (b) made any major change in Noble Energy’s business or equity capital structure prior to the consummation of such business transaction.
Stockholder Rights Plan	Chevron currently does not have a stockholder rights plan.	Noble Energy currently does not have a stockholder rights plan.
Forum Selection

Chevron’s By-Laws provide that, unless Chevron consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Chevron, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Chevron to Chevron or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of Chevron’s capital stock will be deemed to have notice of and consented to the exclusive forum provision described in the prior sentence.

Chevron reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Chevron’s favor, including derivative actions purporting to assert on Chevron’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Chevron’s rights under the Securities Act or Exchange

Noble Energy’s certificate of incorporation provides that, unless Noble Energy consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Noble Energy, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Noble Energy to Noble Energy or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of Noble Energy’s capital stock will be deemed to have notice of and consented to the exclusive forum provision described in the prior sentence.

Noble Energy reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Noble Energy’s favor, including derivative actions purporting to assert on Noble Energy’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with

Rights of Chevron Stockholders	Rights of Noble Energy Stockholders
Act. In addition, Chevron’s stockholders cannot waive, and this exclusive forum provision does not purport to waive, Chevron’s own compliance with the federal securities laws and the rules and regulations thereunder.	respect to a derivative action or proceeding brought by a stockholder to enforce Noble Energy’s rights under the Securities Act or Exchange Act. In addition, Noble Energy’s stockholders cannot waive, and this exclusive forum provision does not purport to waive, Noble Energy’s own compliance with the federal securities laws and the rules and regulations thereunder.

VALIDITY OF COMMON STOCK

The validity of the Chevron common stock to be issued in the merger will be passed upon for Chevron by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tengizchevroil LLP, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

Certain information with respect to the oil and gas reserves associated with Noble Energy’s oil and gas properties is confirmed in the audit letter of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR NOBLE ENERGY’S 2021 ANNUAL MEETING OF STOCKHOLDERS

If the transaction is completed in 2020, Noble Energy will become a direct, wholly-owned subsidiary of Chevron and, consequently, will not hold an annual meeting of its stockholders in 2021. If the transaction is not adopted by the requisite vote of the Noble Energy stockholders or if the merger is not completed for any other reason, Noble Energy intends to hold an annual meeting of its stockholders in 2021 (the “Noble Energy 2021 annual meeting”).

Stockholder proposals submitted for inclusion in Noble Energy’s proxy statement and proxy card for the Noble Energy 2021 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act would have to have been received by Noble Energy’s corporate secretary no later than November 10, 2020.

Noble Energy’s By-Laws allow Noble Energy stockholders of record to present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Noble Energy Board at an annual meeting or special meeting of Noble Energy stockholders at which directors are to be elected. Noble Energy’s By-Laws require all stockholders who intend to make such proposals or nominations at an annual stockholder meeting or special stockholder meeting to provide a written notice, including the information specified in Noble Energy’s By-Laws, to Noble Energy’s corporate secretary not later than the 120th day and no earlier than the 150th day prior to the first anniversary of the mailing of the previous year’s proxy materials. To be eligible for consideration at the Noble Energy 2021 annual meeting, notices would have to have been received by Noble Energy between October 11, 2020 and November 10, 2020. In the event that the Noble Energy 2021 annual meeting is scheduled to be held before February 8, 2021 or after May 9, 2021, such stockholder notice will be timely if it is so received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the Noble Energy 2021 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the earlier of the day on which notice of the meeting was mailed or public announcement of the meeting date was made by Noble Energy.

In addition, Noble Energy’s By-Laws permit certain qualifying stockholders to include director nominees in Noble Energy’s proxy materials for an annual meeting. This proxy access mechanism allows a stockholder or group of up to 25 stockholders owning at least 3% of Noble Energy’s outstanding common stock continuously for at least three years to submit their own candidate for election to the Noble Energy Board. These nominees may not constitute more than 25% of the Noble Energy Board in office as of the last day on which a notice of proxy access nomination may be delivered pursuant to Noble Energy’s By-Laws (or if such amount is not a whole number, the largest whole number below 25%). Proxy access nominations must be delivered to Noble Energy between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials and satisfy certain other criteria specified in Noble Energy’s By-Laws. For inclusion in Noble Energy’s proxy materials for the Noble Energy 2021 annual meeting, proxy access nominations must be received by Noble Energy between October 11, 2020 and November 10, 2020. In the event that the Noble Energy 2021 annual meeting is scheduled to be held before February 8, 2021 or after May 9, 2021, such proxy access nomination will be timely if it is so received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the Noble Energy 2021 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the earlier of the day on which notice of the meeting was mailed or public announcement of the meeting date was made by Noble Energy.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Noble Energy of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Noble Energy at its address identified below. Noble Energy will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, Noble Energy, Inc., 1001 Noble Energy Way, Houston, Texas 77070, or contact Noble Energy Investor Relations by telephone at (281) 872-3100 or by email at investor_relations@nblenergy.com.

WHERE YOU CAN FIND MORE INFORMATION

Chevron and Noble Energy file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Chevron and Noble Energy, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Chevron has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Chevron common stock to be issued to Noble Energy stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Chevron and Noble Energy, respectively. The rules and regulations of the SEC allow Chevron and Noble Energy to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Chevron and Noble Energy to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Chevron and Noble Energy have previously filed with the SEC. They contain important information about the companies and their financial condition.

Chevron SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2019;

•	Definitive proxy statement on Schedule 14A for the 2020 annual meeting of stockholders;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

Current reports on Form 8-K filed on January 3, 2020, February  3, 2020, March  24, 2020, May  12, 2020, May  29, 2020, July  20, 2020 and August 13, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Chevron common stock contained in Chevron’s certificate of incorporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the SEC for the purpose of updating this description.

Noble Energy SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2019;

•	Definitive proxy statement on Schedule 14A for the 2020 annual meeting of stockholders;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

Current reports on Form 8-K filed on May 1, 2020, July  20, 2020, July  21, 2020 and July 22, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	The description of the Noble Energy common stock contained in Noble Energy’s registration statement on Form 8-A filed with the SEC on December 27, 2019 under Item 1—“Description of Registrant’s

Securities to be Registered” (including any amendment or report filed with the SEC for the purpose of updating this description).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Chevron and Noble Energy incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Chevron or Noble Energy, as applicable, by requesting them in writing or by telephone as follows:

Chevron Corporation 6001 Bollinger Canyon Rd., Building A San Ramon, California 94583 Attention: Investor Relations Telephone: (925) 842-5690	Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Attention: Investor Relations Telephone: (281) 872-3100

These documents are available from Chevron or Noble Energy, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Chevron and Noble Energy at their internet websites at www.chevron.com and www.nblenergy.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., Noble Energy’s proxy solicitor, at the following address and telephone number:

1407 Broadway, 27th Floor

New York, New York 10018

Email: NBL@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

If you are a stockholder of Noble Energy and would like to request documents, please do so by September 25, 2020, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from Chevron or Noble Energy, Chevron or Noble Energy, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Chevron or Noble Energy, as the case may be, receives your request.

This proxy statement/prospectus is a prospectus of Chevron and a proxy statement of Noble Energy for the special meeting. Neither Chevron nor Noble Energy has authorized anyone to give any information or make any representation about the merger or Chevron or Noble Energy that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Chevron or Noble Energy has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated August 26, 2020. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Noble Energy stockholders nor the issuance of shares of Chevron common stock in the merger will create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

July 20, 2020

among

CHEVRON CORPORATION,

CHELSEA MERGER SUB INC.,

and

NOBLE ENERGY, INC.

A-i

A-ii

EXHIBITS

Exhibit A—Form of Certificate of Incorporation of Merger Subsidiary

A-iii

DEFINED TERMS

Term	Section
Acquisition Proposal	7.8(b)
Affected Employees	6.6(b)
Agreement	Preamble
Anti-Corruption Laws	3.17(d)(i)
Anti-Discrimination Laws	3.15(i)
Antitrust Laws	7.1(b)(ii)
Book-Entry Shares	1.4(b)
Cancelled Shares	1.4(d)
Cap Amount	6.3(d)
Capital Budget	5.1(g)
CERCLA	3.18(b)
Certificate	1.4(b)
Certificate of Merger	1.1(b)
Change in Control	6.6(a)
Change in the Company Recommendation	5.2(a)
Closing	1.1(d)
Closing Date	1.1(d)
Code	Recitals
Common Shares Trust	2.2(b)
Company	Preamble
Company 10-K	3.7(a)
Company 10-Q	3.7(a)
Company 401(k) Plans	6.6(f)
Company Balance Sheet	3.8
Company Balance Sheet Date	3.8
Company Benefit Plans	3.15(a)
Company By-Laws	3.1
Company Capital Stock	3.5
Company Charter	3.1
Company Common Stock	Recitals
Company Credit Agreement	5.1(k)
Company Disclosure Schedules	III
Company Environmental Permits	3.18(a)
Company Intellectual Property	3.22(a)
Company Material Adverse Effect	3.1
Company Measurement Date	3.5
Company Pension Plan	3.15(e)
Company Preferred Stock	3.5
Company Proxy Statement	3.9(a)
Company PS Award	1.5(d)
Company Recommendation	5.2(f)
Company RS Award	1.5(c)
Company RSU Award	1.5(b)
Company SEC Documents	3.7(a)
Company Securities	3.5
Company Stock Option	1.5(a)
Company Stockholder Approval	3.2(a)
Company Stockholder Meeting	5.2(f)
Company Subsidiary Securities	3.6(b)

A-iv

Term	Section
Confidentiality Agreement	7.3
Contract	3.21(a)
Creditors’ Rights	3.2(a)
De Minimis Inaccuracies	8.2(a)(ii)
Delaware Court	10.8
DGCL	Recitals
E&P Assets	5.1(i)
Economic Sanctions/Trade Laws	3.17(d)(ii)
Effect	3.1
Effective Time	1.1(b)
End Date	9.1(b)(i)
Environmental Laws	3.18(b)
ERISA	3.15(a)
ERISA Affiliate	3.15(d)
Excess Shares	2.2(a)
Exchange Act	3.3
Exchange Agent	2.1(a)
Exchange Ratio	1.4(a)
FCC	3.3
Financial Advisor	3.24
Form S-4	4.8(a)
GAAP	3.8
Government Official	3.17(a)
Hazardous Substance	3.18(b)
HSR Act	3.3
Hydrocarbon Contract	3.20(a)
Hydrocarbons	3.20(a)
Indemnified Liabilities	6.3(a)
Indemnified Persons	6.3(a)
Intellectual Property	3.22(a)
Intervening Event	5.2(b)(ii)
Intervening Event Match Period	5.2(b)(ii)
Intervening Event Notice	5.2(b)(ii)
knowledge	3.10(e)
Lien	3.4
Material Contract	3.21(b)
Merger	Recitals
Merger Consideration	1.4(a)
Merger Subsidiary	Preamble
MLP	3.6(a)
MLP 10-K.	3.7(b)
MLP 10-Q.	3.7(b)
MLP Balance Sheet	3.8
MLP Common Units	3.6(c)
MLP Partnership Agreement	3.6(c)
MLP Partnership Interests	3.6(c)
MLP SEC Documents	3.7(b)
MLP Securities	3.6(c)
Money Laundering Laws	3.17(d)(iii)
Nasdaq	3.3
NYSE	2.2(a)

A-v

Term	Section
OFAC	3.17(d)(ii)
Noble GP	3.6(a)
Noble GP Interest	3.6(c)
Parent	Preamble
Parent 10-K	4.6(a)
Parent Balance Sheet	4.7
Parent Balance Sheet Date	4.7
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Disclosure Schedules	IV
Parent Material Adverse Effect	4.1
Parent Measurement Date	4.5
Parent Preferred Stock	4.5
Parent SEC Documents	4.6(a)
Parent Securities	4.5
Payoff Amount	7.13
Person	2.1(c)
Personal Data	3.22(b)
Privacy Policies	3.22(b)
Proceeding	6.3(a)
RCRA	3.18(b)
Release	3.18(b)
Reorganization Treatment	7.4(a)
Sanctions Target	3.17(d)(iv)
Sarbanes-Oxley Act	3.10(a)
SEC	1.5(f)
Securities Act	3.3
Significant Subsidiaries	3.6(a)
Subject Indebtedness	7.13
Subsidiary	3.6(a)
Substantial Detriment	7.1(c)
Superior Proposal	7.8(b)
Superior Proposal Match Period	5.2(b)(i)
Superior Proposal Notice	5.2(b)(i)
Surviving Corporation	1.1(a)
Tax Proceeding	3.14(c)
Tax Returns	3.14(i)
Taxes	3.14(i)
Taxing Authority	3.14(i)
Termination Fee	10.5(iii)
Transaction Litigation	7.14
Transactions	Recitals
Trust	6.6(e)
Trust Agreement	6.6(e)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 19, 2020 is by and among Chevron Corporation, a Delaware corporation (“Parent”), Chelsea Merger Sub Inc., a newly formed Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and Noble Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation (as defined below) and a direct, wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of Parent, at a meeting duly called and held on or prior to the date hereof, has unanimously (a) determined that this Agreement and the issuance of the shares of common stock of Parent, par value $0.75 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Common Stock Issuance”) and the other transactions contemplated hereby (the “Transactions”), are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held on or prior to the date hereof, has unanimously (a) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and (d) resolved (subject to Section 5.2) to recommend the adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of Merger Subsidiary has by unanimous vote (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to Parent, as sole stockholder of Merger Subsidiary, for adoption thereby and recommended that Parent approve and adopt this Agreement and the Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly-owned subsidiary of Parent.

(b)    On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and is specified in the Certificate of Merger (the “Effective Time”).

(c)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

(d)    The closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.2    Certificate of Incorporation and By-Laws of the Surviving Corporation. Subject to Section 6.3:

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Subsidiary as set forth in Exhibit A, except for Article FIRST thereof which shall be amended to read as follows: “The name of this corporation is “Noble Energy, Inc.”

(b)    The by-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended or changed as provided therein or by the DGCL, except that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation.

Section 1.3    Directors and Officers of the Surviving Corporation. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4    Effect on Capital Stock.

(a)    At the Effective Time, subject to the other provisions of Articles I and II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 1.4(d) and any shares of Company Common Stock covered under Section 1.5) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive .1191 (the “Exchange Ratio”) of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”).

(b)    From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated shares represented by book-entry (“Book-Entry Shares”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends or other distributions with a record date prior to the Effective Time which have been declared by the Company in accordance with this Agreement and which remain unpaid at the Effective Time, and any dividends and other distributions in accordance with Section 2.1(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2.

(c)    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.4 shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Exchange Ratio.

(d)    At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Subsidiary or the Company or any of their respective direct or indirect wholly-owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 1.4(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to a Company Benefit Plan (as such term is defined in Section 3.15).

(e)    At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.5    Stock Options and Equity Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company’s equity and equity based incentive plans) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:

(a)    at the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under any Company Benefit Plan, whether or not vested, shall cease to represent a right to acquire shares of Company Common Stock, and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, including any provisions for acceleration, the number (rounded down to the nearest whole number) of shares of Parent Common Stock, determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Merger Consideration. The exercise price per share of Parent Common Stock subject to any such Company Stock Option at and after the Effective Time shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Merger Consideration;

(b)    at the Effective Time, each cash-settled restricted stock unit award (each, a “Company RSU Award”) that corresponds to shares of Company Common Stock granted under any Company Benefit Plan, outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company RSU Award with respect to Company Common Stock and shall thereafter constitute a cash-settled restricted stock unit award, on the same terms and conditions as were applicable under such Company RSU Award immediately prior to the Effective Time, including any provisions for acceleration, with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (y) the Merger Consideration. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company RSU Award that are accrued but unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time;

(c)    at the Effective Time, each share of restricted Company Common Stock subject to vesting, repurchase or other lapse restriction solely based on continued service (each, a “Company RS Award”) granted under any Company Benefit Plan, outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company RS Award with respect to Company Common Stock and shall thereafter constitute a restricted stock award, on the same terms and conditions as were applicable under such Company RS Award immediately prior to the Effective Time, including any provisions for acceleration, with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RS Award immediately prior to the Effective Time by (y) the Merger Consideration. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company RS Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Company RS Award immediately prior to the Effective Time;

(d)    at the Effective Time, each award of notional shares of restricted Company Common Stock whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (each, a “Company PS Award”) granted under any Company Benefit Plan, outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company PS Award with respect to Company Common Stock and shall thereafter constitute an award, on the same terms and conditions as were applicable under such Company PS Award immediately prior to the Effective Time (other than any performance-based vesting conditions), including any provisions for acceleration, with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company PS Award immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company PS Award for any performance period that has not been completed as of the Effective Time are achieved at the greater of “target” performance or actual performance as of the Effective Time) by (y) the Merger Consideration. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company PS Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Company PS Award immediately prior to the Effective Time; and

(e)    make such other changes to the Company’s equity and equity based incentive plans as the Company and Parent may agree in writing are appropriate to give effect to the Merger.

With respect to any amount payable under this Section 1.5 that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.

(f)    (i) Parent shall take all corporate action necessary to assume, as of the Effective Time, the Company’s obligations under the Company Stock Options, Company RSU Awards, Company RS Awards and Company PS Awards and reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.5. (ii) As soon as practicable after the Effective Time and in any event no later than five days after the Effective Time, Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Parent Common Stock subject to options and other equity-based awards described in this Section 1.5 and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such options or other equity-based awards remain outstanding.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares representing shares of Company Common Stock. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)    Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested or required by applicable law) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.4 and (ii) a check in the amount equal to any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and in respect of any dividends and other distributions which such holder has the right to receive pursuant to Section 2.1(f). No interest shall be paid or accrued on any Merger Consideration, cash payable in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)    If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Delivery of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) in respect of such holder’s shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, authority or entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.1. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)    The Exchange Agent shall invest any cash delivered by Parent pursuant to Section 2.1(a) as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid promptly to Parent.

(h)    The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.

Section 2.2    Fractional Shares.

(a)    No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2 and subject to the provisions of Section 2.1, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.1(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates or Book-Entry Shares pursuant to Section 2.1(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b)    The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(c)    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.1.

Section 2.3    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.4    Withholding Rights. Each of the Surviving Corporation, Parent, the Company, Merger Subsidiary and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles I and II such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock). To the extent that amounts are so deducted or withheld by the Company, Merger Subsidiary, the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and paid over to the applicable governmental body, agency, authority or entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such holder of the Company Common Stock for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents or the MLP SEC Documents (as hereinafter defined) filed or furnished prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein but excluding any disclosures in such Company SEC Documents or MLP SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 3.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any changes in general U.S., Israel, Egypt, Jordan, Equatorial Guinea or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.15(g) (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which Parent has requested in writing, (G) changes in applicable law, regulation or government policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of the Company’s capital stock, (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or (J) any downgrade in the Company’s credit rating (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Company Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other oil and gas companies that conduct business in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-Laws of the Company, as amended to the date of this Agreement (subject to the amendment contemplated by Section 3.2(b)(v)) (as so amended, the “Company By-Laws”).

Section 3.2    Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders (the “Company Stockholder Approval”) in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b)    The Board of Directors of the Company, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of Company Common Stock and (iv) resolved (subject to Section 5.2) to recommend the adoption of this Agreement by the holders of Company Common Stock.

Section 3.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (e) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (f) the appropriate filings and approvals under the rules of the NYSE or Nasdaq Global Select Market (“Nasdaq”), (g) (if any) filings required to be made with the Federal Communications Commission (the “FCC”) and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.4    Non-Contravention The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3, (a) contravene or conflict with the

Company Charter or the Company By-Laws or the organizational documents of any Company Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.14) not yet due or being contested in good faith (and for which adequate reserves have been established on the Parent Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business. To the Company’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by the Company of the Merger and the Transactions.

Section 3.5    Capitalization. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). As of July 17, 2020 (the “Company Measurement Date”), there were outstanding (i) 479,938,370 shares of Company Common Stock (including 5,057,039 shares covered by Company RS Awards), (ii) no shares of Company Preferred Stock and (iii) no other shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Company Measurement Date, there were outstanding (A) Company Stock Options to purchase 10,354,215 shares of Company Common Stock, (B) Company RSU Awards with respect to that correspond to 1,753,616 shares of Company Common Stock and (C) Company PS Awards with respect to 3,268,106 shares of Company Common Stock (assuming such Company PS Awards were earned at maximum level of performance). Except as set forth in this Section 3.5 and except for changes since the close of business on the Company Measurement Date resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company and (b) (1) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Company Securities”). Except as permitted by Section 5.1(e) with respect to any Company Stock Options, Company RSU Awards, Company RS Awards and Company PS

Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.6    Subsidiaries.

(a)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. For the avoidance of doubt, for all purposes of this Agreement, the MLP and its Subsidiaries shall be deemed to be Subsidiaries of the Company. The MLP consummated the transactions contemplated by that certain Contribution, Conveyance, Assumption and Simplification Agreement, dated as of November 14, 2019, by and among the Company, Noble Midstream Partners, LP (the “MLP”), Noble Midstream GP LLC (“Noble GP”), Noble Midstream Services, LLC, Noble Midstream, LLC and Noble Midstream Holdings LLC on November 21, 2019 in accordance with the terms thereof as disclosed in the Company SEC Documents and the MLP SEC Documents. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) of the Company (collectively, and including for the avoidance of doubt, the MLP, “Significant Subsidiaries”) and all other entities listed on Exhibit 21 to the Company 10-K and their respective jurisdictions of organization are identified in Section 3.6(a) of the Company Disclosure Schedules.

(b)    Except for directors’ qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company (other than the MLP and its Subsidiaries) is wholly-owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other indebtedness of any Significant Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. Other than the MLP, no Subsidiary of the Company is, or since January 1, 2017 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of the Company owns any shares of Company Common Stock.

(c)    As of the Company Measurement Date, the issued and outstanding limited partner interests and general partner interests of the MLP consisted of (i) 90,170,963 “Common Units” (as defined in the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of November 14, 2019, as amended or supplemented from time to time (the “MLP Partnership Agreement”)) (the “MLP Common Units”), (ii) 206,357 unvested “Derivative Partnership Interests” (as defined in the MLP Partnership Agreement), that are outstanding under any employee or director equity plans or arrangements of the MLP and (iii) a 0.0% non-economic general partner interest (the “Noble GP Interest”) held by Noble Midstream GP LLC. All of the issued and outstanding MLP Common Units have been duly authorized and validly issued and are fully paid (to the extent required by the MLP Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and, except as set forth in the MLP Partnership Agreement, free of preemptive rights. Noble GP is a wholly-owned Subsidiary of the Company and is the sole general partner of the MLP. Noble GP is the sole record and beneficial owner of the Noble GP Interest, and such Noble GP Interest has been duly authorized and validly issued in accordance with applicable law and the MLP Partnership Agreement. Noble GP owns the Noble GP Interest free and clear of any Liens. Except (x) as set forth above in this Section 3.6(c) or (y) as otherwise expressly permitted by this Agreement, as of the Company Measurement Date, there are no outstanding, (A) “Partnership Interests” (as defined in the MLP Partnership Agreement) (the “MLP Partnership Interests”) or other equity or voting securities of the MLP, (B) (1) options, warrants or other rights to acquire from the MLP any Partnership Interests, voting securities or other ownership interests in, or any securities convertible into or exchangeable for MLP Partnership Interests, voting securities or ownership interests in, the MLP or (2) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to MLP Partnership Interests or other equity or voting securities of the MLP, obligating the MLP to issue, transfer or sell any MLP Partnership Interests or other equity or voting securities of the MLP, or any securities convertible into or exchangeable for MLP Partnership Interests or other equity or voting securities of the MLP, or obligating the MLP to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, or other agreement, arrangement or commitment or (C) bonds, debentures, notes or other debt of the MLP that are linked to, or the value of which is in any way based upon or derived from, the value of the MLP or any part thereof, or any dividends or other distributions declared or paid on any MLP Partnership Interests, capital stock of, or other equity or voting interests in, the MLP, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which unitholders of the MLP may vote (the items in the foregoing subclauses (A), (B) and (C) being referred to collectively as “MLP Securities”). Except as required by the terms of the MLP Partnership Agreement in effect as of the date hereof or amended as to the extent permitted by Section 5.1, there are no outstanding obligations of the MLP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any MLP Securities. Each Subsidiary of the MLP is wholly-owned by the MLP.

Section 3.7    SEC Filings.

(a)    The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2018 and 2019, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2018 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2018 (the documents referred to in this Section 3.7(a) being referred to collectively as the “Company SEC Documents”).

The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019 is referred to herein as the “Company 10-K.” The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2020 is referred to herein as the “Company 10-Q.”

(b)    The Company has made available to Parent (i) the annual reports on Form 10-K for the MLP for the fiscal years ended December 31, 2018 and 2019, (ii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the unitholders of the MLP held since December 31, 2018 and (iii) all of the other reports, statements, schedules and registration statements filed by the MLP with the SEC since December 31, 2018 (the documents referred to in this Section 3.7(b) being referred to collectively as the “MLP SEC Documents”). The MLP’s annual report on Form 10-K for its fiscal year ended December 31, 2019 is referred to herein as the “MLP 10-K.” The MLP’s quarterly report on Form 10-Q for the three months ended March 31, 2020 is referred to herein as the “MLP 10-Q.”

(c)    As of its filing date, each Company SEC Document and MLP SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(d)    As of its filing date, each Company SEC Document and MLP SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)    Each registration statement, as amended or supplemented, if applicable, filed by the Company or the MLP since January 1, 2018, pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)    Each of the Company and the MLP has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018.

Section 3.8    Financial Statements. The audited consolidated financial statements of the Company and the MLP (including any related notes and schedules) included in their annual reports on Form 10-K referred to in Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries or the MLP and its consolidated Subsidiaries, as applicable, as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company, as of March 31, 2020, set forth in the Company 10-Q and “Company Balance Sheet Date” means March 31, 2020. For purposes of this Agreement, “MLP Balance Sheet” means the consolidated balance sheet of the MLP, as of March 31, 2020, set forth in the MLP 10-Q.

Section 3.9    Disclosure Documents.

(a)    Neither the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

(b)    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (as defined in Section 4.8(a)) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.10    Controls and Procedures.

(a)    Each of the principal executive officer and the principal financial officer of the Company and the MLP, as applicable (or each former principal executive officer and former principal financial officer of the Company and the MLP, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the MLP SEC Documents, as applicable. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Each of the Company and the MLP has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company and the MLP, as applicable, in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for the Company’s or the MLP’s, as applicable, auditors any material weaknesses in internal controls. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company and of the MLP that have been made in writing from January 1, 2018 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date hereof.

(c)    The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements or the MLP’s financial statements. The Company’s management and the MLP’s management (as applicable), with the participation of the Company’s (or the MLP’s, as applicable) principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such internal controls were effective using the framework specified in the Company 10-K or the MLP 10-K, as applicable.

(d)    No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2018.

(e)    Since January 1, 2018, neither the Company nor any of its Subsidiaries (including the MLP) nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. For purposes of this Agreement, “knowledge” means, with respect to the Company or Parent, the actual knowledge of any individual identified as an executive officer of such party in the Form 10-K filed most recently by such party with the SEC.

Section 3.11    Absence of Certain Changes.

(a)    From the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)    From the Company Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 3.12    No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are material to the Company and its Subsidiaries, taken as a whole, other than:

(a)    liabilities disclosed or provided for in the Company Balance Sheet, the MLP Balance Sheet or the notes thereto;

(b)    liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(c)    liabilities disclosed in the Company SEC Documents or the MLP SEC Documents filed prior to the date of this Agreement;

(d)    liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)    liabilities under this Agreement.

Section 3.13    Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.14    Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a)    (i) all Tax Returns required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws, (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns that have been so filed, and (iii) as of the time of filing, such Tax Returns were true, correct and complete in all respects (other than, in the case of clause (i) or (ii) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet);

(b)    the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof;

(c)    there is no action, suit, proceeding, audit or claim (each, a “Tax Proceeding”) now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;

(d)    neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;

(e)    neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(f)    neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except (i) as the result of the application of Treasury Regulations Section 1.1502-6 (and any comparable provision of the Tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent; (ii) for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries; (iii) as provided in the MLP Partnership Agreement or in any other customary partnership indemnification provisions in any partnership or limited liability company agreement of any Company Subsidiary, or (iv) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);

(g)    neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)    there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries; and

(i)    no claim has been made in writing in the last three years by an authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.11, this Section 3.14, Section 3.15 and in Section 3.27 are the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes.

For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments, each in the nature of a tax, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other similar taxes imposed by any federal, state, local or foreign governmental body, agency, authority or similar entity, each having jurisdiction in matters relating to Tax matters (each, a “Taxing Authority”) and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form, information return, claim for refund or similar statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any attached schedules or amendment thereto.

Section 3.15    Employee Benefit Plans; Employment.

(a)    The Company has provided Parent with a list (set forth in Section 3.15(a) of the Company Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee or former employee of the Company or any Company Subsidiary, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its Subsidiaries and covers any employee or director or former employee or director of the Company or any of its Subsidiaries. The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a “multiemployer plan,” as defined in section 3(37) of ERISA) are referred to collectively herein as the “Company Benefit Plans.”

(b)    The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

(c)    Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(d)    (i) Neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an “ERISA Affiliate”) has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

(e)    All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Company Benefit Plans (“Company Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Neither the Company nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f)    The Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state law).

(g)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable law, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, consultant or officer or trigger any other material obligation pursuant to any Company Benefit Plan, except as expressly provided in this Agreement. Section 3.15(g) of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Parent.

(h)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in, employee participation or coverage under, or any adoption of, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereof for the twelve (12) months ended on the Company Balance Sheet Date.

(i)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all collective bargaining agreements and all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination laws, rules and regulations (collectively, “Anti-Discrimination Laws”). Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor is the Company or any of its Subsidiaries involved in or, to the Company’s knowledge, threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

(j)    Since January 1, 2018, to the knowledge of the Company, (i), no allegations of sexual harassment or other sexual misconduct have been made against any employee of the Company with the title of director, vice president or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any employee of the Company with the title of director, vice president or above. Since January 1, 2018, to the knowledge of the Company, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee of the Company with the title of director, vice president or above.

(k)    No Company Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

Section 3.16    Compliance with Laws. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 2018, violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

Section 3.17    Regulatory Matters.

(a)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2016, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent, or any other person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent or any other person acting on behalf of the Company or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment, or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a governmental body, agency, authority or entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of the Company, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2016 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on since January 1, 2016, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea, the Crimea region of Ukraine or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2016 (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any agents, representatives, or any other person acting on behalf of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d)    For purposes of this Agreement:

(i)    “Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any other applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(ii)    “Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting certain countries, territories, entities or persons. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii)    “Money Laundering Laws” means any law or regulation governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2011, and any applicable money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(iv)    “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (1) or person in clause (2) above.

Section 3.18    Environmental Matters.

(a)    Except as set forth in the Company SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court, governmental body, agency, authority or tribunal against the Company or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws; (iii) (x) the Company and each of its Subsidiaries have obtained and have been and are in compliance with all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental bodies, agencies and authorities required under Environmental Laws for the conduct of their respective businesses as presently conducted (the “Company Environmental Permits”) and (y) all Company Environmental Permits are in full force and effect, and the Company has no written notice or knowledge that such Company Environmental Permits will not be renewed in the ordinary course after the Effective Time. No governmental body, agency or authority has begun, or to the knowledge of the Company, threatened in writing to begin, any action to terminate, cancel or reform any Company Environmental Permit; (iv) to the knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from properties owned or leased by the Company or any Subsidiary that require investigation, control, monitoring, removal or remediation under Environmental Laws; and (v) there has been no environmental investigation, study, audit, review, or other analysis conducted since January 1, 2018 prepared by or for the Company or that are otherwise in the possession, custody or control of the Company or its subsidiaries, addressing potentially material environmental liabilities with respect to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to Parent prior to the date hereof, excluding routine environmental monitoring conducted by the Company in the ordinary course of operations. Except with respect to Section 3.7(d), Section 3.8, Section 3.9, Section 3.11, Section 3.12 and Section 3.21, this

Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including with respect to Hazardous Substances, Company Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

(b)    For purposes of this Section 3.18, the term “Environmental Laws” means federal, state, provincial, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant”, including petroleum product or byproduct, explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment.

Section 3.19    Title to Properties. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and are reasonably expected not to interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of its Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.20    Hydrocarbon Contracts.

(a)    Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Hydrocarbon Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due under the Hydrocarbon Contracts have been properly and timely paid or contested in good faith in the ordinary course of business (other than royalties, rentals or other payments which are being held in suspense by the Company or any of its Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of its Subsidiaries has received written requests or demands for payments, adjustments of payments under the Hydrocarbon Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) neither the Company nor any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (v) to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder. The term “Hydrocarbon Contract” means (A) a material Hydrocarbon production sharing contract (excluding any production sharing contract customarily used in the U.S. for drilling allocation wells), Hydrocarbon lease or license, or other similar agreement or right binding on the Company or any of its Subsidiaries permitting the same to explore for, develop, use, produce, sever, process and operate Hydrocarbon mineral and leasehold interests and associated fixtures or structures for a specified period of time and (B) any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other material Hydrocarbon reserves development contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Company or any of its Subsidiaries is a party. The term “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous or any combination thereof.

(b)    Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Hydrocarbon Contracts as currently being conducted by Company and its Subsidiaries, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Hydrocarbon Contracts.

Section 3.21    Material Contracts.

(a)    Except for this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (excluding any Hydrocarbon Contract (as defined above but disregarding any materiality qualifiers in such definition) that is a lease, easement or other instrument constituting the chain of title to the properties and assets onshore in the United States owned or held by Company or any of its Subsidiaries) (each a “Contract”) that:

(i)    would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)    includes any contingent payment obligations or similar payment obligations (including any “earn-out” obligations) that would require payments to any person (other than the Company, a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of the MLP, Parent, or any Subsidiary of the Parent) arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries of any business which payment obligations would reasonably be expected to result in future payments by the Company or its Subsidiaries that exceed, individually or in the aggregate, $25 million;

(iii)    (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than the Company, a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of the MLP, Parent, or any Subsidiary of the Parent);

(iv)    (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $25 million (excluding any plugging and abandonment, decommissioning and/or asset retirement bonds or guarantees) or (B) is a guarantee by the Company or any of its Subsidiaries of such indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company in excess of $25 million (excluding any plugging and abandonment, decommissioning and/or asset retirement bonds or guarantees);

(v)    grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any person (other than the Company, a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of the MLP) with respect to any asset that is material to the Company; provided that, in each case of (A) and (B), with respect to any Hydrocarbon Contract (as defined above but disregarding any materiality qualifiers in such definition) related to any properties or assets onshore in the United States, only to the extent that such rights would be triggered by the transactions contemplated under this Agreement;

(vi)    was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;

(vii)    limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(viii)    is a material partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 15% or more and has invested or is contractually required to invest capital in excess of $25 million, other than with respect to any wholly-owned Subsidiary of the Company or wholly-owned Subsidiary of the MLP;

(ix)    relates to the acquisition or disposition of any business or assets (other than the purchase and sale or marketing of Hydrocarbons in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has any liability in excess of $25 million in any transaction or series of related transactions;

(x)    (A) is a material joint operating agreement (JOA) with a “Contract Area” greater than 10,000 gross surface acres or (B) creates any material presently unexpired area of mutual interest (AMI) in favor of a person other than the Company, a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of the MLP, Parent, or any Subsidiary of Parent and sets forth an area of mutual interest area of greater than 10,000 gross surface acres; or

(xi)    is a Contract required to be set forth on Section 3.21(a)(xi) of the Company Disclosure Schedules.

(b)    Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Material Contract”. Each Material Contract is a valid and binding obligation of the Company and its Subsidiaries as applicable and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for any Material Contracts filed without redaction as exhibits to the Company SEC Documents or the MLP SEC Documents, a copy of each Material Contract has previously been made available to Parent.

Section 3.22    Intellectual Property.

(a)    Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries possess the valid right to use, license and enforce all patents, patent rights, trademarks, trade names, trade dress, service marks, Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, “Intellectual Property”) that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”); (ii) to the knowledge of the Company, since January 1, 2018, the conduct of the business of the Company and its Subsidiaries and use of the Company Intellectual Property does not and has not infringed upon or otherwise violated any Intellectual Property rights of any other Person; (iii) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and its Subsidiaries in the Company Intellectual Property; (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Intellectual Property; (v) to the knowledge of the Company, no Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property; and (vi) the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in Company Intellectual Property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2018, experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have complied in all material respects with all applicable laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable law and that is regulated by such applicable law (collectively, “Personal Data”) and neither the Company nor any of its Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable law or the Privacy Policies.

Section 3.23    Confidentiality and Other Agreements. None of the confidentiality agreements or standstill agreements the Company has entered into with any third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on Parent or any of its Subsidiaries, including, after the Effective Time, the Company or any of its Subsidiaries.

Section 3.24    Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Merger as a result of being engaged by the Company or any Subsidiary or affiliate of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 3.25    Opinions of Financial Advisor. The Company has received the opinion of the Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Merger to the holders of the shares of Company Common Stock is fair, from a financial view, to such holders.

Section 3.26    Takeover Statutes. The Board of Directors of the Company has taken the necessary action to render Section 203 of the DGCL, any other potentially applicable antitakeover or similar statute or regulation and the provisions of Article TWELFTH of the Company Charter inapplicable to this Agreement and the transactions contemplated hereby.

Section 3.27    Reorganization. The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.28    Certain Agreements. The Company makes the representations and warranties set forth in Section 3.28 of the Company Disclosure Schedules.

Section 3.29    No Additional Representations.

(a)    Except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Subsidiary in Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that, except as disclosed (i) in the Parent SEC Documents (as hereinafter defined) filed or furnished prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein but excluding any disclosures in such Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1    Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Parent Material Adverse Effect: (A) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Parent and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 4.4 (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which the Company has requested in writing, (G) changes in applicable law, regulation or governmental policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of Parent’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Parent Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), solely to the extent the impact on Parent and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other oil and gas companies that conduct business in the countries and regions in the world in which the Company and its Subsidiaries conduct business, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect. Merger Subsidiary is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Subsidiary has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered to the Company true and complete copies of Parent’s and Merger Subsidiary’s certificate of incorporation and by-laws as currently in effect.

Section 4.2    Corporate Authorization.

(a)    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to Creditors’ Rights. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)    The Board of Directors of Parent, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the issuance of Parent Common Stock pursuant to this Agreement and the other Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) approved and declared advisable this Agreement and the Transactions.

(c)    The Board of Directors of Merger Subsidiary has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) submitted this Agreement to Parent, as sole stockholder of Merger Subsidiary, for adoption thereby and recommended that Parent approve and adopt this Agreement and the Transactions.

Section 4.3    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, (g) (if any) filings required to be made with the FCC and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.4    Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable law or the rules of the NYSE to effect the transactions contemplated by this Agreement. To Parent’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Parent or Merger Subsidiary of the Merger and the Transactions.

Section 4.5    Capitalization. The authorized capital stock of Parent consists of 6,000,000,000 shares of Parent Common Stock, and 100,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on July 15, 2020 (the “Parent Measurement Date”), there were outstanding (i) 1,867,288,403 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock and (iii) no other shares of capital stock or other voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on the Parent Measurement Date, there were outstanding (A) options to purchase 90,479,595 shares of Parent Common Stock and (B) other stock-settled equity-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 563,867.03 shares of Parent Common Stock. Except as set forth in this Section 4.5 and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Parent, and (b) except for securities issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, (1) no options, warrants or other rights to acquire from Parent any capital stock or voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent, (2) no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of Parent, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock or voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Parent Securities”). Except as required by the terms of any employee or director options or other stock based awards, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

Section 4.6    SEC Filings.

(a)    Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2018 and 2019, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2018 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2018 (the documents referred to in this Section 4.6(a) being referred to collectively as the “Parent SEC Documents”). Parent’s annual report on Form 10-K for its fiscal year ended December 31, 2019 is referred to herein as the “Parent 10-K.”

(b)    As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c)    As of its filing date, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each registration statement, as amended or supplemented, if applicable, filed by Parent since January 1, 2018 pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    Parent has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2018.

Section 4.7    Financial Statements. The audited consolidated financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K referred to in Section 4.6 present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent, as of March 31, 2020, set forth in the Parent 10-Q and “Parent Balance Sheet Date” means March 31, 2020.

Section 4.8    Disclosure Documents.

(a)    The Registration Statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)    Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 4.8 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

(c)    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9    Controls and Procedures.

(a)    Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Parent has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Parent’s auditors any material weaknesses in internal controls. Parent has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2018 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

(c)    Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent’s financial statements. Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such internal controls were effective using the framework specified in the Parent 10-K.

(d)    No personal loan or other extension of credit by Parent or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2018.

(e)    Since January 1, 2018, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 4.10    Absence of Certain Changes.

(a)    From the Parent Balance Sheet Date to the date hereof, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)    From the Parent Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.11    No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are material to the Parent and its Subsidiaries, taken as a whole, other than:

(a)    liabilities disclosed or provided for in the Parent Balance Sheet or the notes thereto;

(b)    liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect;

(c)    liabilities disclosed in the Parent SEC Documents filed prior to the date of this Agreement;

(d)    liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)    liabilities under this Agreement.

Section 4.12    Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.13    Compliance with Laws. To Parent’s knowledge, neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 2018 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.14    Capitalization of Merger Subsidiary.

(a)    The authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.15    Reorganization. Parent has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16    Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Subsidiary) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record.

Section 4.17    Certain Agreements. Parent makes the representations and warranties set forth in Section 4.17 of the Parent Disclosure Schedules.

Section 4.18    No Additional Representations.

(a)    Except for the representations and warranties made in this Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Subsidiary expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Subsidiary or any of their respective representatives. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary acknowledge that, except as expressly provided in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Subsidiary or any of their respective representatives.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.1    Conduct of the Company. From the date of this Agreement until the Effective Time, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or as set forth in Section 5.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall conduct their business (x) in the ordinary course consistent with past practice; provided, that this Section 5.1(x) shall not prohibit the Company and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (A) changes or developments resulting from (1) changes in commodity prices or (2) the COVID-19 pandemic or (B) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Company to take commercially reasonable actions outside of the ordinary course consistent with past practice and (y) in a manner not involving the entry by the Company or its Subsidiaries into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date hereof, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or as set forth in Section 5.1 of the Company Disclosure Schedules, from the date hereof until the Effective Time:

(a)    the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

(b)    the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c)    the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than issuances (i) pursuant to the exercise of convertible securities outstanding on the date hereof or (ii) pursuant to stock based awards or options that are outstanding on the date hereof and reflected in Section 3.5;

(d)    the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (A) regular quarterly cash dividends or distributions payable by the Company or such Subsidiary consistent with past practice, which, (1) in the case of the Company, will not exceed $0.02 per share of Company Common Stock per fiscal quarter, and (2) in the case of the MLP, will not include any special dividend, or (B) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; provided, however, that the Company shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(e)    the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of its capital stock or any securities outstanding on the date hereof or (y) required by or in connection with the respective terms, as of the date hereof, of any Company Benefit Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.4;

(f)    the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase shares of Company Common Stock or of any outstanding awards of restricted stock, stock units or stock appreciation rights (which, it is understood, will not limit the administration of the relevant plans governing such awards in accordance with past practices and interpretations of the Company’s Board of Directors and the Company’s Compensation Committee to the extent consistent with Section 7.4);

(g)    the Company will not, and will not permit any Subsidiary of the Company (other than the MLP) to, make or authorize any capital expenditures except in amounts that are not in excess of 110% of the individual line items of the capital budget set forth in Section 5.1(g) of the Company Disclosure Schedules (the “Capital Budget”); provided, however, the MLP shall not make or authorize capital expenditures outside the ordinary course of business consistent with past practice;

(h)    the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any Company Benefit Plan existing on the date hereof, (2) (i) enter into, (ii) adopt or (iii) extend or renew (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement except as required by applicable law or the terms of an agreement or arrangement existing on the date hereof, (3) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative; (4) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers; or (5) terminate any employee with a title of vice president or above, other than a termination for “cause”, or hire any employee with a title of vice president or above (unless required to replace an employee who has terminated his or her employment voluntarily or whose employment has terminated as permitted herein);

(i)    the Company will not, and will not permit any of its Subsidiaries to, acquire (for cash or other assets) or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (ii) any other assets (including E&P Assets), except, in the case of this clause (ii), the Company and its Subsidiaries shall be permitted to acquire (x) E&P Assets in accordance with Section 5.1(i) of the Company Disclosure Schedules in the ordinary course of business consistent with past practice (and in no event shall it engage in any such acquisitions in an amount exceeding $25 million in the aggregate) or (y) any non-E&P Assets acquired in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term “E&P Assets” means land and mineral interests or rights therein used for the exploration, development and production of Hydrocarbons;

(j)    except as expressly permitted by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company) except (i) pursuant to existing contracts or commitments or (ii) except in the ordinary course of business consistent with past practice (and in no event shall it engage in any such disposals in an amount exceeding $25 million in the aggregate) and excluding, for the avoidance of doubt, the sale of crude oil and products or other Hydrocarbons in the ordinary course of business consistent with past practice; provided, that, in no event will the Company, directly or indirectly, sell, lease, license, encumber (including by grant of any option thereon) or otherwise dispose of any equity interest in the MLP;

(k)    the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof, (ii) additional borrowings under that certain Credit Agreement, dated as of October 14, 2011, among the Company, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent (as amended from time to time, the “Company Credit Agreement”) or other existing credit facilities of the Company’s Subsidiaries, in each case in accordance with the terms thereof or (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (ii) and (iii) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage) or (B) does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, or (y) subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not otherwise subject under the terms of any indebtedness outstanding as of the date hereof);

(l)    the Company will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement, other than (x) as otherwise expressly contemplated by this Agreement and (y) for purposes of this clause (ii) in the ordinary course of business, consistent with past practice (but excluding any Contract of the type set forth in Section 3.21(a)(iii), Section 3.21(a)(v) or Section 3.21(a)(x)(B));

(m)    the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, (x) in any such case (A) in an amount in excess of $5 million or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $15 million; provided, however, that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 7.14;

(n)    except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law, the Company will not, and will not permit any Subsidiary of the Company to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(o)    the Company will not, and will not permit any Subsidiary of the Company to, (i) enter into any joint venture, partnership, participation or other similar arrangement or (ii) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments) except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(p)    the Company will not, and will not permit any of its Subsidiaries to, take any action which would limit Parent’s or the Company’s freedom to license, cross-license or otherwise dispose of any Company Intellectual Property;

(q)    except as required by law, the Company will not, and will not permit any of its Subsidiaries to, (i) make, revoke or amend any material election relating to Taxes, including an election under Section 965(h) of the Code, or change any of its Tax accounting or procedures currently in effect, (ii) settle any Tax Proceeding or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole;

(r)    except as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits in any material respect the ability of the Company or any Subsidiary of the Company, or would (or would reasonably be expected to) limit in any material respect the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(s)    the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions;

(t)    the Company will not, and will not permit any of its Subsidiaries (other than the MLP and its Subsidiaries) to, enter into, with respect to hedges pertaining to fiscal year 2020 or fiscal year 2021, any new interest rate hedges or any new commodity hedges except in accordance with the Company’s Board of Director’s approved existing hedging authorization set forth in Section 5.1 of the Company Disclosure Schedules;

(u)    the Company will not, and will not permit any of its Subsidiaries to, incur any third party capital commitment in respect of any non-consented AFEs in excess of $5 million without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed; and

(v)    the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the obligations of the Company and its Subsidiaries under this Section 5.1 to take an action or not to take an action (i) shall not apply to the marketing and sale of Hydrocarbons in the ordinary course of business consistent with past practice and (ii) shall only apply (A) to the extent permitted by the organizational documents of the MLP and its Subsidiaries, (B) to the extent the Company is authorized and empowered to bind the MLP and its Subsidiaries or has the direct or indirect contractual or other legal authority to cause the MLP and its Subsidiaries to take such action or not take such action, as applicable, and (C) to the extent such action or inaction would not breach any contractual or other duty to the MLP or any of its equity holders.

Section 5.2    Company Stockholder Meeting; Proxy Material.

(a)    Except as permitted by Section 5.2(b) below, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the Merger or the Company Recommendation (as defined in Section 5.2(f) below) (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any failure by the Company to include the Company Recommendation in the Company Proxy Statement.

(b)

(i)    The Board of Directors of the Company shall be permitted, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of this Section 5.2 or Section 7.8, to not make the Company Recommendation, or to withdraw or modify in a manner adverse to Parent the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 9.1(f), in each case, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that making the Company Recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (a “Superior Proposal Notice”), including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Parent such a notice with respect to any subsequent change in such proposal) and the Company has given Parent at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of three (3) Business Days); and (D) the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.8(b)) at the end of such Superior Proposal Match Period after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent in a manner that would form a binding contract if accepted by the Company after being notified pursuant to this Section 5.2(b)(i).

(ii)    The Board of Directors of the Company shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to not make the Company Recommendation or to withdraw or modify in a manner adverse to Parent the Company Recommendation, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel, that making the Company Recommendation or failing to so withdraw or modify the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (an “Intervening Event Notice”), which notice will describe the Intervening Event in reasonable detail, and the Company has given Parent at least five (5) Business Days (as modified, extended or continued by this Section 5.2(b)(ii), the “Intervening Event Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Intervening Event Match Period of three (3) Business Days); and (D) Parent does not make, within the Intervening Event Match Period, a proposal in a manner that would form a binding contract if accepted by the Company that the Board of Directors of the Company determines in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Company Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Company’s Board of Directors, or if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) any change in the price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(iii)    Notwithstanding (i) any Change in the Company Recommendation, or (ii) the making of any Acquisition Proposal, until termination of this Agreement (A) in no event shall the Company or any of its Subsidiaries (1) enter into, or approve or recommend, or, except as set forth in Section 5.2(b), propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an Acquisition Proposal (other than a confidentiality agreement as and to the extent permitted to be entered into in accordance with Section 7.8), (2) except as required by applicable law or Section 7.5, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or (3) seek any third-party consents in connection with any transactions contemplated by any Acquisition Proposal and (B) the Company shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Section 9.1, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c)    As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Company Proxy Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Form S-4 and the Company Proxy Statement will contain such information and disclosure reasonably requested by either Parent or the Company so that the Form S-4 conforms in form and substance to the requirements of the Securities Act and the Company Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

(d)    If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by Company for inclusion in the Form S-4 or the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Form S-4 or the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

(e)    Each of the Company and Parent shall (i) promptly notify the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Form S-4 and the Company Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Company Proxy Statement as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

(f)    Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, and the Board of Directors of the Company shall recommend to the Company’s stockholders the adoption of this Agreement (the “Company Recommendation”) and shall include such recommendation in the Company Proxy Statement; provided, however, that the Board of Directors of the Company may fail to make such Company Recommendation or make a Change in the Company Recommendation if permitted by, and in accordance with, Section 5.2(b). Without limiting the generality of the foregoing, but subject to Section 5.2(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 9.1, the Company agrees that its obligations pursuant to the first two sentences of this Section 5.2(f) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 5.2(b)) to obtain the Company Stockholder Approval. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Company Proxy Statement the distribution of which the Board of Directors of the Company has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (B) for an absence of a quorum. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days and in no event may the Company postpone the Company Stockholder Meeting without the written consent of Parent if doing so would require the setting of a new record date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

Section 5.3    Resignation of Company Directors. In order to fulfill the requirements of Section 1.3, the Company shall (a) cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Subsidiary immediately prior to the Effective Time.

Section 5.4    Employee Matters. Following the date of this Agreement, to the extent applicable, the Company shall provide Parent with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of this Agreement and the Closing Date.

Section 5.5    Other Actions. Subject to and in accordance with the provisions of Article VII, the Company and Parent shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

ARTICLE VI

COVENANTS OF PARENT

Parent agrees that:

Section 6.1    Conduct of Parent. From the date of this Agreement until the Effective Time, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or as set forth in Section 6.1 of the Parent Disclosure Schedules, Parent and its Subsidiaries shall conduct their business in a manner not involving the entry by Parent or its Subsidiaries into lines of businesses that are materially different from the lines of businesses of Parent and its Subsidiaries on the date hereof. Without limiting the generality of the foregoing, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law, or as set forth in Section 6.1 of the Parent Disclosure Schedules, from the date hereof until the Effective Time, Parent shall not, nor shall Parent permit any of its Subsidiaries to:

(a)    adopt or propose any change in the certificate of incorporation or by-laws of Parent;

(b)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent;

(c)    (i) split, combine, subdivide or reclassify Parent’s outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Parent’s capital stock other than regular quarterly cash dividends payable by Parent consistent with past practice, and in any case not including any special dividend; provided, however, that Parent shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(d)    acquire (or agree to acquire) any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions; or

(e)    agree or commit to do any of the foregoing.

Section 6.2    Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.3    Director and Officer Liability.

(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, other than the MLP and its Subsidiaries, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or of such Subsidiary, as applicable, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual claim (including a claim of a violation of applicable law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent shall cause the Surviving Corporation or such Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.3(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.3(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, an Indemnified Person shall only be entitled to the rights provided in this Section 6.3 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(b)    Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation or its Subsidiaries other than the MLP and its Subsidiaries (and Parent shall not authorize or consent to any such amendment, repeal or other modification of the organizational documents of the MLP or any of its Subsidiaries) in any manner that would adversely affect the rights thereunder or under the organizational documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable law. Parent shall cause the Surviving Corporation and its Subsidiaries other than the MLP and its Subsidiaries to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of such Subsidiaries and any of its or their directors, officers or employees existing immediately prior to the Effective Time.

(c)    To the fullest extent permitted under applicable law, Parent shall cause the Surviving Corporation and each of its Subsidiaries (other than the MLP and its Subsidiaries) to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.3, relating to the enforcement of such Indemnified Person’s rights under this Section 6.3; provided, that, any such Indemnified Person shall only be entitled to the rights provided in this Section 6.3(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(d)    Parent shall cause the Surviving Corporation to put in place, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend more than the amount set forth on Section 6.3 of the Company Disclosure Schedule (the “Cap Amount”) for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is reasonably available for the Cap Amount.

(e)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.3. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.3. The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, the parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.3, and their heirs and representatives.

Section 6.4    Form S-4. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the SEC under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC a sufficient time prior to the Company Stockholder Meeting to allow the Company to mail the Company Proxy Statement to the Company stockholders, as required by the rules and regulations of the SEC, prior to the Company Stockholder Meeting. Parent shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

Section 6.5    Stock Exchange Listing. Parent shall take all necessary action to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

Section 6.6    Employee Benefits.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, subject to Section 6.6(b) hereof, under the Company Benefit Plans, each as in effect on the date hereof (or as amended to the extent permitted by Section 5.1), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event) exist in respect thereof as of the Effective Time. Parent and the Company hereby agree that, notwithstanding anything to the contrary in this Agreement, the consummation of the Merger shall constitute a “Change in Control” for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.6(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.6(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b)    For a period of one (1) year following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and the Company Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, compensation and employee benefits (i) pursuant to the Company’s or the Company Subsidiaries’ compensation (including, for the avoidance of doubt, equity incentive compensation; provided that Parent may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees of Parent and its Subsidiaries from time to time after the Effective Time. Notwithstanding the foregoing, the terms and conditions of employment for any Affected Employees who are covered by a collective bargaining agreement, works council agreement, or other contract or agreement with any labor union, works council or other employee representative organization shall be governed by such contract or agreement and the foregoing provisions of this Section 6.6(b) or the provisions of Section 6.6(a), Section 6.6(c) or Section 6.6(d) shall be inapplicable thereto.

(c)    Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension or post-employment or retiree health or welfare plan that, in each case, is not a Company Benefit Plan) under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

(d)    Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) for the year in which the Effective Time occurs, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(e)    Prior to a Change of Control (as defined in the Trust Agreement), the Company shall adopt resolutions and take all such corporate action as is necessary to amend the Noble Energy, Inc. Restoration Trust (the “Trust”) agreement (the “Trust Agreement”) to eliminate the Company’s requirement under Section 1(f) of the Trust Agreement to fund the Trust following any such Change of Control, and such amendment shall be effective no later than the day immediately prior to such Change of Control. The Company shall provide Parent with evidence that such Trust Agreement has been amended and the form and substance of such documentation shall be subject to the reasonable approval of Parent.

(f)    If requested by the Parent in writing delivered to the Company not less than five Business Days prior to the Closing Date, the Company and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, the form of such termination documents shall be subject to the reasonable approval of Parent. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Affected Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries as soon as reasonably practicable following the Closing Date, and such Affected Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(g)    For purposes of determining the number of vacation days and other paid time off to which each Affected Employee is entitled during the calendar year in which the Effective Time occurs, Parent or one of its Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Affected Employee as of immediately prior to the Effective Time for the calendar year in which the Effective Time occurs.

(h)    Nothing contained in this Section 6.6, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their Subsidiaries, or any of their respective affiliates or (iv) limit the right of Parent or the Company (or any of their Subsidiaries or their respective affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

(i)    As soon as practicable after the date of this Agreement, the Company shall have reasonably cooperated with Parent to provide to Parent such information reasonably requested by Parent to enable Parent to calculate the impact of Sections 280G and 4999 of the Code with respect to the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

(j)    Following the date of this Agreement, to the extent applicable, the Company shall provide Parent with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of this Agreement and the Closing Date.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 7.1    Reasonable Best Efforts.

(a)    Subject to Sections 5.2, 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall submit the notifications required under the HSR Act relating to the Merger within ten (10) Business Days of the date of this Agreement and shall prepare and file such other materials as may be required under any other applicable Antitrust Laws with respect to the Merger in the jurisdictions set forth on Section 7.1 of the Company Disclosure Schedules as promptly as practicable. Prior to Closing, and subject to applicable laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Merger. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or written materials submitted to, any third party and/or any governmental agency, body, authority or entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any governmental agency, body, authority or entity regarding the Merger, and provide the other party with the opportunity to participate in any meeting with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby; provided that notwithstanding anything to the contrary in this Section 7.1, Parent shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary antitrust clearance, consents or approvals (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any governmental agency, body, authority or entity or other party in connection with antitrust matters with respect to any Antitrust Law, and shall do so in a manner reasonably designed to obtain any such clearance, consents or approvals prior to the End Date; but provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement. If either party receives a request for additional information or documentary material from any governmental agency, body, authority or entity with respect to the Merger, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable laws or any request made by any applicable governmental agency, body, authority or entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such governmental agency, body, authority or entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such governmental agency, body, authority or entity; provided that materials provided pursuant to this Section 7.1(a) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(b)    Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c), as applicable:

(i)    each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)    each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the Merger (collectively, “Antitrust Laws”) so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries shall, without Parent’s prior written consent, sell, divest, or dispose of any assets, license of any Company Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Company and the Company’s Subsidiaries or any license of Company Intellectual Property or take any other action or commit to take any action that would limit the Company’s, Parent’s or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Company Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(c)    Notwithstanding anything else contained herein, neither the provisions of this Section 7.1 nor any other provision of this Agreement shall be construed to require Parent or any of Parent’s Subsidiaries to undertake (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake) any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean changes or effects which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a Company Material Adverse Effect, at or after the Effective Time; provided that any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries, taken together with all other actions taken pursuant to this Section 7.1, would be reasonably likely, in the aggregate, to have a Company Material Adverse Effect, at or after the Effective Time.

Section 7.2    Certain Filings. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, authority or official is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3    Access to Information. From the date of this Agreement until the Effective Time, to the extent permitted by applicable law, the Company and Parent will, during normal business hours and upon reasonable request, (a) give the other party and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, (b) furnish to the other party and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to reasonably cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that such investigation shall not disrupt the Company’s or Parent’s operations; and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, neither the Company, on the one hand, nor Parent, on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with any third Person. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of June 20, 2020 between Parent and the Company (the “Confidentiality Agreement”). Without limiting the foregoing, from the date of the Agreement to the Effective Time, the Company shall, subject to the terms and limitations of this Section 7.3, cooperate in good faith to provide Parent as promptly as practicable with the information described in Section 7.3 of the Company Disclosure Schedules.

Section 7.4    Tax Treatment.

(a)    Neither Parent nor the Company shall, nor shall they permit their Subsidiaries to, take any action, or cause any action to be taken, which action would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”); and, Parent and the Company intend to report the Merger for U.S federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, that none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Parent and the Company will use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of any opinion relating to the Reorganization Treatment including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(c)    Each of Parent and the Company will except with respect to any item included in Section 3.27 of the Company Disclosure Schedules or Section 4.15 of the Parent Disclosure Schedules, notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify for the Reorganization Treatment.

Section 7.5    Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 7.5 or any communication plan or strategy previously agreed to by Parent and the Company. Notwithstanding the foregoing, the Company shall not be required by any provision in this Agreement (other than as required by Section 5.2) to consult with or obtain the prior consent of Parent or Merger Sub with respect to a public announcement or press release issued in connection with a Change in Company Recommendation. For the avoidance of doubt, nothing in this Section 7.5 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby.

Section 7.6    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.7    Notices of Certain Events.

(a)    Each of the Company and Parent shall promptly notify the other party of:

(i)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)    any notice or other written communication from any governmental agency, body, authority or entity in connection with the transactions contemplated by this Agreement; and

(iii)    any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.8    No Solicitation.

(a)    The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, Article TWELFTH of the Company

Charter or Section 203 of the DGCL) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 7.8), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to the Company’s knowledge is considering making, any Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company’s Board of Directors reaffirms the Company Recommendation in such disclosure. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 7.8(b), prior to (but not after) the date of the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person making a bona fide, written Acquisition Proposal to the Board of Directors of the Company after the date hereof which was not obtained as a result of a breach of Section 5.2 or this Section 7.8 and (B) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Board of Directors of the Company concludes in good faith, after (x) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (y) taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b), that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and (2) (x) the Company receives from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (i) no less favorable to the Company and (ii) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement and (y) any information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person. The Board of Directors of the Company shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action.

(b)    In the event that on or after the date of this Agreement the Company receives an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or has informed the Company it is considering making, an Acquisition Proposal, the Company will (A) promptly (and in no event later than twenty-four (24) hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof, (B) keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request and (C) as promptly as practicable (but in no event later than twenty-four (24) hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (whether or not electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto and without prior notice to Parent disclosing the party and the circumstances, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Board of Directors of the Company on a confidential basis. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock or the Company’s and its Subsidiaries’ assets on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b)) (i) is more favorable to the Company’s stockholders than the Merger and the Transactions and (ii) constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

(c)    The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.8.

Section 7.9    Takeover Statutes. If (a) the restrictions on business combinations set forth in Article TWELFTH of the Company Charter or (b) any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such restriction, statute or regulation on the transactions contemplated hereby.

Section 7.10    Section 16(b). Each of Parent and the Company shall take all such steps as may be reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11    Coordination of Quarterly Dividends. Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Company Common Stock and the Parent Common Stock that such holders receive in exchange therefor in the Merger. In addition, and without limiting the requirements of the previous sentence, the Company shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be no later than five (5) Business Days following the one year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Parent’s quarterly dividend has been declared and is a date prior to the Effective Time, then such quarterly dividend declaration date and record date of the Company shall occur no later than such date as is necessary to ensure that holders of Company Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 7.11.

Section 7.12    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE or Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 7.13    Treatment of Company Indebtedness. The Company and Parent shall cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Company Credit Agreement or any of the Company’s outstanding debt securities in connection with the Merger; provided that (i) none of the Company, its Subsidiaries or their representatives shall be required to execute or deliver, or agree to any change or modification of, any agreement that is effective prior to the Closing or that would be effective if the Closing does not occur, or deliver or cause to be delivered any opinion of counsel in connection therewith and (ii) Parent shall provide a customary indemnity in connection therewith. Without limiting the foregoing, the Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use commercially reasonable efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Company Credit Agreement (the “Subject Indebtedness”) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date.

Section 7.14    Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigations, arbitrations or other similar action (including derivative claims) commencing against their respective directors or officers relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”) and shall keep each other informed regarding any Transaction Litigation. The Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall give each other’s advice with respect to such Transaction Litigation reasonable consideration. None of the Company, Parent or any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.15    Other Agreements. Each of Parent and the Company agree to the provisions of Section 7.15 of the Company Disclosure Schedules.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

(a)    this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b)    (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) any applicable waiting period, clearance or affirmative approval of a Governmental Authority set forth on Section 8.1(b) of the Parent Disclosure Schedules has been obtained and any mandatory waiting period related thereto has expired;

(c)    no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

(d)    the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e)    the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2    Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)

(i)    The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date; and

(ii)    (A) the representations and warranties of the Company set forth in Section 3.11(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of the Company set forth in the first three sentences of Section 3.5 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of the Company set forth in (1) Section 3.5 (other than the first three sentences thereof), (2) the first two sentences of Section 3.6(c) and (3) Section 3.28 shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) in all material respects at and as of the Closing Date as though made at and as of the Closing Date, (D) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable) only as of such date or period. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

(b)    Parent shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) have been satisfied.

Section 8.3    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)    (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Parent and Merger Subsidiary set forth in Section 4.10(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of Parent and Merger Subsidiary set forth in the first three sentences of Section 4.6 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of Parent and Merger Subsidiary set forth in the last sentence of Section 4.5, Section 4.6 (other than the first three sentences thereof) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date and (D) the other representations and warranties of Parent and Merger Subsidiary set forth in Article IV of this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable) only as of such date or period.

(b)    The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 8.3(a)(i) and Section 8.3(a)(ii) have been satisfied.

Section 8.4    Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Merger has not been consummated by January 20, 2021 (the “End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 8.1(b) and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by law) waived, the End Date will be April 20, 2021; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

(ii)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c)    by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 7.1 hereof has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

(d)    by Parent, prior to receipt of the Company Stockholder Approval, if there shall have been a Change in the Company Recommendation, whether or not permitted by the terms hereof (or the Board of Directors of the Company or any committee thereof shall resolve to effect a Change in the Company Recommendation);

(e)    by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a)(i) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(f)    by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal provided that (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 5.2 or Section 7.8, (ii) the Company has complied with Section 5.2(b)(i) with respect to such Superior Proposal, (iii) concurrently with, and as a condition to, any such termination the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 10.5 and (iv) the Board of Directors of the Company has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4 and Section 10.5 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material and intentional breach by that party of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, email or similar writing) and shall be given,

if to Parent or Merger Subsidiary, to:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention:	Mary A. Francis, Corporate Secretary and Chief
Governance Officer
Facsimile:	(925) 842-6047
Email:	MFrancis@chevron.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Scott A. Barshay
Steven J. Williams
Kyle T. Seifried
Facsimile:	(212) 492-0040
Email:	sbarshay@paulweiss.com

swilliams@paulweiss.com
kseifried@paulweiss.com

if to the Company, to:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Attention:	Rachel G. Clingman
Senior Vice President & General Counsel
Facsimile:	(281) 872-3112
Email: Rachel.Clingman@nblenergy.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:	Stephen M. Gill
Douglas E. McWilliams

Facsimile:	(713) 615-5956
Email:	sgill@velaw.com
dmcwilliams@velaw.com

or such other address, email or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email specified in this

Section 10.1 and, in the case of a facsimile, the appropriate facsimile confirmation is received and, in the case of an email, (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.1 or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2    Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or any termination of this Agreement.

Section 10.3    Amendments; No Waivers.

(a)    Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any term of the certificate of incorporation of Parent.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4    Expenses. Except as otherwise specified in Section 10.5 or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with printing, mailing and filing the Registration Statement, all filing fees paid in respect of the filings under the HSR Act in connection with the Merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken pursuant to Section 7.13 or in connection with any financing to be obtained by Parent relating to the repayment or refinancing of any outstanding indebtedness of the Company shall in each case be borne by Parent.

Section 10.5    Company Termination Fee. If:

(i)    Parent shall terminate this Agreement pursuant to Section 9.1(d);

(ii)    (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and the Company Stockholder Approval shall not theretofore have been obtained or (C) this Agreement is terminated by Parent pursuant to Section 9.1(e) and the Company Stockholder Approval shall not theretofore have been obtained, and after the date hereof but on or before the date of any such termination an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Company Stockholder Meeting (in the case of a termination contemplated by clause (ii)(A)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (ii)(B) or (ii)(C)); or

(iii)    the Company shall terminate this Agreement pursuant to Section 9.1(f);

then in any case as described in clause (i), (ii) or (iii) the Company shall pay (or cause to be paid) to Parent (by wire transfer of immediately available funds), (x) in the case described in clause (i) or (iii), $176,295,000 (the “Termination Fee”) not later than the date of termination of this Agreement and (y) in the case described in clause (ii), the Company shall pay (or cause to be paid) an amount equal to the Termination Fee not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by the Company providing for any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within twelve (12) months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%. The Company acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 10.5 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 10.5, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

Section 10.6    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 10.7    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

Section 10.8    Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 10.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

Section 10.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except for the provisions of (a) Articles II and III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration or the rights of the former holders of Company Stock Options, Company RSU Awards, Company RS Awards and Company PS Awards to receive the amounts payable pursuant to Section 1.5), and (b) Section 5.3 of the Company Disclosure Schedules and Section 6.3 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.12    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.14    Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Secretary of State of the State of Delaware is authorized or required by law to be closed or (iii) any day on which the SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract referred to herein means such contract, instrument or law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a person are also to its permitted successors and assigns. The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to the calendar day immediately preceding the date hereof, posted to the data site maintained by the disclosing party or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2017 and prior to the date that was the calendar day prior to the execution of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chief Executive Officer

CHELSEA MERGER SUB INC.

By:	/s/ Jeff B. Gustavson
Name:	Jeff B. Gustavson
Title:	President

[Signature Page to Agreement and Plan of Merger]

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
Name:	David L. Stover
Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

July 20, 2020

The Board of Directors

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

United States

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Noble Energy, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Chevron Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of July 20, 2020 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Chelsea Merger Sub Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock that are owned by the Acquiror, Merger Sub or the Company or any of their respective direct or indirect wholly-owned subsidiaries, will be converted into the right to receive 0.1191 shares (the “Consideration”) of the Acquiror’s common stock, par value $0.75 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s credit facilities which closed in March 2018 and joint lead bookrunner on the Acquiror’s offering of debt securities which closed in May 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

NOBLE ENERGY, INC. ATTN: CORPORATE SECRETARY 1001 NOBLE ENERGY WAY HOUSTON, TX 77070

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on October 1, 2020 for shares held directly and until 11:59 p.m., Eastern Time, on September 29, 2020 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NBL2020SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m., Eastern Time, on October 1, 2020 for shares held directly and until 11:59 p.m., Eastern Time, on September 29, 2020 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21951-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.	For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated as of July 20, 2020 (as may be amended from time to time, the “merger agreement”), by and among Chevron Corporation, Chelsea Merger Sub Inc. and Noble Energy, Inc. (“Noble Energy”).

	☐	☐	☐

2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Noble Energy’s named executive officers that is based on or otherwise related to the merger.	☐	☐	☐

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement/Prospectus are available at: www.proxyvote.com.

i FOLD AND DETACH HERE i
D21952-TBD

NOBLE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL

MEETING OF STOCKHOLDERS

The undersigned hereby appoint(s) David L. Stover and Kenneth M. Fisher, and either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this proxy, all of the shares of common stock of Noble Energy, Inc. that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., Central Time, on October 2, 2020 virtually at www.virtualshareholdermeeting.com/NBL2020SM, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS. BY EXECUTING THIS PROXY, THE UNDERSIGNED STOCKHOLDER(S) AUTHORIZE(S) THE PROXIES TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)